Exhibit 10.1

SECOND AMENDMENT AND CONSENT TO
LOAN AND SECURITY AGREEMENT

This Second Amendment and Consent to Loan and Security Agreement (this “Amendment”) is entered into this 27th day of May, 2020, by and among: (a) SILICON VALLEY BANK (“Bank”) and (b) (i) SYNACOR, INC., a Delaware corporation (“Synacor”), (ii) NTV INTERNET HOLDINGS, LLC, a Delaware limited liability company (“NTV”), and (iii) SYNC HOLDINGS, LLC, a Delaware limited liability company (“Sync”, and together with Synacor and NTV, individually and collectively, jointly and severally, the “Borrower”).

RECITALS

A.Bank and Borrower have entered into that certain Loan and Security Agreement dated as of August 7, 2019, as amended by that certain First Amendment to Loan and Security Agreement dated as of April 30, 2020 by and between Borrower and Bank (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B.Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C.Borrower has requested that Bank amend the Loan Agreement to make certain revisions to the Loan Agreement as more fully set forth herein.

D.Borrower has notified Bank that Borrower has entered into an Agreement and Plan of Merger and Reorganization dated as of February 11, 2020 in substantially the form attached hereto as Schedule 1 (the “Merger Agreement”), pursuant to which, (a) Borrower shall form a new wholly-owned Subsidiary, Quantum Merger Sub I, Inc., a Minnesota corporation (“Merger Sub”), and (b) Merger Sub shall merge with and into Qumu Corporation, a Minnesota corporation (“Qumu”), which shall result in, among other things, Qumu being a surviving corporation and a wholly-owned Subsidiary of Borrower ((a) and (b), and the other transactions contemplated by the Merger Agreement, collectively, the “Qumu Acquisition”).

E.Borrower has requested that Bank consent to the Qumu Acquisition.

F.Bank has agreed to so amend certain provisions of the Loan Agreement and consent to the Qumu Acquisition, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.
2.Amendments to Loan Agreement.
2.1 Section 6.8(a) (Accounts). Section 6.8(a) is amended by deleting the words “fifty percent (50.0%)” appearing therein, and inserting in lieu thereof the words “eighty percent (80.0%)”.
2.2 Section 6.9(b) (Free Cash Flow). Section 6.9(b) is amended in its entirety and replaced with the following:

“ (b) Free Cash Flow. To be tested as of the end of each fiscal quarter  that is a Testing Quarter, measured on a trailing six-month basis, determined on a consolidated basis with respect to Borrower and its Subsidiaries, Free Cash Flow of at least: (i) for the six-month period ending on September 30, 2019, ($2,000,000.00), (ii) for the six-month period ending on December 31, 2019, $0.00, (iii) for the six-month period ending on March 31, 2020, $0.00, (iv) for the six-month period ending on June 30, 2020, ($4,000,000.00), (v) for the six-month period ending on September 30, 2020, ($3,000,000.00), and (vi) for the six-month period ending on December 31, 2020, ($2,000,000.00).

With respect to the period ending March 31, 2021 and each testing period thereafter, the Free Cash Flow covenant levels shall be established, based upon, among other factors, Bank’s then current underwriting and Borrower’s Board- approved operating plan and financial projections, in form and substance acceptable to Bank. Notwithstanding the foregoing, commencing as of March 31, 2021, and as of the last day of each fiscal quarter thereafter, the Free Cash Flow covenant levels shall be Zero Dollars ($0.00) unless Borrower otherwise agrees in writing on or before March 1, 2021 (which agreement shall be set forth in a written amendment to this Agreement) to any Free Cash Flow covenant levels proposed by Bank with respect to such testing periods.”

2.3 Section 13.1 (Definitions). The following term and its respective definition appearing in Section 13.1 is amended in its entirety and replaced with the following:

“ “Adjusted EBITDA” shall mean, calculated on a consolidated basis with respect to Borrower and its Subsidiaries, (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax

2

expense, plus (e) stock compensation, plus (f) non-cash items and one-time expenses approved by Bank in its sole discretion (including, without limitation, (i) for the trailing six- month period ending on March 31, 2020, restructuring, legal, and professional fees in an aggregate amount not to exceed Two Million Dollars ($2,000,000.00), (ii) for the trailing six-month period ending on June 30, 2020, restructuring, legal, and professional fees in an aggregate amount not to exceed Two Million Dollars ($2,000,000.00), and (iii) for the trailing six-month period ending on September 30, 2020, restructuring, legal, and professional fees in an aggregate amount not to exceed One Million Dollars ($1,000,000.00).”
2.4 Exhibit B (Compliance Certificate). The Compliance Certificate attached as Exhibit B to the Loan Agreement is amended in its entirety and replaced with the Compliance Certificate attached as Schedule 2 hereto.
3.  Consent. Bank hereby consents to the Qumu Acquisition and agrees that neither the execution of the Merger Agreement nor the consummation of the Qumu Acquisition shall, in and of itself, constitute an Event of Default under Section 7.1 of the Loan Agreement (relative to dispositions), Section 7.2 (relative to change in control), Section 7.3 of the Loan Agreement (relative to mergers or acquisitions), Section 7.7 of the Loan Agreement (relative to distributions and investments), or Section 7.8 of the Loan Agreement (relative to transactions with Affiliates) provided that (a) Borrower shall be a surviving legal entity after the consummation of the Qumu Acquisition, (b) the consideration paid by Borrower in connection with the Qumu Acquisition shall consist only of shares of common stock and certain cash payments in lieu of fractional shares, in each case, in the manner and in the amounts set forth in Section 2.3 of the Merger Agreement, (c) Borrower shall not assume nor incur any Indebtedness or Liens in connection with the Qumu Acquisition, (d) the Qumu Acquisition shall occur on or prior to September 30, 2020, (e) Borrower shall, within thirty (30) days prior to the consummation of the Qumu Acquisition, provide Bank with certified copies, dated as of a recent date, of financing statement searches with respect to Qumu accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been terminated or released, (f) Borrower shall, within sixty (60) days after the consummation of the Qumu Acquisition, (i) cause Qumu to provide to Bank a joinder to the Loan Agreement to cause Qumu and any of Qumu’s direct and indirect Subsidiaries (in Bank’s sole and absolute discretion) to become a co-borrower thereunder, together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority perfected security interest in all assets (including Intellectual Property) of Qumu and any of Qumu’s direct and indirect Subsidiaries (in Bank’s sole and absolute discretion)), (ii) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in Qumu and any of Qumu’s direct and indirect Subsidiaries (in Bank’s sole and absolute discretion), in form and substance satisfactory to Bank, and (iii) provide to Bank all other documentation in form and substance satisfactory to Bank which, in their opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to effect such a joinder to the Loan Agreement and (g) no Event of Default shall occur or continue both before and immediately after giving effect to the Qumu Acquisition. The consent provided for herein is a one-time consent relating only to the Qumu Acquisition, and shall not be

3

deemed to constitute an agreement by the Bank to any future consent or waiver of the terms and conditions of the Loan Agreement.

4. Limitation of Amendments.

4.1  The amendments set forth in Section 2 above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.
4.2  This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.
5. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:
5.1  Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;
5.2  Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;
5.3  The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;
5.4  The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;
5.5  The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;
5.6  The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or

4

authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and
5.7  This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.
6. Release by Borrower.
A.  FOR GOOD AND VALUABLE CONSIDERATION, Borrower hereby forever relieves, releases, and discharges Bank and its present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this Amendment (collectively “Released Claims”). Without limiting the foregoing, the Released Claims shall include any and all liabilities or claims arising out of or in any manner whatsoever connected with or related to the Loan Documents, the recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing.
B. In furtherance of this release, Borrower expressly acknowledges and waives any and all rights under Section 1542 of the California Civil Code, which provides as follows:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” (Emphasis added.)

C. By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Borrower acknowledges that it is not relying upon and has not relied

5

upon any representation or statement made by Bank with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.
D. This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained herein constitutes a material inducement to Bank to enter into this Amendment, and that Bank would not have done so but for Bank’s expectation that such release is valid and enforceable in all events.
E.  Borrower hereby represents and warrants to Bank, and Bank is relying thereon, as follows:
1 Except as expressly stated in this Amendment, neither Bank nor any agent, employee or representative of Bank has made any statement or representation to Borrower regarding any fact relied upon by Borrower in entering into this Amendment.
2 Borrower has made such investigation of the facts pertaining to this Amendment and all of the matters appertaining thereto, as it deems necessary.
3 The terms of this Amendment are contractual and not a mere recital.
4 This Amendment has been carefully read by Borrower, the contents hereof are known and understood by Borrower, and this Amendment is signed freely, and without duress, by Borrower.
5 Borrower represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released. Borrower shall indemnify Bank, defend and hold it harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein.
7. Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.
8. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6

9. Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, and (b) Borrower’s payment to Bank of (i) a fully earned, non-refundable amendment fee in an amount equal to Ten Thousand Dollars ($10,000.00) and (ii) Bank’s legal fees and expenses incurred in connection with this Amendment.

[SIGNATURE PAGE BELOW]

7

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK
SILICON VALLEY BANK

By: /s/ Michelle Gallipeau
Name: Michelle Gallipeau
Title: Vice President

BORROWER
SYNACOR, INC.

By: /s/ Timothy J. Heasley
Name: Timothy J. Heasley
Title: Chief Financial Officer

NTV INTERNET HOLDINGS, LLC

By: /s/ Timothy J. Heasley
Name: Timothy J. Heasley
Title: Manager

SYNC HOLDINGS, LLC

By: /s/ Timothy J. Heasley
Name: Timothy J. Heasley
Title: Manager

8

Schedule 1

Merger Agreement

9

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
by and among
SYNACOR, INC.
QUANTUM MERGER SUB I, INC.
and
QUMU CORPORATION
February 11, 2020

10

i

3.26	No Other Representations	39
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SYNACOR AND MERGER SUB		39
4.1	Organization and Qualification	39
4.2	Authority; Approvals and Enforceability	40
4.3	Required Filings and Consents	40
4.4	Certificate of Incorporation and Bylaws	41
4.5	Capitalization	42
4.6	Subsidiaries	44
4.7	SEC Reports	44
4.8	Financial Statements and Internal Controls	45
4.9	Undisclosed Liabilities	46
4.1	Subsequent Changes	46
4.11	Real Property	47
4.12	Tangible Property	47
4.13	Intellectual Property	47
4.14	Material Contracts	50
4.15	Tax Matters	52
4.16	Employee Benefit Matters	54
4.17	Labor Matters	57
4.18	Environmental Matters.	58
4.19	Compliance with Laws	59
4.2	Permits	60
4.21	Legal Proceedings and Orders.	61
4.22	Insurance	61
4.23	No Ownership of Qumu Capital Stock	61
4.24	Takeover Statutes	61
4.25	Brokers, Finders and Financial Advisors	61
4.26	Merger Sub	62
4.27	No Other Representations	62
ARTICLE V CONDUCT OF BUSINESS		62
5.1	Affirmative Obligations	62
5.2	Negative Obligations	62
ARTICLE VI NON-SOLICITATION OF ALTERNATIVE TRANSACTIONS		67
6.1	Termination of Existing Discussions	67
6.2	No Solicitation or Facilitation of Acquisition Proposals	67
6.3	Permitted Discussions and Information Sharing	69
6.4	Responsibility for Actions of Representatives	70
6.5	Notification Requirements	70
ARTICLE VII ADDITIONAL AGREEMENTS		71

7.1	Efforts to Complete Merger	71
7.2	Regulatory Filings and Clearances	72
7.3	Registration Statement and Joint Proxy Statement/Prospectus	73
7.4	Shareholder Meetings and Board Recommendations	75
7.5	Access; Notice and Consultation; Confidentiality	79
7.6	Public Announcements	81
7.7	Employee Plans	82
7.8	Directors’ and Officers’ Indemnification and Insurance	83
7.9	Listing of Synacor Shares	85
7.1	Takeover Statutes	85
7.11	Section 16 Matters	86
7.12	Tax Matters	86
7.13	Delisting	87
7.14	Obligations of Merger Sub	87
ARTICLE VIII GOVERNANCE MATTERS		87
8.1	Synacor Board of Directors	87
8.2	Synacor Executive Officers	87
8.3	Effectuation	88
ARTICLE IX TERMINATION OF AGREEMENT		88
9.1	Termination	88
9.2	Effect of Termination	89
9.3	Fees and Expenses	90
ARTICLE X GENERAL PROVISIONS		93
10.1	Certain Interpretations	93
10.2	Non-Survival of Representations and Warranties	94
10.3	Notices	94
10.4	Assignment	95
10.5	Amendment	95
10.6	Extension; Waiver	95
10.7	Specific Performance	96
10.8	Failure or Indulgence Not Waiver; Remedies Cumulative	96
10.9	Severability	97
10.1	Entire Agreement	97
10.11	No Third Party Beneficiaries	97
10.12	Governing Law	97
10.13	Consent to Jurisdiction	97
10.14	Waiver of Jury Trial	97
10.15	Counterparts	98

Exhibits
Exhibit A-1 – Qumu Supporting Officers and Directors
Exhibit A-2 – Form of Qumu Support Agreement
Exhibit B-1 – Synacor Supporting Officers and Directors
Exhibit B-2 – Form of Synacor Support Agreement
Exhibit C – Form of Synacor Tax Certificate
Exhibit D – Form of Qumu Tax Certificate
Exhibit E – Form of Tax-Free Reorganization Opinion

Schedules
Schedule 2.2(b)(viii)(A) – Necessary Consents
Schedule 2.2(b)(viii)(B) – Terminated or Amended Contracts
Schedule 7.7(d) – Employee Plan Provisions
Schedule 8.2 – Synacor Executive Officers
Qumu Disclosure Letter
Synacor Disclosure Letter

OMITTED SCHEDULES TO THE AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
Certain exhibits and schedules to this Agreement and Plan of Merger and Reorganization have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Synacor, Inc. hereby undertakes to provide to the Securities and Exchange Commission copies of such documents upon request; provided, however, that Synacor, Inc. reserves the right to request confidential treatment for portions of any such documents.

v

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of February 11, 2020 by and among Synacor, Inc., a Delaware corporation (“Synacor”), Quantum Merger Sub I, Inc., a Minnesota corporation and a direct, wholly owned subsidiary of Synacor (“Merger Sub”), and Qumu Corporation, a Minnesota corporation (“Qumu”). All capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in Annex A.
W I T N E S S E T H:
WHEREAS, each of the respective boards of directors and any required committees of Synacor, Merger Sub and Qumu have approved and deemed advisable and in the best interests of each of their respective shareholders, (i) this Agreement and the transactions contemplated hereby, and (ii) the entry into this Agreement and agreement to consummate the transactions contemplated hereby, including the plan of merger (as such term is described in Section 302A.611 of the Minnesota Business Corporation Act (the “MBCA”)) contained herein (the “Plan of Merger”), pursuant to which, among other things, Merger Sub will be merged with and into Qumu (the “Merger”) in accordance with the terms and conditions set forth in this Agreement and the applicable provisions of the MBCA, Qumu will continue as the surviving corporation of the Merger and as a wholly owned subsidiary of Synacor and each share of Qumu Common Stock outstanding immediately prior to the Effective Time (as defined herein) will be canceled and converted into the right to receive the consideration set forth herein, all upon the terms and subject to the conditions set forth in this Agreement.
WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement will be, and is hereby, adopted as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g), and intend to file the statement required by Treasury Regulation Section 1.368-3(a).
WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Synacor and Merger Sub to enter into this Agreement, each of the officers and directors of Qumu (together with certain of their respective Affiliates) set forth on Exhibit A-1, in their respective capacities as shareholders of Qumu, have entered into support agreements with Synacor substantially in the form attached hereto as Exhibit A-2 (each, a “Qumu Support Agreement” and collectively, the “Qumu Support Agreements”).
WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Qumu to enter into this Agreement, each of the officers and directors of Synacor (together with certain of their respective Affiliates) set forth on Exhibit B-1, in their respective capacities as shareholders of Synacor, have entered into support agreements with Qumu substantially in the form attached hereto as Exhibit B-2 (each, a “Synacor Support Agreement” and collectively, the “Synacor Support Agreements”).

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition to the willingness of Synacor to enter into this Agreement, certain key employees of Qumu have each executed “at will” employment agreements or offer letters with Synacor or a Subsidiary of Synacor (including the Surviving Corporation) and such other employment documents as Synacor shall have requested, including without limitation a proprietary information and inventions assignment agreement and an agreement to be bound by Synacor’s employee handbook, insider trading policy and anti-corruption policy (collectively, the “Employment Agreements”), each in the form provided by Synacor and reasonably acceptable to Qumu, each to be effective upon the Closing.
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Synacor, Merger Sub and Qumu hereby agree as follows:
Article I  THE MERGER
1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the MBCA, at the Effective Time, Merger Sub shall be merged with and into Qumu, the separate corporate existence of Merger Sub shall thereupon cease and Qumu shall continue as the surviving corporation of the Merger and a wholly owned subsidiary of Synacor. Qumu, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.” Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Synacor, Merger Sub and Qumu shall cause the Merger to be consummated under the MBCA by executing as required by the MBCA and filing articles of merger in customary form and substance (the “Articles of Merger”) with the Secretary of State of the State of Minnesota (the “Minnesota Secretary of State”), and shall make all other filings and recordings required under the MBCA in connection with the Merger, in each case, in accordance with the applicable provisions of the MBCA. The time of such filing and acceptance by the Minnesota Secretary of State, or such later time as may be agreed in writing by Synacor and Qumu and specified in the Articles of Merger, is referred to herein as the “Effective Time.”
1.2 The Surviving Corporation of the Merger.
(a) Articles of Incorporation and Bylaws of the Surviving Corporation.
(i) Articles of Incorporation. Subject to the terms of Section 7.8(a), effective at the Effective Time by virtue of the Merger, the Articles of Incorporation of Qumu shall be amended and restated in its entirety to read identically to the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated Articles of Incorporation shall become the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the MBCA and such Articles of Incorporation; provided, however, that at the Effective Time the Articles of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Qumu Corporation.”

(ii) Bylaws. Subject to the terms of Section 7.8(a), Synacor and Qumu shall take such actions reasonably necessary to cause the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, to become the Bylaws of the Surviving Corporation as of immediately following the Effective Time, until thereafter amended in accordance with the applicable provisions of the MBCA, the Articles of Incorporation of the Surviving Corporation and such Bylaws.
(b) Directors and Officers of the Surviving Corporation.
(i) Directors. Immediately following the Effective Time, the board of directors of the Surviving Corporation shall be the same as the Synacor Board immediately prior to the Effective Time but after giving effect to Section 8.1 hereof.
(ii) Officers. Immediately following the Effective Time, the officers of the Surviving Corporation shall be the same as the officers of Synacor immediately prior to the Effective Time but after giving effect to Section 8.2 hereof.
1.3 General Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and the applicable provisions of the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, immunities, powers and franchises of Qumu and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Qumu and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
1.4 Effect of the Merger on Capital Stock of the Merging Corporations.
(a) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.
(b) Capital Stock of Qumu.
(i) Generally. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Synacor, Merger Sub, Qumu, or the holders of any of the following securities, other than as otherwise set forth in this Section 1.4(b), each share of Qumu Common Stock that is outstanding immediately prior to the Effective Time shall be canceled and extinguished and automatically converted into the right to receive 1.61 validly issued, fully paid and non-assessable shares of Synacor Common Stock (such ratio, as such number may be adjusted in accordance with this Section 1.4(b)(i), the “Exchange Ratio”) and the cash payable in lieu of fractional shares pursuant to this Section 1.4(b)(i) (the “Common Stock Consideration”) upon the surrender of such share of Qumu Common Stock in the manner provided in Section 2.3(c) (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit of loss and indemnity in the manner provided in Section 2.3(e)); provided, however, that (x) the Exchange Ratio shall be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Synacor Common Stock or Qumu Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Synacor Common Stock or Qumu Common Stock having a record date on or after the date of this Agreement and prior to the Effective Time (provided, that nothing in this proviso shall be construed to permit Synacor or Qumu to take any action with respect to its securities that is prohibited by the terms of this Agreement), and (y) notwithstanding the foregoing or anything to the contrary set forth herein, no fraction of a share of Synacor Common Stock will be issued by virtue of the Merger, and in lieu thereof, each holder of record of shares of Qumu Common Stock who would otherwise be entitled to a fraction of a share of Synacor Common Stock pursuant to this Section 1.4(b)(i) (after aggregating all fractional shares of Synacor Common Stock that otherwise would be received by such holder of record) shall, upon the surrender of such share of Qumu Common Stock in the manner provided in Section 2.3(c) (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit of loss and indemnity in the manner provided in Section 2.3(e)), receive an amount of cash (rounded down to the nearest whole cent), without interest, equal to the product obtained by multiplying such fraction by the Closing Average. From and after the Effective Time, all shares of Qumu Common Stock shall no longer be outstanding and shall automatically be canceled, retired and cease to exist, and each holder of shares of Qumu Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Synacor Common Stock issuable in respect thereof pursuant to this Section 1.4(b)(i), cash in lieu of any fractional shares payable in respect thereof pursuant to this Section 1.4(b)(i) and any dividends or other distributions payable in respect thereof pursuant to Section 2.3(d). All shares of Synacor Common Stock issued upon the surrender for exchange of shares of Qumu Common Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to this Section 1.4(b)(i) in lieu of a fractional share of Synacor Common Stock and any dividends or other distributions paid in respect thereof pursuant to Section 2.3(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Qumu Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Qumu Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, a Certificate representing shares of Qumu Common Stock is presented to the Surviving Corporation for any reason, then such Certificate shall be canceled and exchanged for the Common Stock Consideration in accordance with this Section 1.4(b), any cash payable in respect thereof pursuant to this Section 1.4(b)(i) in lieu of a fractional share of Synacor Common Stock and any dividends or other distributions payable in respect thereof pursuant to Section 2.3(d).
(ii) Owned Shares of Qumu Common Stock. Notwithstanding anything to the contrary set forth herein, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Synacor, Merger Sub, Qumu, or the holders of any of the following securities, each share of Qumu Common Stock that is owned by Synacor, Merger Sub or Qumu, or by any direct or indirect wholly owned Subsidiary of Synacor, Merger Sub or Qumu, in each case immediately prior to the Effective Time, shall be canceled and extinguished without any conversion thereof or consideration paid therefor.
(c) Qumu Stock Awards. Immediately prior to the Effective Time, each Qumu Stock Award that was granted prior to the date hereof and is outstanding (and with respect to Qumu Stock Options, exercisable) immediately prior to the Effective Time shall become fully vested and any restrictions or risk of forfeiture shall lapse. Any Qumu Common Stock required to be issued to the holder of such Qumu Stock Award following such required acceleration of vesting, lapse of restrictions, settlement or delivery shall be deemed to be issued and outstanding as of immediately prior to the Effective Time and treated in accordance with Section 1.4(b). After giving effect to the foregoing, at the Effective Time, by virtue of the Merger and without necessity of any further action, each Qumu Stock Option that was granted prior to the date hereof and is outstanding and exercisable immediately prior to the Effective Time, shall terminate and be cancelled, with the holder thereof becoming entitled to receive, on the date on which the Effective Time occurs, an amount in cash, without interest and subject to Section 2.3(g), equal to: (i) the excess, if any, of (A) the Fair Market Value (as defined below) of one share of Qumu Common Stock on the Closing Date over (B) the exercise price per share of Qumu Common Stock subject to such Qumu Stock Option multiplied by (ii) the number of shares of Qumu Common Stock subject to such Qumu Stock Option at the Effective Time and if the exercise price of such Qumu Stock Option is equal to or greater than the Fair Market Value, such Qumu Stock Option shall terminate and be cancelled without any consideration being payable in respect thereof. For purposes of this Section 1.4(c), “Fair Market Value” shall be the last reported sales price on Nasdaq of one share of Qumu Common Stock on the Closing Date. As soon as practicable following the Effective Time, but in no event later than the first regularly scheduled payroll date that is at least 30 calendar days following the Effective Time, the Surviving Corporation shall make a payroll payment through the Surviving Corporation’s or Synacor’s payroll provider, subject to Section 2.3(g), of the amounts determined under this Section 1.4(c) to the applicable holders thereof; provided that if any payment owed to a holder of a Qumu Stock Option cannot be made through such payroll provider, then the Surviving Corporation or Synacor will issue a check for such payment to the holder thereof, subject to Section 2.3(g).
(d) Interim Qumu Stock Awards. At the Effective Time, by virtue of the Merger and without necessity of any further action, each Qumu Stock Award that is granted on or after the date hereof, is held by a current service provider of Qumu and is outstanding immediately prior to the Effective Time shall not be subject to the provisions of Section 1.4(c) but shall be assumed by Synacor as follows:
(i) Restricted Stock Awards. At the Effective Time, by virtue of the Merger and without necessity of any further action, each award of Qumu Restricted Stock (i.e., Qumu Common Stock that remains subject to a risk of forfeiture or other service‑based condition under the applicable Qumu Restricted Stock Award agreement) that is outstanding immediately prior to the Effective Time, shall be assumed by Synacor and converted into a right to receive that number of shares of Synacor Common Stock equal to the product obtained by multiplying (x) the number of shares of Qumu Restricted Stock by (y) the Exchange Ratio, rounded down to the nearest whole share of Synacor Common Stock (each, an “Assumed

Restricted Stock Award”). Each Assumed Restricted Stock Award shall otherwise be subject to the same terms and conditions (including as to the satisfaction of service-based requirements and settlement) as were applicable under respective Qumu Restricted Stock award agreement immediately prior to the Effective Time.
(ii) Stock Options. At the Effective Time, by virtue of the Merger and without necessity of any further action, each Qumu Stock Option, that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be assumed by Synacor and converted into an option to acquire that number of shares of Synacor Common Stock equal to the product obtained by multiplying (x) the number of shares of Qumu Common Stock subject to such Qumu Stock Option by (y) the Exchange Ratio, rounded down to the nearest whole share of Synacor Common Stock (each, an “Assumed Option”). Each Assumed Option shall otherwise be subject to the same terms and conditions (including as to vesting and exercisability) as were applicable under the respective Qumu Stock Option and Qumu Stock Plan immediately prior to the Effective Time (after giving effect to Section 1.4(c) to the extent required), except that each Assumed Option shall have an exercise price per share equal to the quotient obtained by dividing (x) the per share exercise price of Qumu Common Stock subject to such Assumed Option by (y) the Exchange Ratio (which price per share shall be rounded up to the nearest whole cent). It is the intention of the parties that each Assumed Option that qualified as a United States-based incentive stock option (as defined in Section 422 of the Code) shall continue to so qualify, to the maximum extent permissible, following the Effective Time and that any Assumed Option that was exempt from or complied with Code 409A as of immediately prior to the Effective Time continues to be exempt from or comply with Code 409A as applicable, as of immediately after the Effective Time.
(iii) Qumu Restricted Stock Units and Qumu Performance Stock Units. At the Effective Time, by virtue of the Merger and without necessity of any further action, each Qumu Restricted Stock Unit and each Qumu Performance Stock Unit that is outstanding immediately prior to the Effective Time and remains subject to the satisfaction of service-based or performance-based requirements under the respective Qumu Restricted Stock Unit or Qumu Performance Stock Unit shall be assumed by Synacor and converted into an award to receive that number of shares of Synacor Common Stock equal to the product obtained by multiplying (x) the number of shares of Qumu Common Stock subject to such Qumu Restricted Stock Unit or Qumu Performance Stock Unit immediately prior to the Effective Time by (y) the Exchange Ratio, rounded down to the nearest whole share of Synacor Common Stock (each, an “Assumed Stock Unit”). Each Assumed Stock Unit shall otherwise be subject to the same terms and conditions (including as to the satisfaction of service-based and performance-based requirements and settlement) as were applicable under the respective Qumu Restricted Stock Unit or Qumu Performance Stock Unit immediately prior to the Effective Time; provided that any such Stock Unit that complied with Code 409A as of immediately prior to the Effective Time continues to comply with Code 409A as of immediately after the Effective Time.
(e) Warrants.

(i) Prior to the Effective Time, Qumu shall deliver to the holders of Qumu Warrants notices consistent with the terms and conditions of the applicable Qumu Warrant.
(ii) Prior to the Effective Time, Qumu shall take all necessary action so that the Qumu Warrants shall be cancelled and extinguished at the Effective Time and shall not be assumed by Synacor in the Merger (which for the avoidance of doubt, may include the proper exercise of the iStudy Warrant for Qumu Common Stock immediately prior to the Effective Time, such that the Qumu Common Stock issued thereunder shall be deemed to be issued and outstanding as of immediately prior to the Effective Time and treated in accordance with Section 1.4(b)).
(f) Registration Statements for Assumed Options and Other Awards. At the Effective Time, and provided there are any Assumed Options, Assumed Restricted Stock Awards or Assumed Stock Units at the Effective Time per operation of Section 1.4(d), Synacor shall assume all the obligations of Qumu under the Qumu Stock Plan, each outstanding Assumed Option, Assumed Restricted Stock Award, and Assumed Stock Unit, and the agreements evidencing the grants thereof. As soon as practicable after the Effective Time, Synacor shall deliver to the holders of Assumed Options, Assumed Restricted Stock Awards, and Assumed Stock Units appropriate notices setting forth such holders’ rights, and the agreements evidencing the grants of such Assumed Options, Assumed Restricted Stock Awards, and Assumed Stock Units shall otherwise continue in effect. As soon as practicable following the Effective Time, but in no event later than five (5) business days following the Effective Time, Synacor shall file a registration statement under the Securities Act on Form S-8 or another appropriate form (and use its reasonable best efforts to maintain the effectiveness thereof and maintain the current status of the prospectuses contained therein) relating to shares of Synacor Common Stock issuable with respect to the Assumed Options, Assumed Restricted Stock Awards, and Assumed Stock Units, and shall use its reasonable best efforts to cause such registration statement to remain in effect for so long as such Assumed Options, Assumed Restricted Stock Awards, and Assumed Stock Units remain outstanding.
1.5 Settlement of Certain Qumu Liabilities. At or prior to the Closing, Qumu will pay (i) all broker’s, finder’s, financial advisor’s or other similar fees or commissions and expenses due to Stifel in connection with the Merger and the transactions contemplated hereby and (ii) all expenses incurred by the Qumu and its Subsidiaries in connection with negotiating this Agreement, holding the Qumu Shareholders Meeting, soliciting and obtaining the Qumu Shareholder Approval and as is otherwise set forth in Section 9.3(a) hereof.
1.6 Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes or intent of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, immunities, powers and franchises of Qumu and Merger Sub, the directors and officers of Qumu and Merger Sub shall have the authority to take all such lawful and necessary action.
1.7 Tax Reorganization. The parties hereto intend, for U.S. federal income tax purposes, that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and that this Agreement is hereby adopted as a plan of reorganization for purposes of Section 354 and Section 361 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g), to which Qumu, Synacor and the Merger Sub are parties under Section 368(b) of the Code.
ARTICLE II   THE CLOSING
2.1 The Closing. The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, 220 West 42nd Street, 17th Floor, New York, NY 10036, (a) on a date and at a time to be agreed upon by Synacor and Qumu, which date shall be no later than the second (2nd) business day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Section 2.2 (other than those conditions that by their terms are to be satisfied or waived (if permitted hereunder) at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), or (b) at such other location, date and time as Synacor and Qumu shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.” The parties intend that the Closing will be effected, to the extent practicable, by conference call, the electronic delivery of documents, and, if requested by a party, the prior physical exchange of certain other documents and instruments to be held in escrow by outside counsel to the recipient party pending authorization to release at the Closing.
2.2 Conditions to Closing.
(a) Mutual Conditions to Closing. The respective obligations of Synacor, Merger Sub and Qumu to consummate the Merger shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions:
(i) No Prohibitive Legal Requirements. No Governmental Authority of competent jurisdiction in the Agreed Jurisdictions shall have enacted, issued, promulgated, entered, or enforced any Legal Requirement that is in effect and has the effect of making the Merger or any other transactions contemplated by this Agreement illegal or prohibiting the consummation of the Merger or any other transactions contemplated by this Agreement.
(ii) No Prohibitive Orders. No Governmental Authority of competent jurisdiction in the Agreed Jurisdictions shall have issued or granted any Order (whether temporary, preliminary or permanent) that has the effect of making the Merger or any other transactions contemplated by this Agreement illegal or prohibiting the consummation of the Merger or any other transactions contemplated by this Agreement.
(iii) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose, and no similar proceeding in respect of the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC that has not been withdrawn.

(iv) Requisite Shareholder Approvals. The Requisite Qumu Shareholder Approval and the Requisite Synacor Shareholder Approval shall have been obtained.
(v) Antitrust Approvals. Any governmental approval or other consent or waiting period expirations or terminations (and any extensions thereof) required to be obtained with respect to the Merger under any Antitrust Law shall have been obtained and shall remain in full force and effect.
(vi) Nasdaq Listing. The shares of Synacor Common Stock issuable in the Merger, the shares of Synacor Common Stock issuable upon the exercise of all Assumed Options (if any), the shares of Synacor Common Stock issued upon conversion of all Assumed Restricted Stock Awards (if any) and the shares of Synacor Common Stock issuable in settlement of all Assumed Stock Units (if any) shall have been authorized for listing on Nasdaq subject to official notice of issuance.
(vii) Tax Opinions. Synacor shall have received a written opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, in customary form and substance reasonably satisfactory to Synacor, and Qumu shall have received a written opinion of Ballard Spahr LLP, in customary form and substance reasonably satisfactory to Qumu, each dated as of the Closing Date and each to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion that are consistent with the state of facts existing at the Effective Time, and substantially in the form set forth in Exhibit E hereto, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The issuance of such opinions shall be conditioned upon the receipt by such counsel of customary representation letters from each of Synacor, Merger Sub and Qumu, as provided in Section 7.12(b). If either such counsel is unable or unwilling to provide such opinion, Synacor or Qumu, as applicable, will use reasonable best efforts to appoint another independent tax advisor of national reputation to provide such opinion.
(b) Additional Synacor and Merger Sub Conditions to Closing. The obligations of Synacor and Merger Sub to consummate the Merger are also subject to the satisfaction or waiver, at or prior to the Closing, of each of the following additional conditions (each of which conditions may be waived exclusively by Synacor and Merger Sub in their sole and absolute discretion):
(i) Compliance with Agreements and Covenants. Qumu shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.
(ii) Accuracy of Representations and Warranties.
(A) The representations and warranties of Qumu set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authority; Approvals and Enforceability), Section 3.3(b) (Required Filings and Consents), Section 3.4 (Articles of Incorporation and Bylaws) and Section 3.24 (Takeover Statutes) (the “Qumu Fundamental Representations”) (i) shall have been true and correct in all material respects as of the date of this

Agreement, and (ii) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, for those representations and warranties that address matters only as of a particular date (which representations shall have been true and correct in all material respects as of such date).
(B) The representations and warranties of Qumu set forth in Section 3.5(a), Section 3.5(b), Section 3.5(c), Section 3.5(d) and Section 3.5(e) (the “Qumu Capitalization Representations”) (i) shall have been true and correct as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, for any inaccuracies that would not, individually or in the aggregate, reflect an underrepresentation of the number of fully diluted shares of Qumu Common Stock, before giving effect to the Merger, of more than 0.25% from that reflected in the Qumu Capitalization Representations, except, in each case, for those representations and warranties that address matters only as of a particular date (which representations shall have been true and correct as of such date except for any inaccuracies that would not, individually or in the aggregate, reflect an underrepresentation of the number of fully diluted shares of Qumu Common Stock, before giving effect to the Merger, of more than 0.25% from that reflected in the Qumu Capitalization Representations).
(C) The representations and warranties of Qumu set forth in this Agreement (other than the Qumu Fundamental Representations and the Qumu Capitalization Representations) (i) shall have been true and correct as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in the case of the foregoing clauses (i) and (ii), (A) for any failure to be so true and correct which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Qumu Material Adverse Effect, and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Qumu Material Adverse Effect); provided, however, that for purposes of determining the accuracy of the representations and warranties of Qumu set forth in this Agreement for purposes of this Section 2.2(b)(ii)(C), (1) all qualifications based on a “Qumu Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and hereby agreed that (x) the phrase “similar phrases” as used in this proviso shall not be deemed to include any dollar thresholds contained in any such representations and warranties, and (y) the representation and warranty set forth in clause (i) of Section 3.10 and the term “Qumu Material Contract” shall not be disregarded pursuant to the terms of this proviso), and (2) any update of or modification to the Qumu Disclosure Letter made or purported to have been made after the date hereof shall be disregarded.
(iii) No Qumu Material Adverse Effect. Since the date hereof, there shall not have occurred or arisen any Qumu Material Adverse Effect that is continuing.

(iv) Officer’s Certificate. Synacor shall have received a certificate, signed for and on behalf of Qumu by the chief executive officer and the chief financial officer of Qumu, certifying the satisfaction of the conditions set forth in this Section 2.2(b).
(v) Termination of Qumu Terminating Plans. Synacor shall have received evidence satisfactory to it that the Qumu Terminating Plans have been terminated.
(vi) Employment Agreements. As of the Closing, all of the Employment Agreements entered into concurrently with the execution and delivery of this Agreement shall be in full force and effect, and no party to those Employment Agreements shall have terminated, rescinded or repudiated any of his or her Employment Agreement.
(vii) FIRPTA Certificate. Synacor shall have received (A) an original signed statement from Qumu that Qumu is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and (B) an original signed notice to be delivered to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Synacor to deliver such notice to the IRS on behalf of Qumu following the Closing, each dated as of the Closing Date, duly executed by an authorized officer of Qumu.
(viii) Consents; Amendments; Terminations.
(A) Qumu shall have delivered to Synacor duly executed copies of the consents, waivers or approvals set forth in Schedule 2.2(b)(viii)(A) hereto, in form and substance reasonably satisfactory to Synacor; and
(B) Qumu shall have delivered to Synacor duly executed copies of the amendments to, or terminations of, the Contracts set forth in Schedule 2.2(b)(viii)(B) hereto, in form and substance satisfactory to Synacor.
(c) Additional Qumu Conditions to Closing. The obligation of Qumu to consummate the Merger is also subject to the satisfaction or waiver, at or prior to the Closing, of each of the following additional conditions (each of which conditions may be waived exclusively by Qumu in its sole and absolute discretion):
(i) Compliance with Agreements and Covenants. Synacor and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date.
(ii) Accuracy of Representations and Warranties.
(A) The representations and warranties of Synacor set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority; Approvals and

Enforceability), Section 4.3(b) (Required Filings and Consents), Section 4.4 (Certificate of Incorporation and Bylaws) and Section 4.24 (Takeover Statutes) (the “Synacor Fundamental Representations”) (i) shall have been true and correct in all material respects as of the date of this Agreement, and (ii) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, for those representations and warranties that address matters only as of a particular date (which representations shall have been true and correct in all material respects as of such date).
(B) The representations and warranties of Synacor set forth in Section 4.5(a), Section 4.5(b), Section 4.5(c), Section 4.5(d) and Section 4.5(e) (the “Synacor Capitalization Representations”) (i) shall have been true and correct as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, for any inaccuracies that would not, individually or in the aggregate, reflect an underrepresentation of the number of fully diluted shares of Synacor Common Stock, before giving effect to the Merger, of more than 0.25% from that reflected in the Synacor Capitalization Representations, except, in each case, for those representations and warranties that address matters only as of a particular date (which representations shall have been true and correct as of such date except for any inaccuracies that would not, individually or in the aggregate, reflect an underrepresentation of the number of fully diluted shares of Synacor Common Stock, before giving effect to the Merger, of more than 0.25% from that reflected in the Synacor Capitalization Representations).
(C) The representations and warranties of Synacor set forth in this Agreement (other than the Synacor Fundamental Representations and the Synacor Capitalization Representations) (i) shall have been true and correct as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in the case of the foregoing clauses (i) and (ii), (A) for any failure to be so true and correct which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Qumu Material Adverse Effect, and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Synacor Material Adverse Effect); provided, however, that for purposes of determining the accuracy of the representations and warranties of Synacor set forth in this Agreement for purposes of this Section 2.2(c)(ii)(C), (1) all qualifications based on a “Synacor Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and hereby agreed that (x) the phrase “similar phrases” as used in this proviso shall not be deemed to include any dollar thresholds contained in any such representations and warranties, and (y) the representation and warranty set forth in clause (i) of Section 4.10 and the term “Synacor Material Contract” shall not be disregarded pursuant to the terms of this proviso), and (2) any update of or modification to the Synacor Disclosure Letter made or purported to have been made after the date hereof shall be disregarded.

(iii) No Synacor Material Adverse Effect. Since the date hereof, there shall not have occurred or arisen any Synacor Material Adverse Effect that is continuing.
(iv) Officer’s Certificate. Qumu shall have received a certificate, signed for and on behalf of Synacor by the chief executive officer and the chief financial officer of Synacor, certifying the satisfaction of the conditions set forth in this Section 2.2(c).
2.3 Issuance of Merger Consideration After the Closing.
(a) Exchange Agent. Prior to the Closing Date, Synacor shall select a bank or trust company reasonably acceptable to Qumu to act as the exchange agent for the Merger pursuant to an exchange agent agreement in form and substance reasonably satisfactory to Qumu (the “Exchange Agent”).
(b) Exchange Fund.
(i) Creation of Exchange Fund. As promptly as practicable following the Effective Time (and in any event, within ten (10) business days thereafter), Synacor shall deposit with the Exchange Agent for exchange in accordance with this Article II, the shares of Synacor Common Stock (which shall be in uncertificated book entry form) issuable pursuant to Section 1.4(b)(i) in exchange for shares of Qumu Common Stock. In addition, Synacor shall make available from time to time after the Effective Time as necessary, cash in an amount sufficient to pay any cash payable pursuant to Section 1.4(b)(i) in lieu of fractional shares of Synacor Common Stock and any dividends or distributions to which holders of shares of Qumu Common Stock may be entitled pursuant to Section 2.3(d). Any Synacor Common Stock and cash deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”
(ii) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates one hundred and eighty (180) days after the Effective Time shall, at the request of Synacor or the Surviving Corporation, be delivered to Synacor or the Surviving Corporation or otherwise according to the instruction of Synacor or the Surviving Corporation, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 2.3 shall after such delivery to Synacor and the Surviving Corporation look only to Synacor and the Surviving Corporation (subject to any applicable abandoned property, escheat or other similar Legal Requirement) as general creditors thereof for delivery or payment of the applicable shares of Synacor Common Stock issuable in respect thereof pursuant to Section 1.4(b)(i), cash payable in respect thereof pursuant to Section 1.4(b)(i) in lieu of any fractional shares of Synacor Common Stock and any dividends or other distributions payable in respect thereof pursuant to Section 2.3(d).
(c) Exchange Procedures. As promptly as practicable following the Effective Time, Synacor shall cause the Exchange Agent to mail to each holder of record (as of immediately prior to the Effective Time) of shares of Qumu Common Stock that were converted pursuant to Section 1.4(b) (i) a letter of transmittal in customary form as Qumu and Synacor may reasonably agree which shall specify that delivery shall be effected, and risk of loss and title shall pass (x) with respect to the certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Qumu Common Stock, only upon delivery of the Certificates (or effective affidavits in lieu thereof) to the Exchange Agent and (y) with respect to outstanding shares of Qumu Common Stock held in book-entry immediately prior to the Effective Time (“Book-Entry Shares”), upon proper delivery of any “agent’s message” regarding the book-entry transfer of such Book-Entry Shares (or such other evidence, if any, of the transfer as the Exchange Agent may reasonably request) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares, as applicable, in exchange for whole shares of Synacor Common Stock pursuant to Section 1.4(b)(i), cash payable in respect thereof pursuant to Section 1.4(b)(i) in lieu of any fractional shares of Synacor Common Stock and any dividends or other distributions payable in respect thereof pursuant to Section 2.3(d). Upon surrender of Certificates (or effective affidavits in lieu thereof) or Book-Entry Shares, as applicable, for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Synacor, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates or Book-Entry Shares, as applicable, shall be entitled to receive in exchange therefor the number of whole shares of Synacor Common Stock (after taking into account all Certificates or such Book-Entry Shares surrendered by such holder of record) such holder is entitled to receive pursuant to Section 1.4(b)(i) (which shall be in uncertificated book entry form), payment of any cash such holder is entitled to receive pursuant to Section 1.4(b)(i) in lieu of fractional shares of Synacor Common Stock and any dividends or distributions such holder is entitled to receive pursuant to Section 2.3(d), and the Certificates or Book-Entry Shares, as applicable, so surrendered shall forthwith be canceled. The Exchange Agent shall accept such Certificates or Book-Entry Shares, as applicable, upon compliance with such reasonable terms and conditions as the Exchange Agent may impose for an orderly exchange thereof in accordance with normal and customary exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares, as applicable, on the cash amounts payable upon the surrender of such Certificates pursuant to this Section 2.3. Until so surrendered, from and after the Effective Time outstanding Certificates or Book-Entry Shares, as applicable, shall be deemed to evidence only the ownership of the number of full shares of Synacor Common Stock into which such shares of Qumu Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.4(b)(i) and any dividends or distributions payable pursuant to Section 2.3(d).
(d) Dividends and Distributions. Whenever a dividend or other distribution is declared or made after the date hereof with respect to Synacor Common Stock with a record date after the Effective Time, such declaration shall include a dividend or other distribution in respect of all shares of Synacor Common Stock issuable pursuant to this Agreement. No dividends or other distributions declared or made after the date hereof with respect to Synacor Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates or Book-Entry Shares, as applicable, with respect to the shares of Synacor Common Stock represented thereby until the holders of record of such Certificates or Book-Entry Shares shall surrender such Certificates or Book-Entry Shares, respectively. Subject to applicable Legal Requirements, following surrender of any Certificates or Book Entry Shares in the manner provided in Section 2.3(c), the Exchange Agent shall deliver to the record holders thereof, without interest, promptly after such surrender, the number of whole shares of Synacor Common

Stock issued in exchange therefor along with any such dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Synacor Common Stock.
(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the shares of Synacor Common Stock issuable in respect thereof pursuant to Section 1.4(b)(i), the cash payable in respect thereof pursuant to Section 1.4(b)(i) in lieu of fractional shares of Synacor Common Stock and any dividends or distributions payable in respect thereof pursuant to Section 2.3(d); provided, however, that Synacor may, in its discretion and as a condition precedent to the issuance thereof, require the owners of such lost, stolen or destroyed Certificates to deliver a customary indemnity against any claim that may be made against Synacor, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
(f) Transferred Shares. In the event that a transfer of ownership of shares of Qumu Common Stock is not registered in the stock transfer books or ledger of Qumu, or if shares of Synacor Common Stock are to be issued in a name other than that in which the Certificates or Book-Entry Shares, as applicable, surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates or Book-Entry Shares, as applicable, so surrendered are properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Synacor (or any agent designated by Synacor) any transfer or other Taxes required by reason of the issuance of shares of Synacor Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Synacor (or any agent designated by Synacor) that such transfer or other Taxes have been paid or are otherwise not payable.
(g) Tax Withholding. Each of the Exchange Agent, Synacor and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement, such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. tax law or under any applicable Legal Requirement and shall be entitled to request any reasonably appropriate Tax forms, including IRS Form W-9 (or the appropriate IRS Form W-8, as applicable), from any Person receiving payments hereunder. To the extent such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid.
(h) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Exchange Agent, Synacor, the Surviving Corporation or any other party hereto shall be liable to a holder of shares of Synacor Common Stock or Qumu Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or other similar Legal Requirement. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates or Book-Entry Shares as of the second (2nd) anniversary of the Effective Time (or immediately prior to such earlier date on which the

Exchange Fund would otherwise escheat to, or become the property of, any Governmental Authority) shall, to the extent permissible by Legal Requirement, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
(i) Investment of the Exchange Fund. Any funds included in the Exchange Fund may be invested by the Exchange Agent, as directed by Synacor. Any interest and other income resulting from such investments shall promptly be paid to Synacor. Any loss of any of the funds included in the Exchange Fund shall be for the account of Synacor and shall not alter Synacor’s obligation to cause to be paid any amounts owed to holders of Qumu Common Stock pursuant to Article I and this Article II.
ARTICLE III   REPRESENTATIONS AND WARRANTIES OF QUMU
Except (i) as set forth in the disclosure letter that has been prepared by Qumu and delivered by Qumu to Synacor in connection with the execution and delivery of this Agreement, dated as of the date hereof (the “Qumu Disclosure Letter”), which expressly identifies the Section (or, if applicable, subsection) to which such exception relates (it being understood and hereby agreed that any disclosure in the Qumu Disclosure Letter relating to one Section or subsection shall also apply to any other Sections and subsections if and to the extent that it is readily apparent on the face of such disclosure (without reference to the underlying documents referenced therein) that such disclosure also relates to such other Sections or subsections), or (ii) as set forth in any Qumu SEC Reports filed with, or furnished to, the SEC and publicly available on or after January 1, 2019 and prior to the date hereof (other than in any “risk factors” or other disclosure statements included therein that are cautionary, predictive or forward looking in nature and not statements of historical fact; provided that the exception provided for in this clause (ii) shall (x) be applied with respect to a particular representation or warranty in this Article III only to the extent that it is reasonably apparent from the text of such reports that such disclosure relates to such representation or warranty, and (y) not apply to the representations and warranties in Section 3.1, Section 3.2, Section 3.4, Section 3.5, Section 3.6 and clause (i) of Section 3.10), Qumu hereby represents and warrants to Synacor and Merger Sub as follows:
3.1 Organization and Qualification. Qumu is duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all requisite corporate power and authority necessary to enable it to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted. Qumu is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Qumu Material Adverse Effect.

3.2 Authority; Approvals and Enforceability.
(a) Qumu has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and subject only to the approval of the Qumu Shareholders as described below, to consummate the Merger and the other transactions contemplated hereby in accordance with the terms hereof.
(b) The execution and delivery of this Agreement (including the Plan of Merger) by Qumu, and performance by Qumu of its obligations hereunder, and the consummation of the Merger and the other transactions contemplated hereby, have been duly and validly approved by the Qumu Board (the “Qumu Board”) and a committee of disinterested directors of the Board formed in accordance with Section 302A.673 of the MBCA (the “Committee of Disinterested Directors”). As of the date of this Agreement and prior to the execution and delivery of the Qumu Support Agreements, the Qumu Board and the Committee of Disinterested Directors have each unanimously (i) approved, and declared advisable this Agreement (including the Plan of Merger) and the Merger and other transactions contemplated hereby upon and subject to the terms and conditions set forth herein (such approval having been made in accordance with the MBCA, including for purposes of Sections 302A.613, Subd.1 and 302A.673 thereof), (ii) determined that this Agreement (including the Plan of Merger) and the Merger and other transactions contemplated hereby are fair to, and in the best interests of, Qumu and the Qumu Shareholders, (iii) in the case of the Board, has directed that Qumu submit this Agreement (including the Plan of Merger) to the Qumu Shareholders for approval by them as promptly as practicable and (iv) resolved to recommend that the Qumu Shareholders approve this Agreement (including the Plan of Merger) (the “Qumu Voting Proposal”) at the Qumu Shareholder Meeting. As of the date of this Agreement, the foregoing Qumu Voting Proposal has not been withdrawn, revoked or modified in any respect. As of the date of this Agreement and prior to the execution and delivery of the Qumu Support Agreements, the Committee of Disinterested Directors has unanimously approved the Qumu Support Agreements. The Qumu Board has received an opinion of Stifel, Nicolaus & Company, Incorporated (“Stifel”) to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the Exchange Ratio to be received pursuant to and in accordance with, the terms of this Agreement by the holders of shares of Qumu Common Stock (other than Synacor or any Affiliate of Synacor), is fair to such holders, from a financial point of view, and, as of the date of this Agreement, the foregoing opinion has not been withdrawn, revoked or modified in any respect.
(c) Except for the approval of the Qumu Voting Proposal by the affirmative vote of the holders of a majority of the outstanding shares of Qumu Common Stock entitled to vote at a meeting of the Qumu Shareholders called to consider the Qumu Voting Proposal (the “Requisite Qumu Shareholder Approval”) and assuming the accuracy of the representations and warranties set forth in Section 4.23 of this Agreement, no other corporate proceedings on the part of Qumu are necessary to approve or adopt this Agreement under applicable Legal Requirements and to consummate the Merger and other transactions contemplated hereby in accordance with the terms hereof.

(d) This Agreement has been duly and validly executed and delivered by Qumu, and assuming due authorization, execution and delivery by Synacor and Merger Sub, this Agreement constitutes a valid and binding obligation of Qumu, enforceable against Qumu in accordance with its terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Legal Requirements affecting creditors’ rights generally, or by principles governing the availability of equitable remedies.
3.3 Required Filings and Consents.
(a) The execution and delivery by Qumu of this Agreement do not, and the performance by Qumu of its covenants and agreements under this Agreement and the consummation by Qumu of the transactions contemplated by this Agreement will not, (i) assuming receipt of the Requisite Qumu Shareholder Approval conflict with or violate the Qumu Articles of Incorporation or the Qumu Bylaws or any Qumu Subsidiary Documents, (ii) assuming receipt of the government approvals contemplated by Section 3.3(b) conflict with or violate any Legal Requirements applicable to Qumu or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require notice to or the consent of any Person under, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair Qumu’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of Qumu or any of its Subsidiaries pursuant to, any Qumu Material Contract, or (iv) give rise to or result in any person having, or having the right to exercise, any preemptive rights, rights of first refusal, rights to acquire or similar rights with respect to any capital stock of Qumu or any of its Subsidiaries or any of their respective assets or properties, except in the case of the preceding clauses (ii) through (iv), inclusive, as would not reasonably be expected to be, individually or in the aggregate, material to Qumu and its Subsidiaries, taken as a whole.
(b) The execution and delivery by Qumu of this Agreement do not, and the performance by Qumu of its covenants and agreements under this Agreement and the consummation by Qumu of the transactions contemplated by this Agreement (including the Merger) will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Authority, except (i) as may be required by applicable Antitrust Laws, (ii) the filing of the Joint Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act and as may be required under the Securities Act, (iii) such consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings, and notifications as may be required under applicable United States federal and state securities laws, (iv) the filing of the Articles of Merger or other documents as required by the MBCA and (v) such other consents, approvals, orders, registrations, declarations, permits, filings and notifications which, if not obtained or made, would not reasonably be expected to be, individually or in the aggregate, material to Qumu and its Subsidiaries, taken as a whole.

3.4 Articles of Incorporation and Bylaws. Qumu has heretofore made available to Synacor a complete and accurate copy of the Qumu Articles of Incorporation and Qumu Bylaws, along with the charter and bylaws (or equivalent organizational documents) each as amended to date, of each of its Subsidiaries (the “Qumu Subsidiary Documents”). The Qumu Articles of Incorporation, Qumu Bylaws and Qumu Subsidiary Documents, each as amended to date, are in full force and effect, and neither the Qumu Board nor, to the Knowledge of Qumu, any Qumu Shareholder has taken any action to amend the Qumu Articles of Incorporation or the Qumu Bylaws in any respect. Qumu has not taken any action in breach or violation of any of the provisions of the Qumu Articles of Incorporation or the Qumu Bylaws, and each Subsidiary is not in breach or violation of any of the material provisions of their respective Qumu Subsidiary Documents, except, in the case of a Subsidiary, as would not reasonably be expected to be, individually or in the aggregate, material to Qumu and its Subsidiaries, taken as a whole.
3.5 Capitalization.
(a) The authorized capital stock of Qumu consists of 30,000,000 shares of capital stock of which 29,750,000 shares are Qumu Common Stock and 250,000 shares are Qumu Preferred Stock, all of which are designated Series A Junior Participating Preferred Shares. As of February 9, 2020:
(i)  13,553,468 shares of Qumu Common Stock were issued and outstanding (including 179,631 shares of Qumu Restricted Stock);
(ii) 3,230,320 shares of Qumu Common Stock were reserved for issuance pursuant to awards granted under the Qumu Stock Plan, of which 1,055,000 shares were subject to outstanding and unexercised Qumu Stock Options, 132,996 shares were subject to outstanding Qumu Restricted Stock Units and 40,599 shares were subject to outstanding Qumu Performance Stock Units;
(iii) 925,000 shares of Qumu Common Stock were subject to the ESW Warrant;
(iv) 314,286 shares of Qumu Common Stock were subject to the Hale Warrant;
(v) 100,000 shares of Qumu Common Stock were subject to the iStudy Warrant; and
(vi) no shares of Qumu Preferred Stock were issued and outstanding.
(b) Since February 9, 2020, Qumu has not issued any securities (including derivative securities) except for shares of Qumu Common Stock issued upon exercise of Qumu Stock Awards or the settlement of Qumu Restricted Stock Units, in each case, outstanding on or prior to February 9, 2020.

(c) Other than the Qumu Stock Plan, there are no stock option plans or any other plan or agreement adopted by Qumu that provides for the issuance of equity to any current or former service provider of Qumu. Qumu has made available to Synacor complete and accurate copies of the Qumu Stock Plan and the forms of all award agreements evidencing outstanding Qumu Stock Awards, and all agreements under the Qumu Stock Plan that materially deviate from such forms of award agreement.
(d) Section 3.5(d) of the Qumu Disclosure Letter sets forth a complete and accurate list as of February 9, 2020 of all outstanding equity-based awards, whether payable in stock, cash or other property or any combination of the foregoing, including the Qumu Warrants (the “Qumu Stock Awards”), granted under the Qumu Stock Plans or otherwise, indicating, with respect to each Qumu Stock Award then outstanding, the type of award granted, the number of shares of Qumu Common Stock subject to such Qumu Stock Award and the exercise or purchase price (if any), date of grant, vesting schedule, expiration date, and any performance targets or similar conditions to exercisability or settlement thereof, including the extent to which any vesting had occurred as of February 9, 2020, if the Qumu Stock Award is exercisable for more than six (6) months following the holder’s termination (other than for disability or death), and whether (and to what extent) the vesting of such Qumu Stock Award may be accelerated in any way by the consummation of the transactions contemplated by this Agreement (alone or in combination with any other event, including the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Merger). The terms of the Qumu Stock Plans and Qumu Stock Awards permit the treatment of each Qumu Stock Award as provided in this Agreement, without the consent or approval of the holders thereof or the Qumu Shareholders.
(e) Except as described in Section 3.5(a), 3.5(b) and 3.5(d) of the Qumu Disclosure Letter, no capital stock of Qumu or any of its Subsidiaries or any security convertible or exchangeable into or exercisable for such capital stock, is issued, reserved for issuance or outstanding as of the date of this Agreement. Except as described in Section 3.5(d) of this Agreement and except for changes since the date of this Agreement resulting from the exercise of employee stock options outstanding on such date or described on Section 3.5(d) of the Qumu Disclosure Letter, there are no exercisable securities, there are no options, preemptive rights, warrants, calls, rights, commitments, agreements, arrangements or understandings of any kind to which Qumu or any of its Subsidiaries is a party, or by which Qumu or any of its Subsidiaries is bound, obligating Qumu or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Qumu or any of its Subsidiaries or obligating Qumu or any of its Subsidiaries to grant, extend or accelerate the vesting of or enter into any such option, warrant, call, right, commitment, agreement, arrangement or understanding. There are no shareholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which Qumu or any of its Subsidiaries is a party, or by which it or they are bound, obligating Qumu or any of its Subsidiaries with respect to any shares of capital stock of Qumu or any of its Subsidiaries. There are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of Qumu), of Qumu or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of Qumu or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. There are no registration rights or other agreements, arrangements or understandings to which Qumu or any of its Subsidiaries is a party, or by which it or they are bound, obligating Qumu or any of its Subsidiaries with respect to any shares of Qumu Common Stock or shares of capital stock of any such Subsidiary. Qumu does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the Qumu Shareholders on any matter. Except as described in Sections 3.5(a), 3.5(b) and 3.5(d) of the Qumu Disclosure Letter, as of February 9, 2020 there are no outstanding stock options, restricted stock units, restricted stock, stock appreciation rights, “phantom” stock rights, performance units or other compensatory rights or awards (in each case, issued by Qumu or any of its Subsidiaries), that are convertible into or exercisable for a share of Qumu Common Stock on a deferred basis or otherwise or other rights that are linked to, or based upon, the value of Qumu Common Stock. All Qumu Stock Awards are evidenced by award agreements in substantially the forms previously made available to Synacor or disclosed in the Qumu SEC Reports filed with, or furnished to, the SEC and publicly available on or after January 1, 2019 and prior to the date hereof.
(f) All outstanding shares of Qumu Common Stock are, and all shares of Qumu Common Stock reserved for issuance as specified above will be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the MBCA, the Qumu Articles of Incorporation or the Qumu Bylaws or any agreement to which Qumu is a party or otherwise bound. None of the outstanding shares of Qumu Common Stock have been issued in violation of any United States federal or state securities laws or any foreign securities laws. All of the outstanding shares of capital stock of each of the Subsidiaries of Qumu are duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors’ qualifying shares in the case of foreign Subsidiaries) are owned by Qumu or a Subsidiary of Qumu free and clear of any and all Liens. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of Qumu or any of its Subsidiaries.
(g) Qumu Common Stock constitutes the only class of equity securities of Qumu or its Subsidiaries registered or required to be registered under the Exchange Act.
3.6 Subsidiaries.
A complete and accurate list of all of the Subsidiaries of Qumu, together with the jurisdiction of incorporation of each Subsidiary and the percentage of each Subsidiary’s issued or outstanding capital stock owned by Qumu or another Subsidiary or Affiliate of Qumu, is set forth in Section 3.6 of the Qumu Disclosure Letter. Qumu does not own, directly or indirectly, any capital stock of, or other equity, voting or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, voting or similar interest in, any Person, excluding securities in any publicly traded company held for investment by Qumu and comprising less than one percent (1%) of the outstanding voting and nonvoting stock of such company. Each

Subsidiary of Qumu is duly organized, validly existing and in good standing under the Legal Requirements of its jurisdiction of organization (to the extent such concepts exist in such jurisdictions) and has all requisite corporate or other power and authority necessary to enable it to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted, except to the extent that the failure to be so organized or existing or in good standing or have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Qumu Material Adverse Effect. Each Subsidiary of Qumu is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction (to the extent such concepts exist in such jurisdictions) where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Qumu Material Adverse Effect.
3.7 SEC Reports. Qumu has filed and made available to Synacor all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by Qumu with the SEC since January 1, 2018 (collectively, the “Qumu SEC Reports”). The Qumu SEC Reports, including all forms, reports and documents filed by Qumu with the SEC after the date hereof and prior to the Effective Time, (i) were and, in the case of the Qumu SEC Reports filed after the date hereof, will be, prepared in accordance with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and in the case of such forms, reports and documents filed by Qumu with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Qumu SEC Reports or necessary in order to make the statements in such Qumu SEC Reports, in light of the circumstances under which they were and will be made, not misleading. None of the Subsidiaries of Qumu is required to file any forms, reports, schedules, statements or other documents with the SEC.
3.8 Financial Statements and Internal Controls.
(a) Each of the consolidated financial statements (including, in each case, any related notes and schedules), contained in the Qumu SEC Reports, including any Qumu SEC Reports filed after the date of this Agreement, complied or will comply, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented in all material respects or will fairly present in all material respects the consolidated financial position of Qumu and its Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been and are not expected to be material in amount, individually or in the aggregate.

(b) The chief executive officer and chief financial officer of Qumu have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and Qumu is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of Nasdaq.
(c) Qumu and each of its Subsidiaries has established and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of Qumu and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Qumu and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Qumu Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Qumu and its Subsidiaries.
(d) To the Knowledge of Qumu and except as otherwise disclosed in the Qumu SEC Reports, neither Qumu nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Qumu and its Subsidiaries, (ii) any fraud, whether or not material, that involves Qumu’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Qumu and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.
(e) Neither Qumu nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among Qumu or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Qumu or any of its Subsidiaries in Qumu’s consolidated financial statements.
(f) Neither Qumu nor any of its Subsidiaries nor, to the Knowledge of Qumu, any director, officer, auditor, accountant, consultant or representative of Qumu or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that Qumu or any of its Subsidiaries has (i) on or since January 1, 2017, engaged in questionable accounting or auditing practices or (ii) prior to January 1, 2017, engaged in questionable accounting or auditing practices which have not be fully remediated. No current or former attorney representing Qumu or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Qumu or any of its officers, directors, employees or agents to the current the Qumu Board or any committee thereof or to any current director or executive officer of Qumu.
(g) To the Knowledge of Qumu, there is no investigation threatened or pending by any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Legal Requirements of the type described in Section 806 of the Sarbanes-Oxley Act by Qumu or any of its Subsidiaries.
3.9 Undisclosed Liabilities. Except as reflected in the Qumu Balance Sheet, neither Qumu nor any of its Subsidiaries has any Liabilities, other than (i) Liabilities incurred since the date of the Qumu Balance Sheet in the ordinary course of business consistent with past practice, (ii) Liabilities under this Agreement or expressly permitted to be incurred under this Agreement, and (iii) Liabilities that, individually and in the aggregate, have not had, and would not reasonably be expected to be, individually or in the aggregate, material to Qumu and its Subsidiaries, taken as a whole.
3.10 Subsequent Changes. Since the date of the Qumu Balance Sheet through the date hereof, Qumu has conducted its business in the ordinary course of business consistent with past practice and, since such date through the date hereof, there has not occurred (i) any Qumu Material Adverse Effect or (ii) any action taken by Qumu or event that would have required the consent of Synacor pursuant to Section 5.2(a), (c)-(f), (h), (j)-(m), (p)-(r), and (t)-(v) had such action or event occurred after the date of this Agreement.
3.11 Real Property. Qumu and each of its Subsidiaries have a valid leasehold interest in, all the real properties which it purports to own or lease, including all the real properties reflected in the Qumu Balance Sheet. All real property leases, subleases, licenses or other occupancy agreements to which Qumu or any of its Subsidiaries is a party (collectively, the “Qumu Real Property Leases”) are in full force and effect, except where the failure of such Qumu Real Property Leases to be in full force and effect would not be reasonably likely to result in a Qumu Material Adverse Effect. There is no default by Qumu or any of its Subsidiaries under any of the Qumu Real Property Leases, or, to the Knowledge of Qumu, defaults by any other party thereto, except such defaults as have been waived in writing or cured or such defaults that in the aggregate would not be reasonably likely to result in a Qumu Material Adverse Effect. Section 3.11 of the Qumu Disclosure Letter contains a complete and accurate list of all Qumu Real Property Leases providing for the payment of annual rent in excess of $100,000 (each, a “Qumu Material Real Property Lease”) and lists for each such Qumu Material Real Property Lease (i) the address of the property to which such Qumu Material Real Property Lease pertains, (ii) the annual rent and (iii) the purpose of the facility to which such Qumu Material Real Property Lease pertains.
3.12 Tangible Property. Qumu and each of its Subsidiaries have good and valid title to, or a valid leasehold interest in, all the tangible properties and assets which it purports to own or lease, including all the tangible properties and assets reflected in the Qumu Balance Sheet. All tangible properties and assets reflected in the Qumu Balance Sheet are held free and clear of all Liens, except for Liens reflected on the Qumu Balance Sheet and Liens for current Taxes not yet due and for which adequate reserves have been established in accordance with GAAP and other

Liens that do not materially impair the use of the property or assets subject thereto. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by Qumu or any of its Subsidiaries are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as conducted as of the date hereof, and Qumu and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such machinery, equipment, furniture, fixtures and other tangible personal property and assets that are material to Qumu and its Subsidiaries, taken as a whole, free and clear of all Liens, except for conditions or defects in title that in the aggregate would not be reasonably likely to result in a Qumu Material Adverse Effect.
3.13 Intellectual Property.
(a) Section 3.13(a) of the Qumu Disclosure Letter contains a complete and accurate list of all material Qumu Intellectual Property that is Registered Intellectual Property (collectively the “Qumu Registered Intellectual Property”). All material Qumu Registered Intellectual Property is, to the Knowledge of Qumu, subsisting, valid (or in the case of applications, applied for) and enforceable.
(b) All Qumu Intellectual Property is owned by or exclusively licensed to Qumu or one or more of its Subsidiaries free and clear of any Liens (excluding any non-exclusive licenses entered into in the ordinary course of business). The Qumu Intellectual Property, together with the Intellectual Property Rights licensed or otherwise validly available to Qumu and its Subsidiaries pursuant to valid and enforceable Contracts between Qumu or any of its Subsidiaries and a third party, constitutes all of the Intellectual Property Rights that are necessary and sufficient for the conduct of the business of Qumu and its Subsidiaries as currently conducted. To the Knowledge of Qumu, all material Qumu Intellectual Property is, and following the transactions contemplated hereby shall be, freely transferable, licensable and alienable without the consent of, or notice or payment of any kind to any Governmental Authority or third party. Neither Qumu nor any of its Subsidiaries has granted an exclusive license to any third party, or in the four (4) years prior to the date of this Agreement transferred ownership to any third party, of any material Technology or Intellectual Property Rights that are or were owned by Qumu or a Subsidiary of Qumu.
(c) To the Knowledge of Qumu, neither Qumu nor its Subsidiaries has, in the conduct of the business of Qumu and its Subsidiaries as currently conducted, infringed upon, violated or used without authorization or license, any Intellectual Property Rights owned by any third Person, except as would not reasonably be expected to be, individually or in the aggregate, material to the business of Qumu or any of its Subsidiaries, taken as a whole. There is no pending or, to the Knowledge of Qumu, threatened (and at no time within the four (4) years prior to the date of this Agreement has there been pending or threatened any) Legal Proceeding against Qumu or any of its Subsidiaries involving a material claim of infringement or misappropriation of any Intellectual Property Rights of any third Person, or challenging the ownership, validity, or enforceability of any rights in Qumu Intellectual Property. Qumu is not party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or Orders resulting from Legal Proceedings, which (i) materially restrict Qumu’s or any of its Subsidiaries’ rights to use, license or transfer any material Qumu Intellectual Property, or (ii) compel or require Qumu or any of its Subsidiaries to license or transfer any material Qumu Intellectual Property.
(d) There are no Legal Proceedings brought by Qumu or any of its Subsidiaries within the four (4) years prior to the date of this Agreement against any third party with respect to any Qumu Intellectual Property, which remain unresolved as of the date hereof.
(e) Neither Qumu nor any of its Subsidiaries, nor, to the Knowledge of Qumu, any other party thereto, is in material breach of: (i) any Contracts pursuant to which a third party has licensed to Qumu or any of its Subsidiaries any Intellectual Property Right that is material to the business of Qumu or any Qumu Subsidiary taken as a whole (“Qumu In Licenses”), or (ii) any Contracts pursuant to which Qumu or any of its Subsidiaries has granted a third Person or Affiliate any rights or licenses to any material Qumu Intellectual Property Rights and that is material to the business of Qumu or any Qumu Subsidiary (“Qumu Out Licenses” and together with the Qumu In Licenses, the “Qumu IP Licenses”).
(f) The consummation of the transactions contemplated hereby will not result in or cause: (A) (i) the breach by Qumu or any of its Subsidiaries of any Qumu IP License that is material to the business of Qumu or any of its Subsidiaries, (ii) the termination, impairment or restriction of any right or license granted to Qumu or any of its Subsidiaries under a Qumu IP License, or (iii) Qumu or any of its Subsidiaries to grant, or expand the scope of a prior grant, to a third party of any rights to any material Qumu Intellectual Property (including by release of any source code that is not Open Source Software), except (with respect to clauses (ii) and (iii)) as would not reasonably be expected to be material to the business of Qumu or any of its Subsidiaries, taken as a whole or (B) as a result of any Qumu Material Contract to which Qumu or any of its Subsidiaries is a party, a third party to become licensed to, or otherwise have rights to, any material Intellectual Property Rights of Synacor or any of its Subsidiaries.
(g) To the Knowledge of Qumu, Qumu and its Subsidiaries are in compliance with all terms and conditions of any license for Open Source Software, except as would not reasonably be expected to be, individually or in the aggregate, material to the business of Qumu or any of its Subsidiaries, taken as a whole.
(h) Except as described in Section 3.13(h) of the Qumu Disclosure Letter, no proprietary source code (excluding, for clarity, any Open Source Software) for any Qumu Product has been delivered, licensed or made available to any escrow agent or other third party who is not, as of the date of this Agreement, or was not, at the time, an employee, consultant or contractor of Qumu or a Subsidiary of Qumu or was not subject to a written confidentiality agreement with Qumu or a Subsidiary of Qumu. Except as described in Section 3.13(h) of the Qumu Disclosure Letter, to the Knowledge of Qumu, neither Qumu nor any Subsidiary of Qumu has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the proprietary source code (excluding, for clarity, any Open Source Software) for any Qumu Product to any escrow agent or other third Person, other than any employee, consultant or contractor of Qumu or a Subsidiary of Qumu under confidentiality obligations that prohibit the disclosure of such proprietary source code to any third party.

(i) Each current and former employee, consultant and contractor of Qumu or a Subsidiary of Qumu who was or is involved in the creation or development of any Qumu Products, as well as any other material Qumu Intellectual Property, has signed and delivered a written Contract that assigns to Qumu or a Subsidiary of Qumu any such Intellectual Property Rights. Qumu and its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all confidential or trade secret information of Qumu or a Subsidiary of Qumu (including any source code) that is material to the business of Qumu or any Qumu Subsidiary or information provided by any third party to Qumu or its Subsidiaries subject to confidentiality obligations.
(j) Section 3.13(j) of the Qumu Disclosure Letter contains a list of each standards-setting organization or similar organizations in which Qumu or any of its Subsidiaries has participated in the past four (4) years, or is currently participating in that could require or obligate Qumu or any of its Subsidiaries to grant or offer to any other Person any license or right to use any Qumu Intellectual Property.
(k) No government funding, facilities of a university, college, other educational institution or research center was used in the development of any material Qumu Intellectual Property.
(l) The Processing by Qumu or any Subsidiary of Qumu of any Personal Information, as well as all communications from Qumu and Subsidiaries of Qumu to users, partners or customers that contain or include Personal Information (whether sent directly or, to Qumu’s Knowledge, through third-party providers) has complied in all material respects with (i) all Legal Requirements, (ii) Qumu’s and its Subsidiaries’ existing contractual commitments with third parties and (iii) Qumu’s and its Subsidiaries’ privacy policies and any other terms applicable to the Processing of Personal Information from individuals by Qumu or any of its Subsidiaries or any of their agents, except where the failure to so comply would not reasonably be expected to be, individually or in the aggregate, material to the business of Qumu or any of its Subsidiaries, taken as a whole. As of the date hereof, no claims have been asserted in writing or, to the Knowledge of Qumu, are threatened in writing against Qumu or any Subsidiary of Qumu by any third party alleging a violation of any third party’s privacy rights that would reasonably be expected to be, individually or in the aggregate, material to the business of Qumu or any of its Subsidiaries, taken as a whole. To the Knowledge of Qumu, neither Qumu, nor any Subsidiary of Qumu, nor any of their service providers has suffered any breach in security that has permitted or resulted in any unauthorized access to or disclosure of Personal Information.
(m) To the Knowledge of Qumu, the Qumu Products are free from any material defect, bug or programming, design or documentation error or disrupting, disabling, harming or corrupting code that would constitute a Qumu Material Adverse Effect. To the Knowledge of Qumu, none of the Qumu Products contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry), vulnerability or any other similar malicious code (“Malicious Code”) that would constitute a Qumu Material Adverse Effect.

(n) Qumu and its Subsidiaries have information technology systems that are sufficient in all material respects to operate the business of Qumu and its Subsidiaries as it is currently conducted. Qumu and its Subsidiaries have taken reasonable steps and implemented reasonable procedures to ensure that information technology systems used in connection with the operation of the business of Qumu and its Subsidiaries, and data stored or transmitted on such systems, are secure. To the Knowledge of Qumu, such systems are free from Malicious Code, except as would not reasonably be expected to be, individually or in the aggregate, material to the business of Qumu or any of its Subsidiaries, taken as a whole.
3.14 Material Contracts.
(a) For all purposes of and under this Agreement, a “Qumu Material Contract” shall mean (in each case, excluding any Qumu Employee Plan and any Qumu Non-U.S. Employee Plan) to the extent currently in effect:
(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Qumu and its Subsidiaries;
(ii) any Contract (A) containing any covenant limiting the right of Qumu or any of its Subsidiaries to engage, or to compete with any Person (other than standard employee non-solicitation restrictions), in any line of business or geographic area, (B) containing any covenant prohibiting Qumu or any of its Subsidiaries (or, after the Closing Date, Synacor) from engaging in business with any Person or levying a fine, charge or other payment for doing so, (C) pursuant to which any Person is granted most favored customer pricing, or containing any other similar pricing restrictions, or (D) containing any covenant limiting the right of Qumu to enter into any reseller, referral partner or similar partner agreements with third parties;
(iii) any Contract expressly providing for the development of any material Technology by Qumu or any of its Subsidiaries or requiring Qumu or any of its Subsidiaries to make available or otherwise disclose the source code of any Qumu Products to any Person (other than Contracts for Open Source Software);
(iv) any Contract (A) relating to the disposition or acquisition by Qumu or any of its Subsidiaries of any material business or entity, or the material assets of a business or entity, whether by way of merger, consolidation, stock purchase, asset purchase, license or otherwise, or pursuant to which Qumu has a material ownership interest in any business enterprise other than Qumu’s Subsidiaries;
(v) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $100,000, other than (A) accounts receivables and payables, (B) loans to direct or indirect wholly owned Subsidiaries, and (C) advances to employees for travel and business expenses, in each case in the ordinary course of business consistent with past practice;
(vi) any settlement Contract with ongoing obligations (other than solely ongoing confidentiality obligations) other than (A) releases that are immaterial in nature or amount entered into in the ordinary course of business, or (B) settlement Contracts only involving the payment of cash in amounts that do not exceed $100,000 in any individual case;
(vii) any collective bargaining agreement;
(viii) any Contract (excluding any purchase orders, statements of work and any other Contracts that are not master agreements and that do not contain any material terms that apply generally to transactions with the applicable customer) for the sale of Qumu Products with any customer who, in the year ended December 31, 2018 or the year ended December 31, 2019, was one of the twenty (20) largest sources of revenues for Qumu and its Subsidiaries, based on amounts paid or payable;
(ix) any Contract (excluding any purchase orders, statements of work and any other Contracts that are not master agreements and that do not contain any material terms that apply generally to transactions with the applicable customer) with any vendor of Qumu or any of its Subsidiaries who, in the year ended December 31, 2018 or the year ended December 31, 2019, was one of the twenty (20) largest sources of payment obligations for Qumu and its Subsidiaries, based on amounts paid or payable;
(x) any Contract that provides for payment obligations by Qumu or any of its Subsidiaries in any twelve (12) month period of $250,000 or more in any individual case that is not terminable by Qumu or its Subsidiaries upon notice of sixty (60) days or less without material liability to Qumu or its Subsidiaries and is not disclosed pursuant to clauses (i) through (ix) above, inclusive;
(xi) any Contract relating to the settlement of any Legal Proceeding; and
(xii) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination of which would be reasonably expected to be, individually or in the aggregate, material to Qumu and its Subsidiaries, taken as a whole and is not disclosed pursuant to clauses (i) through (xi) above, inclusive.
(b) Section 3.14(b) of the Qumu Disclosure Letter contains a complete and accurate list of all Qumu Material Contracts as of the date hereof, to or by which Qumu or any of its Subsidiaries is a party or is bound, and identifies each subsection of Section 3.14(a) that describes such Qumu Material Contract.
(c) Each Qumu Material Contract is valid and binding on Qumu (and/or each such Subsidiary of Qumu party thereto) and is in full force and effect, other than those Contracts that by their terms have expired or been terminated since the date hereof, and neither Qumu nor any of its Subsidiaries party thereto, nor, to the Knowledge of Qumu, any other party thereto, is in breach of, or default under, any such Qumu Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by Qumu or any of its Subsidiaries, or, to the Knowledge of Qumu, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not reasonably be expected to be, individually or in the aggregate, material to Qumu and its Subsidiaries, taken as a whole.
3.15 Tax Matters.
(a) Each of Qumu and its Subsidiaries has prepared and timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed and all such Tax Returns are true, correct and complete in all material respects.
(b) Each of Qumu and its Subsidiaries has paid all material Taxes that are required to be paid, except with respect to matters for which adequate reserves have been established on the Financial Statements in accordance with GAAP.
(c) No deficiencies for Taxes against Qumu or any of its Subsidiaries have been claimed, proposed or assessed in writing by any Governmental Authority that remain unpaid except for deficiencies with respect to which adequate reserves have been established in accordance with GAAP.
(d) There are no audits, examinations, investigations or other proceedings in respect of income Taxes or other material Taxes pending or threatened in writing with respect to Qumu or any of its Subsidiaries.
(e) There are no Liens for Taxes on any of the assets of Qumu or any of its Subsidiaries other than Liens for Taxes not yet due and payable or being contested in good faith and for which adequate reserves have been established on the Financial Statements in accordance with GAAP.
(f) Each of Qumu and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.
(g) Neither Qumu nor any Qumu Subsidiary is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or other similar agreement or arrangement (other than customary commercial Contracts entered into in the ordinary course of business the primary purpose of which does not relate to Taxes).
(h) Neither Qumu nor any Qumu Subsidiary has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is Qumu). Neither Qumu nor any Qumu Subsidiary has any Liability for the Taxes of any Person (other than Qumu and any Qumu Subsidiary) under Treasury Regulations section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by Contract, or otherwise (other than customary commercial Contracts entered into in the ordinary course of business the primary purpose of which does not relate to Taxes).

(i) Neither Qumu nor any Qumu Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Legal Requirements) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Legal Requirements) consummated on or prior to the Closing Date; (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date; or (vii) election under Section 108(i) of the Code (or any similar provision of state, local or foreign Legal Requirements). Qumu has not made any election under Section 965(h) of the Code.
(j) None of Qumu or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Tax law).
(k) Qumu and its Subsidiaries are in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction Contract or order with respect to Qumu and each of its Subsidiaries.
(l) None of Qumu or any of its Subsidiaries has engaged in a “reportable transaction,” within the meaning of Treas. Reg. Section 1.6011-4(b), including any transaction that is the same or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. Section 1.6011-4(b)(2).
(m) Qumu has not been nor will it be required to include in income any amount under Section 965 of the Code.
(n) Qumu is not a party to a gain recognition agreement under Section 367 of the Code.
(o)  Qumu and each of its Subsidiaries are in compliance in all material respects with all applicable transfer pricing laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practice and methodology. All intercompany agreements have been adequately documented, and such documents have been duly executed in a timely manner. The prices for any property or services (or for the use of any property), including, without limitation, interest and other prices for financial services, provided by or to Qumu or any of its Subsidiaries are arm’s-length prices for purposes of the relevant transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code (or any comparable provisions of state, local or foreign Legal Requirements).

(p) Neither Qumu nor any of its Subsidiaries has ever participated in an international boycott as defined in Section 999 of the Code.
(q) Neither Qumu nor any of its Subsidiaries are, or ever have been, a (i) “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code or an entity that has ever made the election provided under section 897(i) of the Code; (ii) a “passive foreign investment company” within the meaning of section 1297 of the Code; or (iii) a “controlled foreign corporation” within the meaning of section 957 of the Code.
(r) None of Qumu or any of its Subsidiaries has taken any action or knows of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
3.16 Employee Benefit Matters.
(a) Section 3.16(a) of the Qumu Disclosure Letter sets forth a complete and accurate list of all material Qumu Employee Plans. With respect to each Qumu Employee Plan maintained or sponsored by a professional employer organization (“PEO Plans”), the representations and warranties in this Section 3.16 are made with respect to Qumu’s participation in any PEO Plan as a participating employer. Each PEO Plan is identified as such on Section 3.16(a) of the Qumu Disclosure Letter and no representation or warranty is made with respect to any other participating employer in a PEO Plan or as to the PEO Plan as a whole. Other than as required by applicable Legal Requirements or as otherwise required by this Agreement or in the ordinary course of business, neither Qumu nor any ERISA Affiliate of Qumu has committed to any officer, or publicly communicated to any other employees to establish any new Qumu Employee Plan, to modify or amend (except as required by applicable law) any Qumu Employee Plan or to adopt or enter into any Qumu Employee Plan.
(b) With respect to each Qumu Employee Plan, Qumu has made available to Synacor complete and accurate copies of (i) such Qumu Employee Plan (or a written summary of any unwritten plan) together with all amendments thereto and all related trust documents, (ii) the most recent summary plan descriptions, including any summary of material modifications thereto and any material description made available to participants therein, (iii) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion, notification or advisory letter from the IRS, and correspondence between the IRS or the DOL on the one hand and Qumu on the other hand with respect to such letter, (iv) group annuity contracts, insurance contracts or other funding vehicles, administration and similar material agreements, investment management or investment advisory agreements, (v) in the case of any plan for which Forms 5500 are required to be filed, the most recent annual report (Form 5500) with schedules attached, (vi) the most recent financial statements for such Qumu Employee Plan, and (vii) all material correspondence to or from any governmental agency relating to any Qumu Employee Plan within the past year.
(c) Except as would not reasonably be expected to result in a Qumu Material Adverse Effect, (i) each Qumu Employee Plan has been established, maintained and administered in accordance with all applicable Legal Requirements, including if applicable,

ERISA and the Code, and in accordance with its terms, and (ii) each of Qumu, Qumu’s Subsidiaries and their respective ERISA Affiliates have (A) met their obligations with respect to each Qumu Employee Plan and (B) have timely made or properly accrued on the financial statements in accordance with GAAP all required contributions or other amounts payable with respect thereto.
(d) All Qumu Employee Plans that are intended to be qualified under Section 401(a) of the Code, and all trusts that are intended to be qualified under Section 501(a) of the Code (each, a “Qumu Qualified Plan”), have (i) received determination, opinion or advisory letters from the IRS to the effect that such Qumu Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or Qumu has remaining a period of time under applicable U.S. Department of the Treasury regulations or IRS pronouncements in which to apply for such a letter and to make any amendments necessary to obtain a favorable determination as to the qualified status of each such Qumu Qualified Plan and (ii) no such determination, opinion or advisory letter has been revoked and no event or circumstance exists that has materially and adversely affected or would reasonably be expected to materially and adversely affect such qualification or exemption. Except as would not reasonably be expected to result in Qumu Material Adverse Effect, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Qumu Employee Plan.
(e) Neither Qumu, any of Qumu’s Subsidiaries nor any of their respective ERISA Affiliates has in the preceding six (6) years maintained, participated in or contributed to (or been obligated to contribute to), or can reasonably expect to have future liability with respect to (i) a Pension Plan subject to Title IV of ERISA or Section 412 of the Code; (ii) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) a “multiple employer plan” as defined in ERISA or the Code, or (iv) multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). No Qumu Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Qumu Employee Plan provides health benefits that are not fully insured through an insurance contract.
(f) Each Qumu Employee Plan (other than the Qumu Stock Plan or an employment, severance, change in control or similar agreement with an individual) is amendable and terminable unilaterally by Qumu and any of Qumu’s Subsidiaries party thereto or covered thereby at any time without material liability to Qumu or any of its Subsidiaries as a result thereof, other than for benefits accrued as of the date of such amendment or termination and routine administrative costs.
(g) Other than as required under Section 601 et seq. of ERISA or equivalent state or local law, Qumu does not have any material liability in respect of, or material obligation to provide, health or other welfare benefits (excluding normal claims for benefits under Qumu’s group life insurance, accidental death and dismemberment insurance and disability plans and policies) or coverage to any person following retirement or other termination of employment

(other than continuation coverage through the end of the month in which such termination or retirement occurs).
(h) There is no action, suit, proceeding, claim, arbitration, audit or investigation pending or, to the Knowledge of Qumu, threatened or reasonably anticipated, with respect to any Qumu Employee Plan or the assets of any Qumu Employee Plan or Qumu Non-U.S. Employee Plan or the assets of any Qumu Non-U.S. Employee Plan, other than claims for benefits in the ordinary course.
(i) Except as would not reasonably be expected to result in a Qumu Material Adverse Effect, each Qumu Non-U.S. Employee Plan is in material compliance with all applicable Legal Requirements of each applicable jurisdiction. Each such Qumu Non-U.S. Employee Plan is funded to the extent required by applicable Legal Requirements or the applicable terms of such plan or has been accrued for to the extent required by GAAP or other applicable accounting rules. Section 3.16(i) of the Qumu Disclosure Letter contains a complete and accurate list of each country in which Qumu or any of its Subsidiaries or Affiliates has employees or independent contractors as of the date of the Qumu Balance Sheet.
(j) Section 3.16(j) of the Qumu Disclosure Letter sets forth a complete and accurate list of (i) all employment agreements with employees of Qumu or any of its Subsidiaries, other than (A) standard form offer letters, (B) other similar employment agreements entered into in the ordinary course of business and (C) agreements materially consistent with such standard forms, in the case of (A), (B) and (C) that can be terminated by Qumu without notice, liability or obligation; and (ii) all severance agreements, programs and policies of Qumu or any of its Subsidiaries with or relating to its Section 16 officers, excluding programs and policies required to be maintained by Legal Requirement.
(k) Other than as set forth on Section 3.16(k) of the Qumu Disclosure Letter and Sections 1.4(c) and 7.7(c) of this Agreement, the negotiation or consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of Qumu or any Subsidiary of Qumu to any acceleration, increase in acceleration rights, severance, or increase in severance pay, or any other material compensation or benefit, (ii) accelerate the time of distribution, payment or vesting (whether or not in connection with a non-competition provision), a lapse of repurchase rights or increase the amount of any material compensation or benefits due any such employee, director or officer, (iii) result in the forgiveness of indebtedness, or (iv) trigger an obligation to fund benefits. No payment or benefit which will or may be made by Qumu or its ERISA Affiliates will, either alone or together with any other event or events, give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code. There is no contract, agreement, plan or arrangement to which Qumu or any Subsidiary of Qumu is a party or by which it is bound that provides any individual with the right to a gross-up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code.

(l) Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) maintained or sponsored by Qumu or any Subsidiary of Qumu has been documented and operated in material compliance with Section 409A of the Code.
(m) Each of Qumu and the Qumu Subsidiaries complies in all material respects with the applicable requirements under the Affordable Care Act, the Code, ERISA, COBRA, HIPAA, and other federal requirements for employer-sponsored health plans, and any corresponding requirements under state statutes, with respect to each Qumu Employee Plan that is a group health plan within the meaning of Section 733(a) of ERISA, Section 5000(b)(1) of the Code, or such state statute.
3.17 Labor Matters.
(a) Qumu and each of its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices. To the Knowledge of Qumu, there are no actions pending or threatened to be brought or filed, by or with any Governmental Authority by any employee or former employee or contractor of Qumu, including, without limitation, any claims related to unfair labor practices, employment discrimination, harassment, retaliation, wage and hour laws, or any other employment related matter arising under applicable Legal Requirements. To the Knowledge of Qumu, within the past three (3) years no allegations of sexual harassment or sexual misconduct have been made against any director or officer of Qumu or any of its Subsidiaries and Qumu has not entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any director, officer or employee of Qumu or any of its Subsidiaries. Qumu and each of its Subsidiaries (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees; (ii) is not liable for any arrears of wages, salaries, commissions, bonuses or other direct compensation for any services performed for Qumu or any of its Subsidiaries, or any taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice), except in each case, for any failure to withhold, report or pay which would have or could reasonably be expected to have a Qumu Material Adverse Effect.
(b) Neither Qumu nor any of its Subsidiaries is or has been a party to, or is in the process of negotiating, or bound by any collective bargaining agreement, works council arrangement or agreement or other agreement with a labor union or like organization. To the Knowledge of Qumu: (i) there are no current labor union organizing activities with respect to any employees of Qumu and/or any of its Subsidiaries, (ii) no labor union, labor organization, trade union, works council, or group of employees of Qumu and/or any of its Subsidiaries has made a demand (whether formal or informal) for recognition or certification, (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, and (iv) there are no pending or threatened labor strikes, lockouts, slowdowns, work stoppages, job action, picketing or threats thereof, against or affecting Qumu or any of its Subsidiaries.
(c) Except as would not be expected to result in a Qumu Material Adverse Effect, Qumu and each of its Subsidiaries are and have been in material compliance with the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), and any similar Legal Requirements relating to plant closings and layoffs. Neither Qumu nor any of its Subsidiaries is currently engaged in any layoffs or employment terminations sufficient in number to trigger application of the WARN Act or any similar Legal Requirements.
(d) No employee of Qumu or any of its Subsidiaries (i) to the Knowledge of Qumu is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Qumu or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by Qumu or any of its Subsidiaries or relating to the use of trade secrets or proprietary information of others, or (ii) in the case of any key employee or group of key employees, has, to the Knowledge of Qumu, given notice as of the date of this Agreement to Qumu or any of its Subsidiaries that such employee or any employee in a group of key employees intends to terminate his or her employment with Qumu or any of its Subsidiaries and neither Qumu nor any of its Subsidiaries has a present intention to terminate the employment of any of the foregoing.
3.18 Environmental Matters.
(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Qumu Material Adverse Effect, no Hazardous Materials are present on any real property that is currently owned, operated, occupied, controlled or leased by Qumu or any of its Subsidiaries or were present on any real property at the time it ceased to be owned, operated, occupied, controlled or leased by Qumu or its Subsidiaries, including the land, the improvements thereon, the groundwater thereunder and the surface water thereon. Except as would not reasonably be expected to have, individually or in the aggregate, a Qumu Material Adverse Effect, there are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any real property currently owned, operated, occupied, controlled or leased by Qumu or any of its Subsidiaries or as a consequence of the acts of Qumu, its Subsidiaries or their agents.
(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Qumu Material Adverse Effect, Qumu and its Subsidiaries have conducted all Hazardous Material Activities in compliance in all material respects with all applicable Environmental Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Qumu Material Adverse Effect, the Hazardous Materials Activities of Qumu and its Subsidiaries prior to the Closing have not resulted in the exposure of any Person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such Person.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Qumu Material Adverse Effect, Qumu and its Subsidiaries have complied in all material respects with all covenants and conditions of any Qumu Permit relating to Environmental Laws which is or has been in force with respect to its Hazardous Materials Activities. No circumstances exist which could reasonably be expected to cause any material Qumu Permit relating to Environmental Laws to be revoked, modified, or rendered non-renewable upon payment of the permit fee.
(d) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Knowledge of Qumu, threatened, concerning or relating to any Qumu Permit relating to Environmental Laws or any Hazardous Materials Activity of Qumu or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Qumu Material Adverse Effect.
(e) Neither Qumu nor any of its Subsidiaries is aware of any fact or circumstance that could result in any Liability under an Environmental Law which would reasonably be expected to have a Qumu Material Adverse Effect. Except as would not reasonably be expected to have a Qumu Material Adverse Effect, neither Qumu nor any Subsidiary has entered into any Contract that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of Qumu or any of its Subsidiaries.
(f) Qumu and the Subsidiaries have delivered to Synacor or made available for inspection by Synacor and its agents, representatives and employees all material environmental site assessments and environmental audits in Qumu’s possession or control. Qumu and its Subsidiaries have complied in all material respects with all environmental disclosure obligations imposed by applicable law with respect to this transaction.
3.19 Compliance with Laws.
(a) Generally. Qumu and its Subsidiaries are in compliance in all material respects with, and are not in any material respect in default under or violation of (and have not received any notice of material non-compliance, default or violation with respect to) any Legal Requirement applicable to Qumu or any of its Subsidiaries or by which any of their respective properties is bound.
(b) Foreign Corrupt Practices Act. Neither Qumu nor any of its Subsidiaries (including any of their respective officers, directors, agents, employees or other Person associated with or acting on their behalf) have, directly or indirectly, taken any action which would cause it to be in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder (“FCPA”), the United Kingdom Bribery Act of 2010, Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or any similar anti-corruption or anti-bribery laws applicable to Qumu or its Subsidiaries (collectively, “Anti-Corruption Laws”), used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. Neither Qumu, any of its Subsidiaries nor any other entity under their control have conducted an internal investigation, or been informally or formally investigated, charged, or prosecuted, for conduct related to applicable Anti-Corruption Laws. Qumu has established sufficient internal controls and procedures to ensure compliance with applicable Anti-Corruption Laws, accurately accounted for all payments to third parties, disclosed all payments or provisions to foreign officials (as defined by the FCPA), and made available all of such documentation to Synacor.
(c) Export Control Laws.
(i) Qumu and each of its Subsidiaries have complied in all material respects with all applicable export and re-export control and trade and economic sanctions Legal Requirements (“Export Controls”), including the Export Administration Regulations (“EAR”) maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control (“OFAC”), and the International Traffic in Arms Regulations (“ITAR”) maintained by the Department of State and any applicable anti-boycott compliance regulations. Neither Qumu nor any of its Subsidiaries has directly or indirectly sold, exported, re-exported, transferred, diverted, or otherwise disposed of any products, software, technology, or technical data to any destination, entity, or Person prohibited by the Legal Requirements of the United States, without obtaining prior authorization from the competent government authorities as required by Export Controls. Qumu and its Subsidiaries are in compliance with all applicable import Legal Requirements (“Import Restrictions”), including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.
(ii) Section 3.19(c)(ii) of the Qumu Disclosure Letter accurately describes all of (A) the goods, services, items, software, technology, and technical data of Qumu and its Subsidiaries along with the appropriate classification, including their Export Control Classification Numbers (“ECCNs”) or designation on the U.S. Munitions List (“USML”); (B) the countries to which these goods, services, items, software, technology, or technical data have been exported; and (C) the licenses and license exceptions currently held or claimed by Qumu and its Subsidiaries for the export of goods, services, items, software, technology, or technical data. The listed licenses and license exceptions are all of the licenses and exceptions necessary for the continued export or re-export of goods, services, items, software, technology, or technical data of Qumu or any of its Subsidiaries. All such licenses are valid and in full force and effect. Qumu and its Subsidiaries have complied with all terms and conditions of any license issued or approved by the Directorate of Defense Trade Controls, the Bureau of Industry and Security, or the Office of Foreign Assets Control which is or has been in force or other authorization issued pursuant to Export Controls.
(iii) Neither Qumu nor any of its Subsidiaries has Knowledge of any fact or circumstance that would result in any Liability for any material violation of Export Control and Import Restrictions.

3.20 Permits. Qumu and its Subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and other approvals from Governmental Authorities that are material to the operation of the business of Qumu and its Subsidiaries taken as a whole as currently conducted (collectively, the “Qumu Permits”). The Qumu Permits are in full force and effect, have not been violated in any material respect and, to the Knowledge of Qumu, no suspension, revocation or cancellation thereof has been threatened, and there is no Legal Proceeding pending or, to the Knowledge of Qumu, threatened, seeking the suspension, revocation or cancellation of any Qumu Permits. No Qumu Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.
3.21 Legal Proceedings and Orders.
(a) Legal Proceedings. There are no material Legal Proceedings (other than arising from or relating to the Merger or any of the other transactions contemplated by this Agreement), (i) pending against Qumu or any of its Subsidiaries or any of their respective properties or assets, or (ii) to the Knowledge of Qumu, threatened against Qumu or any of its Subsidiaries, or any of their respective properties or assets.
(b) Orders. Neither Qumu nor any Subsidiary of Qumu is subject to any outstanding Order that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. There has not been nor are there currently any internal investigations or inquiries being conducted by Qumu, the Qumu Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.
3.22 Insurance. All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by Qumu or any of its Subsidiaries have been made available to Synacor. Each such policy is in full force and effect and all premiums due thereon have been paid in full.
3.23 No Ownership of Synacor Capital Stock. Neither Qumu nor any of its Affiliates (nor any of its “Associates” as defined in Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”)) is or has been during the past three (3) years an “interested stockholder” of Synacor as defined in Section 203 of the DGCL.
3.24 Takeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 4.23 of this Agreement, the Qumu Board or the Committee of Disinterested Directors, as the case may be, has adopted such resolutions as are necessary to render inapplicable to this Agreement, the Merger and any of the other transactions contemplated thereby, including the Qumu Support Agreements, the restrictions on “business combinations” (as defined in Section 302A.011 of the MBCA) as set forth in Section 302A.673 of the MBCA and any other Takeover Statutes (including Sections 302A.671 and 302A.675 of the MBCA). Other than Sections 302A.671, 302A.673 and 301A.675 of the MBCA, no “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation under the laws of the State of Delaware or other applicable

Legal Requirement (each, a “Takeover Statute”) is applicable to Qumu, the Merger or any of the other transactions contemplated by this Agreement or the Qumu Support Agreements.
3.25 Brokers, Finders and Financial Advisors. No broker, finder or investment banker (other than Stifel, whose fees will be paid by Qumu) is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Qumu or any of its Subsidiaries. Prior to the execution of this Agreement, Qumu has furnished to Synacor a complete and accurate copy of all agreements between Qumu and Stifel pursuant to which such firm would be entitled to any such payment.
3.26 No Other Representations. Except as expressly set forth in this Article III, neither Qumu nor any of its Subsidiaries has made any representation or warranty, express or implied, to Synacor in connection with this Agreement, the Merger or any of the other transactions contemplated hereby. Qumu acknowledges and agrees that except as expressly set forth in Article IV, neither Synacor nor any of its Subsidiaries has made to Qumu, nor has Qumu relied upon, any representation or warranty, express or implied, in connection with this Agreement, the Merger or any of the other transactions contemplated hereby.
ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF SYNACOR AND MERGER SUB
Except (i) as set forth in the disclosure letter that has been prepared by Synacor and delivered by Synacor to Qumu in connection with the execution and delivery of this Agreement, dated as of the date hereof (the “Synacor Disclosure Letter”), which expressly identifies the Section (or, if applicable, subsection) to which such exception relates (it being understood and hereby agreed that any disclosure in the Synacor Disclosure Letter relating to one Section or subsection shall also apply to any other Sections and subsections if and to the extent that it is readily apparent on the face of such disclosure (without reference to the underlying documents referenced therein) that such disclosure also relates to such other Sections or subsections), or (ii) as set forth in any Synacor SEC Reports filed with, or furnished to, the SEC and publicly available on or after January 1, 2019 and prior to the date hereof (other than in any “risk factors” or other disclosure statements included therein that are cautionary, predictive or forward looking in nature and not statements of historical fact; provided that the exception provided for in this clause (ii) shall (x) be applied with respect to a particular representation or warranty in this Article IV only to the extent that it is reasonably apparent from the text of such reports that such disclosure relates to such representation or warranty, and (y) not apply to the representations and warranties in Section 4.1, Section 4.2, Section 4.4, Section 4.5, Section 4.6 and clause (i) of Section 4.10), Synacor and Merger Sub hereby represent and warrant to Qumu as follows:
4.1 Organization and Qualification. Each of Synacor and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and the State of Minnesota, respectively, and have all requisite corporate power and authority necessary to enable each to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted. Each of Synacor and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Synacor Material Adverse Effect.
4.2 Authority; Approvals and Enforceability.
(a) Each of Synacor and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and subject only to the approval of the Synacor Shareholders as described below, to consummate the Merger and the other transactions contemplated hereby in accordance with the terms hereof.
(b) The execution and delivery of this Agreement (including the Plan of Merger) by Synacor, and performance by Synacor of its obligations hereunder, and the consummation of the Merger and the other transactions contemplated hereby, have been duly and validly approved by the Synacor board of directors (the “Synacor Board”). As of the date of this Agreement, the Synacor Board has unanimously (i) approved, and declared advisable this Agreement (including the Plan of Merger) and the Merger and other transactions contemplated hereby upon and subject to the terms and conditions set forth herein, (ii) determined that this Agreement (including the Plan of Merger) and the Merger and other transactions contemplated hereby are fair to, and in the best interests of, Synacor and the Synacor Shareholders and (iii) resolved to recommend that the Synacor Shareholders approve the issuance of shares of Synacor Common Stock in the Merger (the “Synacor Voting Proposal”) at the Synacor Shareholder Meeting. As of the date of this Agreement, the foregoing Synacor Voting Proposal has not been withdrawn, revoked or modified in any respect. Prior to making the foregoing determinations, the Synacor Board received an opinion of Canaccord Genuity LLC (“Canaccord”) to the effect that, as of the date of such opinion and based upon and subject to the various limitations, matters, qualifications and assumptions set forth therein, the Exchange Ratio is fair, from a financial point of view, to Synacor, and, as of the date of this Agreement, the foregoing opinion has not been withdrawn, revoked or modified in any respect.
(c) Except for the approval of the Synacor Voting Proposal by the affirmative vote of a majority of votes present or represented by proxy at the Synacor Shareholder Meeting called to consider the Synacor Voting Proposal (the “Requisite Synacor Shareholder Approval”) and assuming the accuracy of the representations and warranties set forth in Section 3.23 of this Agreement, no other corporate proceedings on the part of Synacor are necessary to approve or adopt this Agreement under applicable Legal Requirements and to consummate the Merger and other transactions contemplated hereby in accordance with the terms hereof.
(d) This Agreement has been duly and validly executed and delivered by each of Synacor and Merger Sub, and assuming due authorization, execution and delivery by Qumu, this Agreement constitutes a valid and binding obligation of each of Synacor and Merger Sub, enforceable against each of Synacor and Merger Sub in accordance with its terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Legal Requirements affecting creditors’ rights generally, or by principles governing the availability of equitable remedies.

4.3 Required Filings and Consents.
(a) The execution and delivery by Synacor of this Agreement do not, and the performance by Synacor of its covenants and agreements under this Agreement and the consummation by Synacor of the transactions contemplated by this Agreement will not, (i) assuming receipt of the Requisite Synacor Shareholder Approval, conflict with or violate the Synacor Certificate of Incorporation or the Synacor Bylaws or any Synacor Subsidiary Documents, (ii) assuming receipt of the government approvals contemplated by Section 4.3(b) conflict with or violate any Legal Requirements applicable to Synacor or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require notice to or the consent of any Person under, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair Synacor’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of Synacor or any of its Subsidiaries pursuant to, any Synacor Material Contract, or (iv) give rise to or result in any person having, or having the right to exercise, any preemptive rights, rights of first refusal, rights to acquire or similar rights with respect to any capital stock of Synacor or any of its Subsidiaries or any of their respective assets or properties, except in the case of the preceding clauses (ii) through (iv), inclusive, as would not reasonably be expected to be, individually or in the aggregate, material to Synacor and its Subsidiaries, taken as a whole.
(b) The execution and delivery by Synacor of this Agreement do not, and the performance by Synacor of its covenants and agreements under this Agreement and the consummation by Synacor of the transactions contemplated by this Agreement (including the Merger) will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Authority, except (i) as may be required by applicable Antitrust Laws, (ii) the filing of the Registration Statement and the Joint Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act and as may be required under the Securities Act, (iii) such consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings, and notifications as may be required under applicable United States federal and state securities laws, (iv) the filing of the Articles of Merger or other documents as required by the MBCA and (v) such other consents, approvals, orders, registrations, declarations, permits, filings and notifications which, if not obtained or made, would not reasonably be expected to be, individually or in the aggregate, material to Synacor and its Subsidiaries, taken as a whole.
4.4 Certificate of Incorporation and Bylaws. Synacor has heretofore made available to Qumu a complete and accurate copy of the Synacor Certificate of Incorporation and Synacor Bylaws, along with the charter and bylaws (or equivalent organizational documents) each as amended to date, of each of its Subsidiaries (the “Synacor Subsidiary Documents”). The Synacor Certificate of Incorporation, Synacor Bylaws and Synacor Subsidiary Documents, each as amended to date, are in full force and effect, and neither the Synacor Board nor, to the Knowledge of Synacor, any Synacor Shareholder has taken any action to amend the Synacor Certificate of Incorporation or the Synacor Bylaws in any respect. Synacor has not taken any action in breach or violation of any of the provisions of the Synacor Certificate of Incorporation or the Synacor Bylaws, and each Subsidiary is not in breach or violation of any of the material provisions of their respective Synacor Subsidiary Documents, except, in the case of a Subsidiary, as would not reasonably be expected to be, individually or in the aggregate, material to Synacor and its Subsidiaries, taken as a whole.
4.5 Capitalization.
(a) The authorized capital stock of Synacor consists of 100,000,000 shares of Synacor Common Stock, and 10,000,000 shares of Synacor Preferred Stock. As of February 6, 2020:
(i) 39,274,052 shares of Synacor Common Stock were issued and outstanding;
(ii) 455,583 shares of Synacor Common Stock were reserved for issuance pursuant to awards granted under the Synacor 2006 Stock Plan (the “Synacor 2006 Stock Plan”), all of which were subject to outstanding and unexercised options to purchase shares of Synacor Common Stock;
(iii) A total of 15,546,452 shares of Synacor Common Stock were reserved for the issuance of awards over the term of the Synacor Amended and Restated 2012 Equity Incentive Plan (the “Synacor 2012 Stock Plan”) of which 4,258,057 shares were subject to outstanding and unexercised options to purchase shares of Synacor Common Stock, 545,719 shares were subject to outstanding Synacor Restricted Stock Units and 297,789 shares were subject to outstanding Synacor Performance Stock Units;
(iv) 2,001,338 shares of Synacor Common Stock were reserved for issuance pursuant to an executive equity compensation plan not approved by the Synacor stockholders (the “Bhise Option”);
(v) 1,000,000 shares of Synacor Common Stock were reserved for issuance pursuant to outstanding awards granted under the Synacor Special Purpose Recruitment Plan (the “Special Plan”), 317,375 of which were subject to outstanding and unexercised options to purchase shares of Synacor Common Stock;
(vi) 873,998 shares of Synacor Common Stock were issued and held in the treasury of Synacor; and
(vii) 2,000,000 shares of Synacor Preferred Stock were designated Series A Junior Participating Preferred Stock, none of which were issued and outstanding.
(b) Since February 6, 2020, Synacor has not issued any securities (including derivative securities) except for shares of Synacor Common Stock issued upon exercise of stock options, settlement of Synacor Restricted Stock Units or the settlement of Synacor Performance Stock Units, in each case, outstanding on or prior to February 6, 2020.

(c) Other than the Synacor 2006 Stock Plan, the Synacor 2012 Stock Plan, the Bhise Option and the Special Plan (the “Synacor Stock Plans”), there are no stock option plans or any other plan or agreement adopted by Synacor that provides for the issuance of equity to any current or former service provider of Synacor. Synacor has made available to Qumu complete and accurate copies of all Synacor Stock Plans and the forms of all award agreements evidencing outstanding Synacor Stock Awards, and all agreements under the Synacor Stock Plans that materially deviate from such forms of award agreement.
(d) Section 4.5(d) of the Synacor Disclosure Letter sets forth a complete and accurate list as of February 6, 2020 of any outstanding equity-based award, whether payable in stock, cash or other property or any combination of the foregoing (the “Synacor Stock Award”) that is exercisable for more than six (6) months following the holder’s termination (other than for disability or death), and whether (and to what extent) the vesting of any Synacor Stock Award may be accelerated in any way by the consummation of the transactions contemplated by this Agreement (alone or in combination with any other event, including the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Merger).
(e) Except as described in Sections 4.5(a), 4.5(b) and 4.5(d) of the Synacor Disclosure Letter, no capital stock of Synacor or any of its Subsidiaries or any security convertible or exchangeable into or exercisable for such capital stock, is issued, reserved for issuance or outstanding as of the date of this Agreement. Except as described in Section 4.5(d) of this Agreement and except for changes since the date of this Agreement resulting from the exercise of employee stock options outstanding on such date or described on Section 4.5(d) of the Synacor Disclosure Letter, there are no exercisable securities, there are no options, preemptive rights, warrants, calls, rights, commitments, agreements, arrangements or understandings of any kind to which Synacor or any of its Subsidiaries is a party, or by which Synacor or any of its Subsidiaries is bound, obligating Synacor or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Synacor or any of its Subsidiaries or obligating Synacor or any of its Subsidiaries to grant, extend or accelerate the vesting of or enter into any such option, warrant, call, right, commitment, agreement, arrangement or understanding. There are no shareholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which Synacor or any of its Subsidiaries is a party, or by which it or they are bound, obligating Synacor or any of its Subsidiaries with respect to any shares of capital stock of Synacor or any of its Subsidiaries. There are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of Synacor), of Synacor or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of Synacor or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. There are no registration rights or other agreements, arrangements or understandings to which Synacor or any of its Subsidiaries is a party, or by which it or they are bound, obligating Synacor or any of its Subsidiaries with respect to any shares of Synacor Common Stock or shares of capital stock of any such Subsidiary. Synacor does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the Synacor Shareholders on any matter. Except as described in Section 4.5(a), 4.5(b) and 4.5(d) of the Synacor Disclosure Letter, as of February 6, 2020 there are no outstanding stock options, restricted stock units, restricted stock, stock appreciation rights, “phantom” stock rights, performance units or other compensatory rights or awards (in each case, issued by Synacor or any of its Subsidiaries), that are convertible into or exercisable for a share of Synacor Common Stock on a deferred basis or otherwise or other rights that are linked to, or based upon, the value of Synacor Common Stock. All Synacor Stock Awards are evidenced by award agreements in substantially the forms previously made available to Qumu or disclosed in the Synacor SEC Reports filed with, or furnished to, the SEC and publicly available on or after January 1, 2019 and prior to the date hereof.
(f) All outstanding shares of Synacor Common Stock are, and all shares of Synacor Common Stock reserved for issuance as specified above will be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Synacor Certificate of Incorporation or the Synacor Bylaws or any agreement to which Synacor is a party or otherwise bound. None of the outstanding shares of Synacor Common Stock have been issued in violation of any United States federal or state securities laws or any foreign securities laws. All of the outstanding shares of capital stock of each of the Subsidiaries of Synacor are duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors’ qualifying shares in the case of foreign Subsidiaries) are owned by Synacor or a Subsidiary of Synacor free and clear of any and all Liens. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of Synacor or any of its Subsidiaries.
(g) Synacor Common Stock constitutes the only class of equity securities of Synacor or its Subsidiaries registered or required to be registered under the Exchange Act.
4.6 Subsidiaries. A complete and accurate list of all of the Subsidiaries of Synacor, together with the jurisdiction of incorporation of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock owned by Synacor or another Subsidiary or Affiliate of Synacor, is set forth in Section 4.6 of the Synacor Disclosure Letter. Synacor does not own, directly or indirectly, any capital stock of, or other equity, voting or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, voting or similar interest in, any Person, excluding securities in any publicly traded company held for investment by Synacor and comprising less than one percent (1%) of the outstanding voting and nonvoting stock of such company. Each Subsidiary of Synacor is duly organized, validly existing and in good standing under the Legal Requirements of its jurisdiction of organization (to the extent such concepts exist in such jurisdictions) and has all requisite corporate or other power and authority necessary to enable it to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted, except to the extent that the failure to be so organized or existing or in good standing or have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Synacor Material Adverse Effect. Each Subsidiary of Synacor is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction (to the extent such concepts exist in such jurisdictions) where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Synacor Material Adverse Effect.
4.7 SEC Reports. Synacor has filed and made available to Qumu all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by Synacor with the SEC since January 1, 2018 (collectively, the “Synacor SEC Reports”). The Synacor SEC Reports, including all forms, reports and documents filed by Synacor with the SEC after the date hereof and prior to the Effective Time, (i) were and, in the case of the Synacor SEC Reports filed after the date hereof, will be, prepared in accordance with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and in the case of such forms, reports and documents filed by Synacor with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Synacor SEC Reports or necessary in order to make the statements in such Synacor SEC Reports, in light of the circumstances under which they were and will be made, not misleading. None of the Subsidiaries of Synacor is required to file any forms, reports, schedules, statements or other documents with the SEC.
4.8 Financial Statements and Internal Controls.
(a) Each of the consolidated financial statements (including, in each case, any related notes and schedules), contained in the Synacor SEC Reports, including any Synacor SEC Reports filed after the date of this Agreement, complied or will comply, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented in all material respects or will fairly present in all material respects the consolidated financial position of Synacor and its Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been and are not expected to be material in amount, individually or in the aggregate.
(b) The chief executive officer and chief financial officer of Synacor have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and Synacor is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of Nasdaq.
(c) Synacor and each of its Subsidiaries has established and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of Synacor and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Synacor and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Synacor Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Synacor and its Subsidiaries.
(d) To the Knowledge of Synacor and except as otherwise disclosed in the Synacor SEC Reports, neither Synacor nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Synacor and its Subsidiaries, (ii) any fraud, whether or not material, that involves Synacor’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Synacor and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.
(e) Neither Synacor nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among Synacor or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Synacor or any of its Subsidiaries in Synacor’s consolidated financial statements.
(f) Neither Synacor nor any of its Subsidiaries nor, to the Knowledge of Synacor, any director, officer, auditor, accountant, consultant or representative of Synacor or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that Synacor or any of its Subsidiaries has (i) on or since January 1, 2017, engaged in questionable accounting or auditing practices or (ii) prior to January 1, 2017, engaged in questionable accounting or auditing practices which have not be fully remediated. No current or former attorney representing Synacor or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Synacor or any of its officers, directors, employees or agents to the current the Synacor Board or any committee thereof or to any current director or executive officer of Synacor.
(g) To the Knowledge of Synacor, there is no investigation threatened or pending by any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Legal Requirements of the type described in Section 806 of the Sarbanes-Oxley Act by Synacor or any of its Subsidiaries.

4.9 Undisclosed Liabilities. Except as reflected in the Synacor Balance Sheet, neither Synacor nor any of its Subsidiaries has any Liabilities, other than (i) Liabilities incurred since the date of the Synacor Balance Sheet in the ordinary course of business consistent with past practice, (ii) Liabilities under this Agreement or expressly permitted to be incurred under this Agreement, and (iii) Liabilities that, individually and in the aggregate, have not had, and would not reasonably be expected to be, individually or in the aggregate, material to Synacor and its Subsidiaries, taken as a whole.
4.10 Subsequent Changes. Since the date of the Synacor Balance Sheet through the date hereof, Synacor has conducted its business in the ordinary course of business consistent with past practice and, since such date through the date hereof, there has not occurred (i) any Synacor Material Adverse Effect or (ii) any action taken by Synacor or event that would have required the consent of Qumu pursuant to Section 5.2(a), (c)-(f), (h), (j)-(m), (p)-(r), and (t)-(v) had such action or event occurred after the date of this Agreement.
4.11 Real Property. Synacor and each of its Subsidiaries have a valid leasehold interest in, all the real properties which it purports to own or lease, including all the real properties reflected in the Synacor Balance Sheet. All real property leases, subleases, licenses or other occupancy agreements to which Synacor or any of its Subsidiaries is a party (collectively, the “Synacor Real Property Leases”) are in full force and effect, except where the failure of such Synacor Real Property Leases to be in full force and effect would not be reasonably likely to result in a Synacor Material Adverse Effect. There is no default by Synacor or any of its Subsidiaries under any of the Synacor Real Property Leases, or, to the Knowledge of Synacor, defaults by any other party thereto, except such defaults as have been waived in writing or cured or such defaults that in the aggregate would not be reasonably likely to result in a Synacor Material Adverse Effect. Section 4.11 of the Synacor Disclosure Letter contains a complete and accurate list of all Synacor Real Property Leases providing for the payment of annual rent in excess of $150,000 (each, a “Synacor Material Real Property Lease”) and lists for each such Synacor Material Real Property Lease (i) the address of the property to which such Synacor Material Real Property Lease pertains, (ii) the annual rent and (iii) the purpose of the facility to which such Synacor Material Real Property Lease pertains.
4.12 Tangible Property. Synacor and each of its Subsidiaries have good and valid title to, or a valid leasehold interest in, all the tangible properties and assets which it purports to own or lease, including all the tangible properties and assets reflected in the Synacor Balance Sheet. All tangible properties and assets reflected in the Synacor Balance Sheet are held free and clear of all Liens, except for Liens reflected on the Synacor Balance Sheet and Liens for current Taxes not yet due and for which adequate reserves have been established in accordance with GAAP and other Liens that do not materially impair the use of the property or assets subject thereto. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by Synacor or any of its Subsidiaries are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as conducted as of the date hereof, and Synacor and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such machinery, equipment, furniture, fixtures and other tangible personal property and assets that are material to Synacor and its Subsidiaries, taken as a whole, free and clear of all Liens, except for conditions or defects in title that in the aggregate would not be reasonably likely to result in a Synacor Material Adverse Effect.
4.13 Intellectual Property.
(a) Section 4.13(a) of the Synacor Disclosure Letter contains a complete and accurate list of all material Synacor Intellectual Property that is Registered Intellectual Property (collectively the “Synacor Registered Intellectual Property”). All material Synacor Registered Intellectual Property is, to the Knowledge of Synacor, subsisting, valid (or in the case of applications, applied for) and enforceable.
(b) All Synacor Intellectual Property is owned by or exclusively licensed to Synacor or one or more of its Subsidiaries free and clear of any Liens (excluding any non-exclusive licenses entered into in the ordinary course of business). The Synacor Intellectual Property, together with the Intellectual Property Rights licensed or otherwise validly available to Synacor and its Subsidiaries pursuant to valid and enforceable Contracts between Synacor or any of its Subsidiaries and a third party, constitutes all of the Intellectual Property Rights that are necessary and sufficient for the conduct of the business of Synacor and its Subsidiaries as currently conducted. To the Knowledge of Synacor, all material Synacor Intellectual Property is, and following the transactions contemplated hereby shall be, freely, transferable, licensable and alienable without the consent of, or notice or payment of any kind to any Governmental Authority or third party. Neither Synacor nor any of its Subsidiaries has granted an exclusive license to any third party, or in the four (4) years prior to the date of this Agreement transferred ownership to any third party, of any material Technology or Intellectual Property Rights that are or were owned by Synacor or a Subsidiary of Synacor.
(c) To the Knowledge of Synacor, neither Synacor nor its Subsidiaries has, in the conduct of the business of Synacor and its Subsidiaries as currently conducted, infringed upon, violated or used without authorization or license, any Intellectual Property Rights owned by any third Person, except as would not reasonably be expected to be, individually or in the aggregate, material to the business of Synacor or any of its Subsidiaries, taken as a whole. There is no pending or, to the Knowledge of Synacor, threatened (and at no time within the four (4) years prior to the date of this Agreement has there been pending or threatened any) Legal Proceeding against Synacor or any of its Subsidiaries involving a material claim of infringement or misappropriation of any Intellectual Property Rights of any third Person, or challenging the ownership, validity, or enforceability of any rights in Synacor Intellectual Property. Synacor is not party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or Orders resulting from Legal Proceedings, which (i) materially restrict Synacor’s or any of its Subsidiaries’ rights to use, license or transfer any material Synacor Intellectual Property, or (ii) compel or require Synacor or any of its Subsidiaries to license or transfer any material Synacor Intellectual Property.
(d) There are no Legal Proceedings brought by Synacor or any of its Subsidiaries within the four (4) years prior to the date of this Agreement against any third party with respect to any Synacor Intellectual Property, which remain unresolved as of the date hereof.

(e) Neither Synacor nor any of its Subsidiaries, nor, to the Knowledge of Synacor, any other party thereto, is in material breach of (i) any Contracts pursuant to which a third party has licensed to Synacor or any of its Subsidiaries any Intellectual Property Right that is material to the business of Synacor or any Synacor Subsidiary taken as a whole (“Synacor In Licenses”), or (ii) any Contracts pursuant to which Synacor or any of its Subsidiaries has granted a third Person or Affiliate any rights or licenses to any material Synacor Intellectual Property Rights and that is material to the business of Synacor or any Synacor Subsidiary (“Synacor Out Licenses” and together with the Synacor In Licenses, the “Synacor IP Licenses”).
(f) The consummation of the transactions contemplated hereby will not result in or cause: (A) (i) the breach by Synacor or any of its Subsidiaries of any Synacor IP License that is material to the business of Synacor or any of its Subsidiaries, (ii) the termination, impairment or restriction of any right or license granted to Synacor or any of its Subsidiaries under a Synacor IP License, or (iii) Synacor or any of its Subsidiaries to grant, or expand the scope of a prior grant, to a third party of any rights to any material Synacor Intellectual Property (including by release of any source code that is not Open Source Software), except (with respect to clauses (ii) and (iii)) as would not reasonably be expected to be material to the business of Synacor or any of its Subsidiaries, taken as a whole or (B) as a result of any Synacor Material Contract to which Synacor or any of its Subsidiaries is a party, a third party to become licensed to, or otherwise have rights to, any material Intellectual Property Rights of Qumu or any of its Subsidiaries.
(g) To the Knowledge of Synacor, Synacor and its Subsidiaries are in compliance with all terms and conditions of any license for Open Source Software, except as would not reasonably be expected to be, individually or in the aggregate, material to the business of Synacor or any of its Subsidiaries, taken as a whole.
(h) Except as described in Section 4.13(h) of the Synacor Disclosure Letter, no proprietary source code (excluding, for clarity, any Open Source Software) for any Synacor Product has been delivered, licensed or made available to any escrow agent or other third party who is not, as of the date of this Agreement, or was not, at the time, an employee, consultant or contractor of Synacor or a Subsidiary of Synacor or was not subject to a written confidentiality agreement with Synacor or a Subsidiary of Synacor. Except as described in Section 4.13(h) of the Synacor Disclosure Letter, to the Knowledge of Synacor, neither Synacor nor any Subsidiary of Synacor has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the proprietary source code (excluding, for clarity, any Open Source Software) for any Synacor Product to any escrow agent or other third Person, other than any employee, consultant or contractor of Synacor or a Subsidiary of Synacor under confidentiality obligations that prohibit the disclosure of such proprietary source code to any third party.
(i) Each current and former employee, consultant and contractor of Synacor or a Subsidiary of Synacor who was or is involved in the creation or development of any Synacor Products, as well as any other material Synacor Intellectual Property, has signed and delivered a written Contract that assigns to Synacor or a Subsidiary of Synacor any Intellectual Property Rights. Synacor and its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all confidential or trade secret information of Synacor or a

Subsidiary of Synacor (including any source code) that is material to the business of Synacor or any Synacor Subsidiary or information provided by any third party to Synacor or its Subsidiaries subject to confidentiality obligations.
(j) Section 4.13(j) of the Synacor Disclosure Letter contains a list of each standards-setting organization or similar organizations in which Synacor or any of its Subsidiaries has participated in the past four (4) years, or is currently participating in, that could require or obligate Synacor or any of its Subsidiaries to grant or offer to any other Person any license or right to use any Synacor Intellectual Property.
(k) No government funding, facilities of a university, college, other educational institution or research center was used in the development of any material Synacor Intellectual Property.
(l) The Processing by Synacor or any Subsidiary of Synacor of any Personal Information, as well as all communications from Synacor and Subsidiaries of Synacor to users, partners or customers that contain or include Personal Information (whether sent directly or, to Synacor’s Knowledge, through third-party providers) has complied in all material respects with (i) all Legal Requirements, (ii) Synacor’s and its Subsidiaries’ existing contractual commitments with third parties and (iii) Synacor’s and its Subsidiaries’ privacy policies and any other terms applicable to the Processing of Personal Information from individuals by Synacor or any of its Subsidiaries or any of their agents, except where the failure to so comply would not reasonably be expected to be, individually or in the aggregate, material to the business of Synacor or any of its Subsidiaries, taken as a whole. As of the date hereof, no claims have been asserted in writing or, to the Knowledge of Synacor, are threatened in writing against Synacor or any Subsidiary of Synacor by any third party alleging a violation of any third party’s privacy rights that would reasonably be expected to be, individually or in the aggregate, material to the business of Synacor or any of its Subsidiaries, taken as a whole. To the Knowledge of Synacor, neither Synacor, nor any Subsidiary of Synacor, nor any of their service providers has suffered any breach in security that has permitted or resulted in any unauthorized access to or disclosure of Personal Information.
(m) To the Knowledge of Synacor, Synacor Products are free from any material defect, bug or programming, design or documentation error or disrupting, disabling, harming or corrupting code that would constitute a Synacor Material Adverse Effect. To the Knowledge of Synacor, none of Synacor Products contain any Malicious Code that would constitute a Synacor Material Adverse Effect.
(n) Synacor and its Subsidiaries have information technology systems that are sufficient in all material respects to operate the business of Synacor and its Subsidiaries as it is currently conducted. Synacor and its Subsidiaries have taken reasonable steps and implemented reasonable procedures to ensure that information technology systems used in connection with the operation of the business of Synacor and its Subsidiaries, and data stored or transmitted on such systems are secure. To the Knowledge of Synacor, such systems are free from Malicious Code, except as would not reasonably be expected to be, individually or in the aggregate, material to the business of Synacor or any of its Subsidiaries, taken as a whole.

4.14 Material Contracts.
(a) For all purposes of and under this Agreement, a “Synacor Material Contract” shall mean (in each case, excluding any Synacor Employee Plan and any Synacor Non-U.S. Employee Plan) to the extent currently in effect:
(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Synacor and its Subsidiaries;
(ii) any Contract (A) containing any covenant limiting the right of Synacor or any of its Subsidiaries to engage, or to compete with any Person (other than standard employee non-solicitation restrictions), in any line of business or geographic area, (B) containing any covenant prohibiting Synacor or any of its Subsidiaries (or, after the Closing Date, Synacor) from engaging in business with any Person or levying a fine, charge or other payment for doing so, (C) pursuant to which any Person is granted most favored customer pricing, or containing any other similar pricing restrictions, or (D) containing any covenant limiting the right of Synacor to enter into any reseller, referral partner or similar partner agreements with third parties;
(iii) any Contract expressly providing for the development of any material Technology by Synacor or any of its Subsidiaries, or requiring Synacor or any of its Subsidiaries to make available or otherwise disclose the source code of any Synacor Products to any Person (other than Contracts for Open Source Software);
(iv) any Contract (A) relating to the disposition or acquisition by Synacor or any of its Subsidiaries of any material business or entity, or the material assets of a business or entity, whether by way of merger, consolidation, stock purchase, asset purchase, license or otherwise, or pursuant to which Synacor has a material ownership interest in any other business enterprise other than Synacor’s Subsidiaries;
(v) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $150,000, other than (A) accounts receivables and payables, (B) loans to direct or indirect wholly owned Subsidiaries, and (C) advances to employees for travel and business expenses, in each case in the ordinary course of business consistent with past practice;
(vi) any settlement Contract with ongoing obligations (other than solely ongoing confidentiality obligations) other than (A) releases that are immaterial in nature or amount entered into in the ordinary course of business, or (B) settlement Contracts only involving the payment of cash in amounts that do not exceed $150,000 in any individual case;
(vii) any collective bargaining agreement;
(viii) any Contract (excluding any purchase orders, statements of work and any other Contracts that are not master agreements and that do not contain any material terms that apply generally to transactions with the applicable customer) for the sale of Synacor Products with any customer who, in the year ended December 31, 2018 or the year ended

December 31, 2019, was one of the twenty (20) largest sources of revenues for Synacor and its Subsidiaries, based on amounts paid or payable;
(ix) any Contract (excluding any purchase orders, statements of work and any other Contracts that are not master agreements and that do not contain any material terms that apply generally to transactions with the applicable customer) with any vendor of Synacor or any of its Subsidiaries who, in the year ended December 31, 2018 or the year ended December 31, 2019, was one of the twenty (20) largest sources of payment obligations for Synacor and its Subsidiaries, based on amounts paid or payable;
(x) any Contract that provides for payment obligations by Synacor or any of its Subsidiaries in any twelve (12) month period of $500,000 or more in any individual case that is not terminable by Synacor or its Subsidiaries upon notice of sixty (60) days or less without material liability to Synacor or its Subsidiaries and is not disclosed pursuant to clauses (i) through (ix) above, inclusive;
(xi) any Contract relating to the settlement of any Legal Proceeding; and
(xii) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination of which would be reasonably expected to be, individually or in the aggregate, material to Synacor and its Subsidiaries, taken as a whole and is not disclosed pursuant to clauses (i) through (xi) above, inclusive.
(b) Section 4.14(b) of the Synacor Disclosure Letter contains a complete and accurate list of all Synacor Material Contracts as of the date hereof, to or by which Synacor or any of its Subsidiaries is a party or is bound, and identifies each subsection of Section 4.14(a) that describes such Synacor Material Contract.
(c) Each Synacor Material Contract is valid and binding on Synacor (and/or each such Subsidiary of Synacor party thereto) and is in full force and effect, other than those Contracts that by their terms have expired or been terminated since the date hereof, and neither Synacor nor any of its Subsidiaries party thereto, nor, to the Knowledge of Synacor, any other party thereto, is in breach of, or default under, any such Synacor Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by Synacor or any of its Subsidiaries, or, to the Knowledge of Synacor, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not reasonably be expected to be, individually or in the aggregate, material to Synacor and its Subsidiaries, taken as a whole.
4.15 Tax Matters.
(a) Each of Synacor and its Subsidiaries has prepared and timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed and all such Tax Returns are true, correct and complete in all material respects.

(b) Each of Synacor and its Subsidiaries has paid all material Taxes that are required to be paid, except with respect to matters for which adequate reserves have been established on the Financial Statements in accordance with GAAP.
(c) No deficiencies for Taxes against Synacor or any of its Subsidiaries have been claimed, proposed or assessed in writing by any Governmental Authority that remain unpaid except for deficiencies with respect to which adequate reserves have been established in accordance with GAAP.
(d) There are no audits, examinations, investigations or other proceedings in respect of income Taxes or other material Taxes pending or threatened in writing with respect to Synacor or any of its Subsidiaries.
(e) There are no Liens for Taxes on any of the assets of Synacor or any of its Subsidiaries other than Liens for Taxes not yet due and payable or being contested in good faith and for which adequate reserves have been established on the Financial Statements in accordance with GAAP.
(f) Each of Synacor and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.
(g) Neither Synacor nor any Synacor Subsidiary is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or other similar agreement or arrangement (other than customary commercial Contracts entered into in the ordinary course of business the primary purpose of which does not relate to Taxes).
(h) Neither Synacor nor any Synacor Subsidiary has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is Synacor). Neither Synacor nor any Synacor Subsidiary has any Liability for the Taxes of any Person (other than Synacor and any Synacor Subsidiary) under Treasury Regulations section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by Contract, or otherwise (other than customary commercial Contracts entered into in the ordinary course of business the primary purpose of which does not relate to Taxes).
(i) Neither Synacor nor any Synacor Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Legal Requirements) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Legal Requirements) consummated on or prior to the Closing Date; (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date; or (vii) election under Section 108(i) of the Code (or any similar provision of state, local or foreign Legal Requirements). Synacor has not made any election under Section 965(h) of the Code.
(j) None of Synacor or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Tax law).
(k) Synacor and its Subsidiaries are in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction Contract or order with respect to Synacor and each of its Subsidiaries.
(l) None of Synacor or any of its Subsidiaries has engaged in a “reportable transaction,” within the meaning of Treas. Reg. Section 1.6011-4(b), including any transaction that is the same or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. Section 1.6011-4(b)(2).
(m) Synacor has not been nor will it be required to include in income any amount under Section 965 of the Code.
(n) Synacor is not a party to a gain recognition agreement under Section 367 of the Code.
(o) Synacor and each of its Subsidiaries are in compliance in all material respects with all applicable transfer pricing laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practice and methodology. All intercompany agreements have been adequately documented, and such documents have been duly executed in a timely manner. The prices for any property or services (or for the use of any property), including, without limitation, interest and other prices for financial services, provided by or to Synacor or any of its Subsidiaries are arm’s-length prices for purposes of the relevant transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code (or any comparable provisions of state, local or foreign Legal Requirements).
(p) Neither Synacor nor any of its Subsidiaries has ever participated in an international boycott as defined in Section 999 of the Code.
(q) Neither Synacor nor any of its Subsidiaries are, or ever have been, a (i) “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code or an entity that has ever made the election provided under section 897(i) of the Code; (ii) a “passive foreign investment company” within the meaning of section 1297 of the Code; or (iii) a “controlled foreign corporation” within the meaning of section 957 of the Code.

(r) None of Synacor or any of its Subsidiaries has taken any action or knows of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
4.16 Employee Benefit Matters.
(a) Section 4.16(a) of the Synacor Disclosure Letter sets forth a complete and accurate list of all material Synacor Employee Plans. Other than as required by applicable Legal Requirements or as otherwise required by this Agreement or in the ordinary course of business, neither Synacor nor any ERISA Affiliate of Synacor has committed to any officer, or publicly communicated to any other employees to establish any new Synacor Employee Plan, to modify or amend (other than as required by applicable law) any Synacor Employee Plan or to adopt or enter into any Synacor Employee Plan.
(b) Except as set forth in Section 4.16(b) of the Synacor Disclosure Letter, with respect to each Synacor Employee Plan, Synacor has made available to Qumu complete and accurate copies of (i) such Synacor Employee Plan (or a written summary of any unwritten plan) together with all amendments thereto and all related trust documents, insurance contracts, or other funding vehicles, group annuity contract, administration and similar material agreements, investment management or investment advisory agreements, (ii) in the case of any plan for which Forms 5500 are required to be filed, the most recent annual report (Form 5500) with schedules attached, (iii) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion, notification or advisory letter from the IRS, and correspondence between the IRS or the DOL on the one hand and Synacor on the other hand with respect to such letter, (iv) the most recent financial statements for such Synacor Employee Plan, (v) the most recent summary plan descriptions, including any summary of material modifications thereto and any material description made available to participants therein, and (vi) all material correspondence to or from any governmental agency relating to any Synacor Employee Plan within the past year.
(c) Except as would not reasonably be expected to result in Synacor Material Adverse Effect, (i) each Synacor Employee Plan has been established, maintained and administered in accordance with all applicable Legal Requirements, including if applicable, ERISA and the Code, and in accordance with its terms, and (ii) each of Synacor, Synacor’s Subsidiaries and their respective ERISA Affiliates have (A) met their obligations with respect to each Synacor Employee Plan and (B) have timely made or properly accrued on the financial statements in accordance with GAAP all required contributions or other amounts payable with respect thereto.
(d) (i) All Synacor Employee Plans that are intended to be qualified under Section 401(a) of the Code, and all trusts that are intended to be qualified under Section 501(a) of the Code (each, a “Synacor Qualified Plan”), have received determination, opinion or advisory letters from the IRS to the effect that such Synacor Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or Synacor has remaining a period of time under applicable U.S. Department of the Treasury regulations or IRS pronouncements in which to apply for such a letter and to make any amendments necessary to obtain a favorable determination as to the qualified status of each such Synacor Qualified Plan and (ii) no such determination, opinion or advisory letter has been revoked and no event or circumstance exists that has materially and adversely affected or would reasonably be expected to materially and adversely affect such qualification or exemption. Except as would not reasonably be expected to result in Synacor Material Adverse Effect, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Synacor Employee Plan.
(e) Neither Synacor, any of Synacor’s Subsidiaries nor any of their respective ERISA Affiliates has in the preceding six (6) years maintained, participated in or contributed to (or been obligated to contribute to), or can reasonably expect to have future liability with respect to (i) a Pension Plan subject to Title IV of ERISA or Section 412 of the Code; (ii) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) a “multiple employer plan” as defined in ERISA or the Code, or (iv) multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). No Synacor Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Synacor Employee Plan provides health benefits that are not fully insured through an insurance contract.
(f) Each Synacor Employee Plan (other than the Synacor Stock Plans or an employment, severance, change in control or similar agreement with an individual) is amendable and terminable unilaterally by Synacor and any of Synacor’s Subsidiaries party thereto or covered thereby at any time without material liability to Synacor or any of its Subsidiaries as a result thereof, other than for benefits accrued as of the date of such amendment or termination and routine administrative costs.
(g) Other than as required under Section 601 et seq. of ERISA or equivalent state or local law, Synacor does not have any material liability in respect of, or material obligation to provide, health or other welfare benefits (excluding normal claims for benefits under Synacor’s group life insurance, accidental death and dismemberment insurance and disability plans and policies) or coverage to any person following retirement or other termination of employment (other than continuation coverage through the end of the month in which such termination or retirement occurs).
(h) There is no action, suit, proceeding, claim, arbitration, audit or investigation pending or, to the Knowledge of Synacor, threatened or reasonably anticipated, with respect to any Synacor Employee Plan or the assets of any Synacor Employee Plan or Synacor Non-U.S. Employee Plan or the assets of any Synacor Non-U.S. Employee Plan, other than claims for benefits in the ordinary course.
(i) Except as would not reasonably be expected to result in a Synacor Material Adverse Effect, each Synacor Non-U.S. Employee Plan is in material compliance with all applicable Legal Requirements of each applicable jurisdiction. Each such Synacor Non-U.S. Employee Plan is funded to the extent required by applicable Legal Requirements or the applicable terms of such plan or has been accrued for to the extent required by GAAP or other applicable accounting rules. Section 4.16(i) of the Synacor Disclosure Letter contains a complete and accurate list of each country in which Synacor or any of its Subsidiaries or Affiliates has employees or independent contractors as of the Synacor Balance Sheet Date.
(j) Section 4.16(j) of the Synacor Disclosure Letter sets forth a complete and accurate list of (i) all employment agreements with employees of Synacor or any of its Subsidiaries, other than (A) standard form offer letters, (B) similar employment agreements entered into in the ordinary course of business and (C) agreements materially consistent with such standard forms, in the case of (A), (B) and (C) that can be terminated by Synacor without notice, liability or obligation; and (ii) all severance agreements, programs and policies of Synacor or any of its Subsidiaries with or relating to its Section 16 officers, excluding programs and policies required to be maintained by Legal Requirement.
(k) Other than as set forth on Section 4.16(k) of the Synacor Disclosure Letter and Sections 1.4(c) and 7.7(c) of this Agreement, the negotiation or consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of Synacor or any Subsidiary of Synacor to any acceleration, increase in acceleration rights, severance, or increase in severance pay, or any other material compensation or benefit, (ii) accelerate the time of distribution, payment or vesting (whether or not in connection with a non-competition provision), a lapse of repurchase rights or increase the amount of any material compensation or benefits due any such employee, director or officer, (iii) result in the forgiveness of indebtedness, or (iv) trigger an obligation to fund benefits. There is no contract, agreement, plan or arrangement to which Synacor or any Subsidiary of Synacor is a party or by which it is bound that provides any individual with the right to a gross-up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code.
(l) Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) maintained or sponsored by Synacor or any Subsidiary of Synacor has been documented and operated in material compliance with Section 409A of the Code.
(m) Each of Synacor and the Synacor Subsidiaries complies in all material respects with the applicable requirements under the Affordable Care Act, the Code, ERISA, COBRA, HIPAA, and other federal requirements for employer-sponsored health plans, and any corresponding requirements under state statutes, with respect to each Synacor Employee Plan that is a group health plan within the meaning of Section 733(a) of ERISA, Section 5000(b)(1) of the Code, or such state statute.
4.17 Labor Matters.
(a) Synacor and each of its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices. To the Knowledge of Synacor there are no actions pending or threatened to be brought or filed, by or with any Governmental Authority by any employee or former employee or contractor of Synacor, including, without limitation, any claims related to unfair labor practices, employment discrimination, harassment, retaliation, wage and hour laws, or any other employment related matter arising under applicable Legal Requirements. To the Knowledge of Synacor, within the last three (3) years no allegations of sexual harassment or sexual misconduct have been made against any director or officer of Synacor or any of its Subsidiaries and Synacor has not entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any director, officer or employee of Synacor or any of its Subsidiaries. Synacor and each of its Subsidiaries (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees; (ii) is not liable for any arrears of wages or any taxes, salaries, commissions, bonuses or other direct compensation for any services performed for Synacor or any of its Subsidiaries, or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice), except in each case, for any failure to withhold, report or pay which would have or could reasonably be expected to have a Synacor Material Adverse Effect.
(b) Neither Synacor nor any of its Subsidiaries is or has been a party to, or is in the process of negotiating, or bound by any collective bargaining agreement, works council arrangement or agreement or other agreement with a labor union or like organization. To the Knowledge of Synacor: (i) there are no current labor union organizing activities with respect to any employees of Synacor and/or any of its Subsidiaries, (ii) no labor union, labor organization, trade union, works council, or group of employees of Synacor and/or any of its Subsidiaries has made a demand (whether formal or informal) for recognition or certification, (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, and (iv) there are no pending or threatened labor strikes, lockouts, slowdowns, work stoppages, job action, picketing or threats thereof, against or affecting Synacor or any of its Subsidiaries.
(c) Except as would not be expected to result in a Synacor Material Adverse Effect, Synacor and each of its Subsidiaries are and have been in material compliance with the WARN Act, and any similar Legal Requirements relating to plant closings and layoffs. Neither Synacor nor any of its Subsidiaries is currently engaged in any layoffs or employment terminations sufficient in number to trigger application of the WARN Act or any similar Legal Requirements.
(d) No employee of Synacor or any of its Subsidiaries (i) to the Knowledge of Synacor is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Synacor or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by Synacor or any of its Subsidiaries or relating to the use of trade secrets or proprietary information of others, or (ii) in the case of any key employee or group of key employees, has, to the Knowledge of Synacor, given notice as of the date of this Agreement to Synacor or any of its Subsidiaries that such employee or any employee in a group of key employees intends to terminate his or her employment with Synacor or any of its Subsidiaries and neither Synacor nor any of its Subsidiaries has a present intention to terminate the employment of any of the foregoing.
4.18 Environmental Matters.
(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Synacor Material Adverse Effect, no Hazardous Materials are present on any real property that is currently owned, operated, occupied, controlled or leased by Synacor or any of its Subsidiaries or were present on any real property at the time it ceased to be owned, operated, occupied, controlled or leased by Synacor or its Subsidiaries, including the land, the improvements thereon, the groundwater thereunder and the surface water thereon. Except as would not reasonably be expected to have, individually or in the aggregate, a Synacor Material Adverse Effect, there are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any real property currently owned, operated, occupied, controlled or leased by Synacor or any of its Subsidiaries or as a consequence of the acts of Synacor, its Subsidiaries or their agents.
(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Synacor Material Adverse Effect, Synacor and its Subsidiaries have conducted all Hazardous Material Activities in compliance in all material respects with all applicable Environmental Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Synacor Material Adverse Effect, the Hazardous Materials Activities of Synacor and its Subsidiaries prior to the Closing have not resulted in the exposure of any Person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such Person.
(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Synacor Material Adverse Effect, Synacor and its Subsidiaries have complied in all material respects with all covenants and conditions of any Synacor Permit relating to Environmental Laws which is or has been in force with respect to its Hazardous Materials Activities. No circumstances exist which could reasonably be expected to cause any material Synacor Permit relating to Environmental Laws to be revoked, modified, or rendered non-renewable upon payment of the permit fee.
(d) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Knowledge of Synacor, threatened, concerning or relating to any Synacor Permit relating to Environmental Laws or any Hazardous Materials Activity of Synacor or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Synacor Material Adverse Effect.
(e) Neither Synacor nor any of its Subsidiaries is aware of any fact or circumstance that could result in any Liability under an Environmental Law which would reasonably be expected to have a Synacor Material Adverse Effect. Except as would not reasonably be expected to have a Synacor Material Adverse Effect, neither Synacor nor any Subsidiary has entered into any Contract that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of Synacor or any of its Subsidiaries.
(f) Synacor and the Subsidiaries have delivered to Qumu or made available for inspection by Qumu and its agents, representatives and employees all material environmental site assessments and environmental audits in Synacor’s possession or control. Synacor and its Subsidiaries have complied in all material respects with all environmental disclosure obligations imposed by applicable law with respect to this transaction.
4.19 Compliance with Laws.
(a) Generally. Synacor and its Subsidiaries are in compliance in all material respects with, and are not in any material respect in default under or violation of (and have not received any notice of material non-compliance, default or violation with respect to) any Legal Requirement applicable to Synacor or any of its Subsidiaries or by which any of their respective properties is bound.
(b) Foreign Corrupt Practices Act. Neither Synacor nor any of its Subsidiaries (including any of their respective officers, directors, agents, employees or other Person associated with or acting on their behalf) have, directly or indirectly, taken any action which would cause it to be in material violation of the Anti-Corruption Laws, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. Neither Synacor, any of its Subsidiaries nor any other entity under their control have conducted an internal investigation, or been informally or formally investigated, charged, or prosecuted, for conduct related to applicable Anti-Corruption Laws. Synacor has established sufficient internal controls and procedures to ensure compliance with applicable Anti-Corruption Laws, accurately accounted for all payments to third parties, disclosed all payments or provisions to foreign officials (as defined by the FCPA), and made available all of such documentation to Qumu.
(c) Export Control Laws.
(i) Synacor and each of its Subsidiaries have complied in all material respects with all applicable Export Controls, including EAR, OFAC, and ITAR and any applicable anti-boycott compliance regulations. Neither Synacor nor any of its Subsidiaries has directly or indirectly sold, exported, re-exported, transferred, diverted, or otherwise disposed of any products, software, technology, or technical data to any destination, entity, or Person prohibited by the Legal Requirements of the United States, without obtaining prior authorization from the competent government authorities as required by Export Controls. Synacor and its Subsidiaries are in compliance with all applicable Import Restrictions, including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.

(ii) Section 4.19(c)(ii) of the Synacor Disclosure Letter accurately describes all of (A) the goods, services, items, software, technology, and technical data of Synacor and its Subsidiaries along with the appropriate classification, including their ECCNs or designation on the USML; (B) the countries to which these goods, services, items, software, technology, or technical data have been exported; and (C) the licenses and license exceptions currently held or claimed by Synacor and its Subsidiaries for the export of goods, services, items, software, technology, or technical data. The listed licenses and license exceptions are all of the licenses and exceptions necessary for the continued export or re-export of goods, services, items, software, technology, or technical data of Synacor or any of its Subsidiaries. All such licenses are valid and in full force and effect. Synacor and its Subsidiaries have complied with all terms and conditions of any license issued or approved by the Directorate of Defense Trade Controls, the Bureau of Industry and Security, or the Office of Foreign Assets Control which is or has been in force or other authorization issued pursuant to Export Controls.
(iii) Neither Synacor nor any of its Subsidiaries has Knowledge of any fact or circumstance that would result in any Liability for any material violation of Export Control and Import Restrictions.
4.20 Permits. Synacor and its Subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and other approvals from Governmental Authorities that are material to the operation of the business of Synacor and its Subsidiaries taken as a whole as currently conducted (collectively, the “Synacor Permits”). The Synacor Permits are in full force and effect, have not been violated in any material respect and, to the Knowledge of Synacor, no suspension, revocation or cancellation thereof has been threatened, and there is no Legal Proceeding pending or, to the Knowledge of Synacor, threatened, seeking the suspension, revocation or cancellation of any Synacor Permits. No Synacor Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.
4.21 Legal Proceedings and Orders.
(a) Legal Proceedings. Other than as set forth in Section 4.21(a) of the Synacor Disclosure Letter, there are no material Legal Proceedings (other than arising from or relating to the Merger or any of the other transactions contemplated by this Agreement), (i) pending against Synacor or any of its Subsidiaries or any of their respective properties or assets, or (ii) to the Knowledge of Synacor, threatened against Synacor or any of its Subsidiaries, or any of their respective properties or assets.
(b) Orders. Neither Synacor nor any Subsidiary of Synacor is subject to any outstanding Order that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. There has not been nor are there currently any internal investigations or inquiries being conducted by Synacor, the Synacor Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

4.22 Insurance. All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by Synacor or any of its Subsidiaries have been made available to Qumu. Each such policy is in full force and effect and all premiums due thereon have been paid in full.
4.23 No Ownership of Qumu Capital Stock. Neither Synacor, Merger Sub nor any of their Affiliates (nor any of its “associates” as defined in Section 302A.011 of the MBCA) (a) is or has been during the past four (4) years an “interested shareholder” of Qumu as defined in Section 302A.011 of the MBCA or (b) beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or will prior to the Closing Date (other than pursuant to the transactions contemplated hereby, including any such beneficial ownership that may be deemed to arise by virtue of the Qumu Support Agreements, although Synacor and Merger Sub disclaim any such beneficial ownership exists by virtue thereof), beneficially own any Qumu Common Stock.
4.24 Takeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 3.23 of this Agreement, the Synacor Board has adopted such resolutions as are necessary to render inapplicable to this Agreement, the Merger and any of the other transactions contemplated thereby, including the Synacor Support Agreements, the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. Other than Section 203 of the DGCL, no Takeover Statute is applicable to Synacor, the Merger or any of the other transactions contemplated by this Agreement or the Synacor Support Agreements.
4.25 Brokers, Finders and Financial Advisors. No broker, finder or investment banker (other than Canaccord, whose fees will be paid by Synacor) is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Synacor or any of its Subsidiaries. Prior to the execution of this Agreement, Synacor has furnished to Qumu a complete and accurate copy of all agreements between Synacor and Canaccord pursuant to which such firm would be entitled to any such payment.
4.26 Merger Sub. Merger Sub has owned no material assets, has no liabilities and has no any assets subject to any liabilities, and has not conducted any business activities other than entering into the Merger Agreement.
4.27 No Other Representations. Except as expressly set forth in this Article IV, neither Synacor nor any of its Subsidiaries has made any representation or warranty, express or implied, to Qumu in connection with this Agreement, the Merger or any of the other transactions contemplated hereby. Each of Synacor and Merger Sub acknowledges and agrees that except as expressly set forth in Article III, neither Qumu nor any of its Subsidiaries has made to Synacor or Merger Sub, nor has Synacor or Merger Sub relied upon, any representation or warranty, express or implied, in connection with this Agreement, the Merger or any of the other transactions contemplated hereby.

ARTICLE V   CONDUCT OF BUSINESS
5.1 Affirmative Obligations. Except (i) as expressly provided by this Agreement, (ii) as required by Legal Requirements, (iii) as set forth in Section 5.1 of the Qumu Disclosure Letter or the Synacor Disclosure Letter, as the case may be, or (iv) as approved in advance by the other party hereto in writing (which approval shall not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9.1 and the Effective Time, each of Qumu and Synacor shall, and each of them shall cause their respective Subsidiaries to:
(a) use its commercially reasonable efforts to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;
(b) pay its Taxes when due, in each case subject to good faith disputes over such Taxes;
(c) prepare and timely file, in compliance with the Exchange Act, all reports required under the Exchange Act; and
(d) use its commercially reasonable efforts to (A) preserve substantially intact their respective present businesses, (B) keep available the services of their respective present officers and employees and (C) preserve their respective relationships with material customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.
5.2 Negative Obligations. Except (i) as expressly provided by this Agreement, (ii) as may be required by Legal Requirements, (iii) as set forth in Section 5.2 of the Qumu Disclosure Letter or the Synacor Disclosure Letter, as the case may be, or (iv) as approved in advance by the other party hereto in writing (which approval shall not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9.1 and the Effective Time, neither Qumu nor Synacor shall, nor shall either of them cause or permit any of their respective Subsidiaries to, do any of the following:
(a) propose to adopt any amendments to or amend their respective certificates of incorporation or bylaws or comparable organizational documents;
(b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of restricted stock units, options, warrants, other equity-based commitments, subscriptions, rights to purchase or otherwise) any of their respective securities or any securities of any of their respective Subsidiaries, except for (i) the issuance and sale of shares of common stock pursuant to the exercise or settlement of stock options, restricted stock units, performance stock units or warrants outstanding as of the date of this Agreement, (ii) grants by Synacor to newly hired Synacor employees of stock options, restricted stock, restricted stock units or other equity awards granted in the ordinary course of business consistent with past practice (including with respect to the type of grant, conditions for vesting and other material terms and conditions), with a per share exercise price (as applicable) that is no less than the fair market value of a share of common stock on the date of grant, subject to a four-year vesting schedule in which not more than twenty-five percent (25%) of the total grant becomes vested annually, and not subject to any accelerated vesting or other provision that would be triggered upon a termination of service or as a result of the consummation of the Merger or any other transactions contemplated by this Agreement (whether alone or in combination with any other event), provided that (A) the aggregate number of shares of Synacor Common Stock subject to such stock options, restricted stock, restricted stock units or other equity awards does not exceed the number of shares set forth on Section 5.2(b) of the Synacor Disclosure Letter and (B) the aggregate number of shares of Synacor Common Stock subject to stock options, restricted stock, restricted stock units or other equity awards granted to any individual newly hired Synacor employee does not exceed the current stock or other equity award grant guidelines previously made available to Qumu for any single individual; and (iii) grants by Synacor to existing Synacor directors, employees or contractors of stock options, restricted stock, restricted stock units or other equity awards granted in the ordinary course of business consistent with past practice (including with respect to the type of grant, conditions for vesting and other material terms and conditions), with a per share exercise price (as applicable) that is no less than the then the fair market value of a share of common stock on the date of grant, subject to a four-year vesting schedule in which not more than twenty-five percent (25%) of the total grant becomes vested annually, and not subject to any accelerated vesting or other provision that would be triggered upon a termination of service or as a result of the consummation of the Merger or any other transactions contemplated by this Agreement (whether alone or in combination with any other event), provided that (A) the aggregate number of shares of Synacor Common Stock subject to such stock options, restricted stock, restricted stock units or other equity awards does not exceed the number of shares set forth on Section 5.2(b) of the Synacor Disclosure Letter and (B) the aggregate number of shares of Synacor Common Stock subject to restricted stock units or other equity awards granted to any individual existing Synacor director, employee or contractor does not exceed the current stock or other equity award grant guidelines previously made available to Qumu for any single individual;
(c) acquire or redeem, directly or indirectly, or amend any of their respective securities or any securities of any of their respective Subsidiaries, except for purchases, redemptions or other acquisitions of capital stock or other securities in connection with the acquisition or withholding of capital stock to pay for the exercise price of, or a holder’s payment of Tax obligations with respect to, or the forfeiture of awards granted under the Qumu Stock Plan or the Synacor Stock Plans; provided, however, that nothing in this paragraph (c) shall prohibit Qumu or Synacor from dissolving and/or merging into any of its Subsidiaries certain other Subsidiaries that are not material to them and their respective Subsidiaries, taken as a whole;
(d) other than cash dividends made by any of their respective direct or indirect wholly owned Subsidiaries to themselves or one of their respective Subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock; provided, however, that nothing in this paragraph (d) shall prohibit Qumu or Synacor from dissolving and/or merging into any of their respective Subsidiaries certain other Subsidiaries that are not material to them and their respective Subsidiaries, taken as a whole;
(e) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of themselves or any of their respective Subsidiaries (other than the transactions contemplated hereby); provided, however, that nothing in this paragraph (e) shall prohibit Qumu or Synacor from dissolving and/or merging into any of their respective Subsidiaries certain other Subsidiaries that are not material to them and their respective Subsidiaries, taken as a whole;
(f) (i) incur or assume any long-term or short-term debt or issue any debt securities, except for (A) letters of credit issued in the ordinary course of business consistent with past practice, and (B) loans or advances to direct or indirect wholly owned Subsidiaries in the ordinary course of business consistent with past practices, provided that such refinancing or extension is at prevailing market interest rates and otherwise on terms not materially less favorable in the aggregate than the existing indebtedness being so refinanced, renewed or extended, (ii) other than in the ordinary course of business, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any other Person except obligations of any of their respective direct or indirect wholly owned Subsidiaries, (iii) make any material loans, advances or capital contributions to or investments in any other Person or (iv) mortgage or pledge any of their or their respective Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon;
(g) except as may be required by applicable Legal Requirements or as necessary to satisfy, any Qumu Employee Plan, Qumu Non-U.S. Employee Plan, Synacor Employee Plan or Synacor Non-U.S. Employee Plan, or to other contractual obligations, in each case, existing on the date hereof: (i) with respect to any consultant, officer, director, or employee, enter into, adopt, amend (including to provide for the acceleration of vesting or lapsing of restrictions), modify, renew or terminate any bonus, profit sharing, compensation, severance, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any consultant, director, officer or employee in any manner or increase in any material manner the compensation, benefits, severance or termination pay of any consultant, director, officer or employee, or enter into, modify or amend any non-competition or similar agreement with any employee, (ii) pay any special bonus, remuneration or benefit to any director, officer or employee not required by any plan or arrangement as in effect as of the date hereof, (iii) promote any existing Section 16 officer or promote any employee to a Section 16 officer position, or terminate any Section 16 officer without cause; provided, however, that this paragraph (g) shall not prevent either Synacor or Qumu or any of their respective Subsidiaries (A) from entering into employment agreements, offer letters or retention agreements with respect to any newly hired employees in the ordinary course of business consistent with past practices to fill positions that are open as of the date of this Agreement or that become open subsequent to the date of this Agreement as a result of a current employee’s departure, (B) from executing routine amendments or renewals to health and welfare plans that would not result in a material increase in cost, or (C) from amending any Employee Plan to avoid the imposition of any excise tax under Section 4999 of the Code, provided that in the event of such an action, Synacor and Qumu shall reasonably consult and agree with any such action or (iv) enter into, amend or terminate any Employee Benefit Plan;
(h) forgive any loans to any of their respective employees, officers or directors or any employees, officers or directors of any of their respective Subsidiaries or Affiliates;
(i) make any deposits or contributions of cash or other property or take any other action to fund or in any other way secure the payment of compensation or benefits under any of their Employee Benefit Plans or any Employee Benefit Plans of any of their respective Subsidiaries, other than deposits and contributions that are required pursuant to the terms of any such Employee Benefit Plans or any Contracts subject to any such Employee Benefit Plans in effect as of the date hereof or as required by applicable Legal Requirements;
(j) enter into, amend, or extend any collective bargaining agreement;
(k) acquire, sell, lease, license or dispose of any material property or assets in any single transaction or series of related transactions, except for (i) transactions pursuant to existing Contracts, (ii) transactions in the ordinary course of business consistent with past practice and (x) with respect to Qumu or its Subsidiaries, not in excess of $500,000 individually, or $1,000,000 in the aggregate and (y) with respect to Synacor or its Subsidiaries not in excess of $750,000 individually, or $1,500,000 in the aggregate, and (iii) transactions with customers for the sale or license of Qumu Products or Synacor Products in the ordinary course of business consistent with past practice;
(l) except as may be required to remain in compliance with GAAP, make any change in any of the accounting principles or practices used by either of them;
(m) make, change or revoke any material Tax election, file any material amendment to any Tax Return, adopt or change any material Tax accounting method, change any annual Tax accounting period, enter into any Tax allocation, sharing or indemnity agreement (other than commercial Contracts entered into in the ordinary course of business the primary purpose of which does not relate to Taxes), settle or compromise any material Tax liability for an amount that exceeds the amount disclosed, reflected or reserved against in the financial statements contained in the Qumu SEC Reports or Synacor SEC Reports as the case may be, or consent to the extension or waiver of the limitations period applicable to a material Tax claim or assessment, surrender any right to claim a material Tax refund, or apply for or enter into any ruling from any Tax authority with respect to Taxes;
(n) (i) enter into any Contract that would be a Qumu IP License or a Qumu Material Contract described in clause (ii) or (iii) of Section 3.14(a) (together, the “Qumu IP

Contracts”), or a Synacor IP License or a Synacor Material Contract or described in clause (ii) or (iii) of Section 4.14(a) (together, the “Synacor IP Contracts”), as the case may be, or amend in any material respect any such Qumu IP Contract or Synacor IP Contract, as the case may be, or grant any release or relinquishment of any material rights under any such Qumu IP Contract or Synacor IP Contract, as the case may be, or (ii) except in the ordinary course of business consistent with past practices, enter into any Contract that would be any other Qumu Material Contract or other Synacor Material Contract, as the case may be, or amend in any material respect any other Qumu Material Contract or Synacor Material Contract, as the case may be, or grant any release or relinquishment of any material rights under any other Qumu Material Contract or Synacor Material Contract, as the case may be;
(o) enter into any Qumu Material Real Property Lease or Synacor Material Real Property Lease, or modify, amend or exercise any right to renew any Qumu Material Real Property Lease of Synacor Material Real Property Lease;
(p) fail to maintain or allow to lapse, dispose of or abandon, including by failure to pay the required fees in any jurisdiction, any material Intellectual Property Rights used in or held for use in their respective businesses, or grant permission to enter into the public domain any material trade secrets included in the Qumu Intellectual Property or Synacor Intellectual Property, as applicable;
(q) grant any exclusive rights with respect to any of their respective material Intellectual Property Rights or the material Intellectual Property Rights of any of their respective Subsidiaries, or divest any of their respective material Intellectual Property Rights or the material Intellectual Property Rights of any of their respective Subsidiaries;
(r) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein;
(s) authorize, incur or commit to incur any new capital expenditure(s) that in the aggregate exceeds, in any given quarter, one hundred ten percent (110%) of the amount set forth in the respective capital expenditure budget of each party, as provided to the other party prior to the date of this Agreement; provided, however, that the foregoing shall not limit any maintenance capital expenditures or capital expenditures required pursuant to existing Contracts;
(t) settle or compromise any pending or threatened Legal Proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any Liability, other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings and Liabilities (i) reflected or reserved against in full in the balance sheet included in the Qumu Balance Sheet or the Synacor Balance Sheet, as the case may be, (ii) covered by existing insurance policies, (iii) settled since the respective dates thereof in the ordinary course of business consistent with past practice or (iv) settlements of any pending or threatened Legal Proceeding, other than arising out of the breach or alleged breach of this Agreement by a party and other than Transaction Litigation, that only involves the payment of cash in amounts that (x) with respect to Qumu or its Subsidiaries do not exceed $100,000 in any individual case and (y) with respect to Synacor or its Subsidiaries do not exceed $500,000 in any individual case;

(u) except as required by GAAP, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;
(v) convene any special meeting of their shareholders (or any postponement or adjournment thereof), or propose any matters for consideration and a vote of its shareholders at its respective Shareholder Meeting other than this Agreement and the Merger; or
(w) enter into a Contract to do any of the foregoing, or announce an intention, enter into a formal or informal agreement or otherwise make a commitment to do any of the foregoing.
ARTICLE VI   NON-SOLICITATION OF ALTERNATIVE TRANSACTIONS
6.1 Termination of Existing Discussions. Immediately following the execution and delivery of this Agreement, each of Qumu and Synacor shall immediately cease and cause to be terminated, and shall instruct, direct and cause their respective directors, officers, employees, Subsidiaries, controlled Affiliates, investment bankers, attorneys and other advisors or representatives (collectively, “Representatives”) to cease and cause to be terminated, any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal or Acquisition Transaction relating to Qumu and Synacor, respectively, and each of Qumu and Synacor shall promptly request that all confidential information with respect thereto that has been delivered, provided or furnished by or on behalf of Qumu or Synacor, as the case may be, within the one (1)-year period prior to the date hereof (whether or not pursuant to a binding confidentiality, non-disclosure or other similar agreement) in connection with any consideration, discussions or negotiations regarding a potential Acquisition Proposal or Acquisition Transaction be returned or destroyed.
6.2 No Solicitation or Facilitation of Acquisition Proposals. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9.1 and the Effective Time, neither Qumu nor Synacor shall, nor shall either of them authorize or permit any of their respective Representatives to, directly or indirectly:
(a) solicit, initiate or induce the making, submission or announcement of, or knowingly encourage or facilitate, an Acquisition Proposal relating to Qumu or Synacor, respectively;
(b) furnish to any Person (other than the other party hereto or any designees of such other party) any non-public information relating to Qumu or Synacor, respectively, or any of their respective Subsidiaries, or afford access to their business, properties, assets, books or records, or the business, properties, assets, books or records of any of their respective Subsidiaries, to any Person (other than to the other party hereto or any designees of such other party), in either case in a manner intended to assist or facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal relating to Qumu or Synacor, respectively, or take any other action intended to assist or facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal or Acquisition Transaction relating to Qumu or Synacor, respectively, it being agreed that the furnishing to any Person of non-public information unrelated to an Acquisition Proposal in the ordinary course of business shall not be a violation of this Section 6.2(b);
(c) other than directing a Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons that has made an Acquisition Proposal to a copy of this Agreement filed by Synacor or Qumu with the SEC, participate or engage in discussions or negotiations with any Person (other than the other party hereto and its Representatives) with respect to an Acquisition Proposal or Acquisition Transaction relating to Qumu or Synacor, respectively;
(d) approve, endorse or recommend an Acquisition Proposal or Acquisition Transaction relating to Qumu or Synacor, respectively;
(e) enter into any letter of intent, memorandum of understanding or other Contract contemplating or otherwise relating to, any Acquisition Proposal or an Acquisition Transaction, relating to Qumu or Synacor, respectively;
(f) terminate, amend or waive any rights under any “standstill” or other similar provision in any Contract between it or any of its Subsidiaries and any Person (other than the other party hereto) (other than to the extent Qumu Board or Synacor Board, as applicable, determines in good faith after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under, with respect to Qumu, Minnesota Law and, with respect to Synacor, Delaware Law, solely to the extent necessary to permit the applicable Person to make, on a confidential basis to the Qumu Board or Synacor Board, as applicable, an Acquisition Proposal, conditioned upon such Person agreeing that Qumu or Synacor, as applicable, shall not be prohibited from providing any information to Synacor or Qumu, as applicable, including regarding such Acquisition Proposal, in accordance with Section 6.5);
(g) waive the applicability of any of Sections 302A.671, 302A.673 or 301A.675 of the MBCA or Section 203 of the DGCL, or any portion thereof, to any Person (other than the other party hereto or in connection with the Qumu Support Agreements or the Synacor Support Agreements); or
(h) propose publicly or agree to any of the foregoing with respect to an Acquisition Proposal or Acquisition Transaction relating to Qumu or Synacor, respectively.
6.3 Permitted Discussions and Information Sharing. Notwithstanding the terms of Section 6.2 or anything else to the contrary set forth in this Agreement, at any time prior to the receipt of the Requisite Qumu Shareholder Approval in the case of Qumu, or receipt of the Requisite Synacor Shareholder Approval in the case of Synacor, each of Qumu or Synacor may, directly or indirectly through their respective Representatives:

(a) engage in discussions with any Person that has made after the date hereof (and not withdrawn) a bona fide Acquisition Proposal in respect of such party for the limited purpose of determining whether such Acquisition Proposal would reasonably be expected to lead to a Superior Proposal;
(b) engage or participate in discussions or negotiations with any Person that has made after the date hereof (and not withdrawn) a bona fide Acquisition Proposal in respect of such party in writing that such party’s board of directors determines in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) constitutes or would reasonably be expected to lead to a Superior Proposal in respect of such party; and/or
(c) furnish any non-public information relating to such party or any of its Subsidiaries to any Person that has made after the date hereof (and not withdrawn) a bona fide Acquisition Proposal for such party in writing that such party’s board of directors determines in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal in respect of such party;
provided that, in the case of any action proposed to be taken pursuant to the foregoing clauses (a) through (c), all of the following conditions are satisfied (and continue to be satisfied at all times during the period in which any such actions are proposed to be ongoing and continuing):
(i) such Acquisition Proposal did not result from or arise out of a breach of any provisions of Section 6.1 or Section 6.2 (as modified by this Section 6.3), and the Person from whom such party received such Acquisition Proposal has not made any other Acquisition Proposals (either alone or together with one or more other Persons) that resulted from or arose out of a breach of any provisions of Section 6.1 or Section 6.2 (as modified by this Section 6.3);
(ii) the party proposing to take such action has not breached any of the provisions of Section 6.1 or Section 6.2 (as modified by Section 6.3) in respect to such Acquisition Proposal (and any other Acquisition Proposals made by the same Person, whether alone or together with one or more other Persons);
(iii) the board of directors of the party proposing to take such action determines in good faith (after consultation with outside legal counsel) that that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under, with respect to Qumu, Minnesota Law and, with respect to Synacor, Delaware Law;
(iv) at least forty-eight (48) hours prior to initially engaging or participating in any such discussions or negotiations with, or initially furnishing any non-public information to, such Person, the party proposing to take such action gives the other party hereto (A) written notice of the identity of such Person and the material terms and conditions of such Acquisition Proposal (unless such Acquisition Proposal is in written form, in which case the party proposing to take such action shall give the other party hereto a copy of such Acquisition Proposal), (B) copies of all written materials provided by such Person or group comprising or relating thereto, including commitment letters and other financing-related documents relating to such proposal, and (C) written notice of such party’s intention to engage or participate in discussions or negotiations with, or furnish non-public information to, such Person pursuant to this Section 6.3;
(v) prior to initially engaging or participating in any such discussions or negotiations with, or initially furnishing any non-public information to, such Person and the party proposing to take such action enters into a written confidentiality agreement, each of the terms of which are no less favorable in the aggregate to such party than those contained in the Confidentiality Agreement; and
(vi) substantially contemporaneously with furnishing any non-public information to such Person, the party hereto proposing to take such action furnishes such non-public information to the other party hereto (to the extent such information has not been previously furnished to such other party).
6.4 Responsibility for Actions of Representatives. Without limiting the generality of the foregoing, each of Qumu and Synacor acknowledge and hereby agree that any breach or violation of the restrictions set forth in Section 6.1 and Section 6.2 by any Representative retained by either of them (or any Representative of any such Representatives) shall be deemed to be a breach of Section 6.1 and Section 6.2, as applicable, by such party.
6.5 Notification Requirements.
(a) In addition to the obligations set forth in Section 6.3, and in each case to the extent such is received on or subsequent to the date hereof, each of Qumu and Synacor shall promptly, and in all cases within twenty-four (24) hours of receipt on or subsequent to the date hereof by any of its Representatives, advise the other party hereto orally and in writing of (i) any Acquisition Proposal it receives (either directly or through any of its Representatives), (ii) any request for information it receives (either directly or through any of its Representatives) that would reasonably be expected to lead to an Acquisition Proposal or an Acquisition Transaction, or (iii) any inquiry it receives with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal or Acquisition Transaction, the material terms and conditions of such Acquisition Proposal, Acquisition Transaction, request or inquiry (including copies of all written materials provided by such Person or group comprising or relating thereto), and the identity of the Person or group making any such Acquisition Proposal, request or inquiry.
(b) In addition to the obligations set forth in Section 6.5(a), each of Qumu and Synacor shall keep the other party hereto reasonably informed on a prompt basis of the status of any discussions and negotiations with respect to any Acquisition Proposal or Acquisition Transaction and the material terms and conditions thereof (including all amendments or proposed amendments), request or inquiry either of them receives (either directly or through any of its Representatives). In addition to the foregoing, each of Qumu and Synacor shall provide the other party hereto with prompt (and in any event at least twenty-four (24) hours (or such lesser notice provided to the board of directors generally)) notice of a meeting of its board of directors (or any committee thereof) at which its board of directors (or any committee thereof with authority to take action with regard to any Acquisition Proposal or Acquisition Transaction) is reasonably expected to consider an Acquisition Proposal or Acquisition Transaction it has received (either directly or through any of its Representatives), and shall inform the other party as promptly as practicable of any material change in the price, structure, form of consideration or other material terms and conditions of the Acquisition Proposal or Acquisition Transaction.
ARTICLE VII   ADDITIONAL AGREEMENTS
7.1 Efforts to Complete Merger.
(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Synacor, Merger Sub and Qumu shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and other transactions contemplated by this Agreement, including using its reasonable best efforts to:
(i) cause the conditions to the Merger set forth in Section 2.2 to be satisfied or fulfilled;
(ii) obtain all necessary or appropriate consents, waivers and approvals under any Contracts to which Synacor or Qumu or any of their respective Subsidiaries is a party in connection with this Agreement and the consummation of the Merger and other transactions contemplated by this Agreement so as to maintain and preserve the benefits under such Contracts following the consummation of the Merger and other transactions contemplated by this Agreement;
(iii) obtain all necessary consents, approvals, waivers, Orders and other authorizations from Governmental Authorities, seek the expiration or termination of any applicable waiting periods under applicable Legal Requirements, and make all necessary registrations, declarations and filings with Governmental Authorities, that are reasonably necessary, proper or advisable to consummate and make effective the Merger and other transactions contemplated by this Agreement;
(iv) contest and resist any action or proceeding and defend any lawsuits or other legal proceedings, whether judicial, administrative or otherwise, challenging this Agreement or the consummation of the Merger or any other transactions contemplated by this Agreement, including seeking to have vacated or otherwise lifted or removed (including by pursuing all avenues of administrative and judicial appeal) any Order that has been issued or granted which is in effect and has the effect of making the Merger or any other transactions contemplated by this Agreement illegal, or which has the effect of prohibiting, preventing or otherwise restraining the consummation of the Merger or any other transactions contemplated by this Agreement; and

(v) execute or deliver any additional instruments reasonably necessary to consummate the Merger and all other transactions contemplated by, and to fully carry out the purposes of, this Agreement.
7.2 Regulatory Filings and Clearances.
(a) Without limiting the generality of the provisions of Section 7.1(a) and to the extent required by applicable Legal Requirements, as soon as practicable following the execution and delivery of this Agreement (and in any event within ten (10) business days thereafter), each of Synacor and Qumu shall file with any applicable competition or merger control authorities of any jurisdiction an applicable notification or other filing or report relating to this Agreement, the Merger and the other transactions contemplated hereby as required by applicable Antitrust Laws. Each of Synacor and Qumu shall promptly (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to effectuate such filings, and (iii) supply any additional information that reasonably may be required or requested by any applicable competition or merger control authorities of any jurisdiction and that Synacor and Qumu reasonably deem necessary and/or appropriate.
(b) Each of Synacor and Qumu shall (i) promptly inform the other party hereto of any communication from any Governmental Authority regarding the Merger or any other transactions contemplated by this Agreement, (ii) if practicable, permit the other party hereto an opportunity to review in advance all the information relating to Synacor and its Subsidiaries or Qumu and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any Person and/or any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement, and incorporate the other party’s reasonable comments thereto, (iii) not participate in any substantive meeting or discussion with any Governmental Authority in respect of any filing, investigation, or inquiry concerning this Agreement, the Merger or any other transactions contemplated hereby unless such party consults with the other party hereto in advance, and, to the extent permitted by such Governmental Authority, gives the other party hereto an opportunity to attend or participate in such meeting or discussion, and (iv) furnish the other party with copies of all correspondences, filings, and written communications between them and their Subsidiaries and Representatives, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to this Agreement, the Merger and all other transactions contemplated by this Agreement or, to the extent not written, provide a written summary of any oral communications; provided, however, that (A) any materials concerning valuation of the transaction or internal financial information may be redacted, and (B) each of Synacor and Qumu may, as each deem advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.2 as “counsel only” and, in such event, such material and the information contained therein shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such counsel to non-legal directors, officers, employees or other advisors or representatives of the recipient unless prior consent is obtained in advance from the source of the materials or its legal counsel.

(c) If either Synacor or Qumu or either of their respective Affiliates receives a request for additional information or documentary material from any such Governmental Authority with respect to the Merger or any other transactions contemplated by this Agreement, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.
(d) In furtherance and not in limitation of the covenants of the parties contained in Section 7.1 and Section 7.2, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transactions contemplated by this Agreement as violative of any Legal Requirement or Order, or if any Legal Requirement or Order is enacted, entered, promulgated or enforced by a Governmental Authority which would make illegal, or would otherwise prohibit or materially impair or delay, the Merger or any other transactions contemplated by this Agreement, each of Synacor and Qumu shall cooperate in all respects with each other and use its respective reasonable best efforts to contest such action or proceeding and have vacated or otherwise lifted any such Legal Requirement or Order, including by effecting or committing to, by consent decree, hold separate orders, or otherwise, (i) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Synacor and Qumu or their respective Subsidiaries, (ii) the licensing or provision of any software or other Intellectual Property Rights (or the terms of such licensing) to any parties, or the provision of any software as Open Source Software, and (iii) the imposition of any limitation or regulation on the ability of Synacor and Qumu or their respective Subsidiaries to freely conduct their business or own such assets; provided, however, that notwithstanding anything to the contrary in this Agreement, neither Synacor nor Qumu nor any of their respective Subsidiaries shall be required to effect or commit to any of the foregoing, or required to effect or commit to any other actions, if doing so would have a material adverse effect on the business, operations, financial condition or results of operations of Synacor and its Subsidiaries, taken as a whole, following the Merger.
7.3 Registration Statement and Joint Proxy Statement/Prospectus.
(a) As promptly as practicable after the execution and delivery of this Agreement, Synacor and Qumu shall jointly prepare, and Synacor shall file with the SEC, a Registration Statement on Form S-4 in connection with the issuance of shares of Synacor Common Stock in the Merger (as may be amended or supplemented from time to time and together with all exhibits thereto, the “Registration Statement”) and each of Synacor and Qumu shall jointly file with the SEC the Joint Proxy Statement/Prospectus, in each case, in such form as may be approved by Synacor and Qumu, which approval shall not be unreasonably withheld, conditioned or delayed. The Registration Statement shall include (i) a prospectus for the issuance of shares of Synacor Common Stock in the Merger (including shares of Synacor Common Stock issued in the Merger in exchange for shares of Qumu Restricted Stock), (ii) a proxy statement of Synacor for use in connection with the solicitation of proxies for the Synacor Voting Proposal to be considered at the Synacor Shareholder Meeting, and (iii) a proxy statement of Qumu for use in connection with the solicitation of proxies for the Qumu Voting Proposal to be considered at the Qumu

Shareholder Meeting (as may be amended or supplemented from time to time and together with all exhibits thereto, the “Joint Proxy Statement/Prospectus”). Each of Synacor and Qumu shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC under the Securities Act as promptly as practicable after such filing with the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Without limiting the generality of the foregoing, each of Qumu and Synacor shall, and shall cause its respective Representatives to, fully cooperate with the other party hereto and its respective Representatives in the preparation of the Registration Statement and the Joint Proxy Statement/Prospectus, and shall furnish the other party hereto with all information concerning it and its Affiliates as the other party hereto may deem reasonably necessary or advisable in connection with the preparation of the Registration Statement and the Joint Proxy Statement/Prospectus, and any amendment or supplement thereto, and each of Synacor and Qumu shall provide the other party hereto with a reasonable opportunity to review and comment thereon. As promptly as practicable, but in no event later than five (5) business days, after the Registration Statement is declared effective by the SEC, Synacor and Qumu shall cause the Joint Proxy Statement/Prospectus to be mailed to their respective shareholders.
(b) Except as otherwise set forth in this Agreement, no amendment or supplement (including by incorporation by reference) to the Registration Statement or the Joint Proxy Statement/Prospectus shall be made without the approval of Synacor and Qumu, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that Synacor, in connection with a Synacor Board Recommendation Change, and Qumu, in connection with a Qumu Board Recommendation Change, may amend or supplement the Joint Proxy Statement/Prospectus or the Registration Statement (including by incorporation by reference) pursuant to a Qualifying Amendment to effect such change, and in such event, the right of approval set forth in this Section 7.3(b) shall apply only with respect to such information relating to the other party or its business, financial condition or results of operations, and shall be subject to the right of each party to have its board of directors’ deliberations and conclusions be accurately described therein.
(c) The Registration Statement and the Joint Proxy Statement/Prospectus shall comply in all material respects as to form and substance with the requirements of the Securities Act and the Exchange Act. Without limiting the generality of the foregoing, the information supplied or to be supplied by either party hereto for inclusion or incorporation by reference in the Registration Statement shall not, at the time the Registration Statement is filed with the SEC or declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied or to be supplied by either party hereto for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus shall not, on the date the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to shareholders, at the time of each of the Merger Shareholder Meetings, or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. In addition, the information supplied or to be supplied by or on behalf of either party hereto for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each, a “Regulation M-A Filing”) shall not, at the time any such Regulation M-A Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(d) Without limiting the generality of the foregoing, prior to the Effective Time, Qumu and Synacor shall notify each other as promptly as practicable, but in no event later than two (2) business days, upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, the Registration Statement, Joint Proxy Statement/Prospectus or any Regulation M-A Filing so that any such document would not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and as promptly as practicable thereafter, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Legal Requirements or the SEC, disseminated to the Qumu Shareholders and/or the Synacor Shareholders. Qumu and Synacor shall each notify the other as promptly as practicable, but in no event later than one business day, of (i) the receipt by such party of any written or oral comments of the SEC or its staff on, or of any written or oral request by the SEC or its staff for amendments or supplements to, the Registration Statement, the Joint Proxy Statement/Prospectus or any Regulation M-A Filing, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the SEC or its staff with respect to any of the foregoing filings or, to the extent not written, provide a written summary of any oral communications, (ii) the issuance of any stop order, or (iii) the suspension of qualification for offering or sale in any jurisdiction of the Synacor Common Stock issuable in connection with the Merger.
(e) Qumu and Synacor shall make any necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder and the rules of Nasdaq. In addition, Synacor shall use reasonable best efforts to take all actions required under any applicable federal or state securities Legal Requirements in connection with the issuance of shares of Synacor Common Stock in the Merger.
7.4 Shareholder Meetings and Board Recommendations.
(a) Each of Qumu and Synacor, acting through its board of directors (or an authorized committee thereof), shall take all actions in accordance with applicable Legal Requirements, applicable rules of Nasdaq, the Qumu Articles of Incorporation and the Qumu Bylaws in the case of Qumu, and the Synacor Certificate of Incorporation and the Synacor Bylaws in the case of Synacor, to duly call, give notice of, convene and hold as promptly as practicable, and in any event within forty-five (45) days after the declaration of effectiveness of the Registration Statement, a meeting of its shareholders (including any postponement or adjournment thereof in accordance with this Agreement, the “Qumu Shareholder Meeting” in the case of Qumu, and the “Synacor Shareholder Meeting” in the case of Synacor, and together, the

“Merger Shareholder Meetings”) for the purpose of considering and voting upon the approval of the Qumu Voting Proposal in the case of Qumu and the Synacor Voting Proposal in the case of Synacor. Each of Qumu and Synacor may postpone or adjourn the Qumu Shareholder Meeting or Synacor Shareholder meeting, respectively, (i) with the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; (ii) if a quorum has not been established; (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Qumu Board or the Synacor Board, as applicable, has determined in good faith after consultation with outside counsel is necessary under applicable Legal Requirements and for such supplemental or amended disclosure to be disseminated and reviewed by Qumu or Synacor shareholders, as applicable, prior to the Qumu Shareholder Meeting or Synacor Shareholder Meeting; (iv) to allow reasonable additional time to solicit additional proxies, if and to the extent the Requisite Qumu Shareholder Approval or Requisite Synacor Shareholder Approval, as applicable, would not otherwise be obtained; or (v) if required by Legal Requirements; provided, however, that in the case of clauses (ii), (iii), (iv) and (v), each of the Qumu Shareholder Meeting and the Synacor Shareholder Meeting shall not be postponed or adjourned (x) for more than ten (10) business days in the aggregate from its originally scheduled date without the prior written consent of the other party or (y) beyond the Termination Date; provided, further, that in the event that either party postpones or adjourns the Qumu Shareholder Meeting or the Synacor Shareholder Meeting, as applicable, in accordance with the terms of this Agreement, the other party may postpone or adjourn its meeting for an equal number of days. Each of Qumu and Synacor shall solicit from its shareholders proxies in favor of the Qumu Voting Proposal in the case of Qumu and the Synacor Voting Proposal in the case of Synacor, and unless the board of directors of either party hereto shall effect a Qumu Board Recommendation Change in the case of Qumu or a Synacor Board Recommendation Change in the case of Synacor, in each case pursuant to and in accordance with Section 7.4(f), use its reasonable best efforts to secure the Requisite Qumu Shareholder Approval in the case of Qumu and the Requisite Synacor Shareholder Approval in the case of Synacor. Each of Qumu and Synacor shall use its reasonable best efforts to ensure that all proxies solicited in connection with its Merger Shareholder Meeting are solicited in compliance with the rules of Nasdaq, the MBCA, the Qumu Articles of Incorporation and the Qumu Bylaws in the case of Qumu, and the DGCL, the Synacor Certificate of Incorporation and the Synacor Bylaws in the case of Synacor, and all other applicable Legal Requirements.
(b) Each of Qumu and Synacor shall use its reasonable best efforts to call, give notice of, convene and hold their respective Merger Shareholder Meetings on the same day and at the same time. Notwithstanding anything to the contrary set forth in this Agreement, each of Qumu or Synacor, after consultation with the other party hereto, may (but shall not be required to) adjourn or postpone its respective Merger Shareholder Meeting if (and solely to the extent and for the minimum duration reasonably necessary to ensure that) (i) any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to its respective shareholders within a reasonable amount of time in advance of its respective Merger Shareholder Meeting, (ii) as of the time for which the applicable Merger Shareholder Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus), there are insufficient shares of Qumu Common Stock in the case of Qumu, or Synacor Common Stock in the case of Synacor, represented (either in person or by proxy) at the respective Merger Shareholder Meeting to constitute a quorum necessary to conduct the business of the respective Merger Shareholder Meeting, or (iii) the other party hereto has adjourned or postponed its Merger Shareholder Meeting for any of the foregoing reasons.
(c) Following the Merger Shareholder Meetings and at or prior to the Closing, each of Qumu and Synacor shall deliver to the corporate secretary of the other party hereto a certificate setting forth the voting results from the respective Merger Shareholder Meeting.
(d) Unless this Agreement is earlier terminated, Qumu shall submit the Qumu Voting Proposal to the Qumu Shareholders at the Qumu Shareholders Meeting for the purpose of acting upon such proposal, and Synacor shall submit the Synacor Voting Proposal to the Synacor Shareholders at the Synacor Shareholders Meeting for the purpose of acting upon such proposal, in each case whether or not (i) the Qumu Board or the Synacor Board, as the case may be, at any time subsequent to the date of this Agreement and prior to the Merger Shareholder Meetings shall effect a Qumu Board Recommendation Change in the case of Qumu or a Synacor Board Recommendation Change in the case of Synacor, or (ii) any actual, potential or purported Acquisition Proposal or Superior Proposal has been commenced, disclosed, announced or submitted to the Qumu Board in the case of Qumu or the Synacor Board in the case of Synacor.
(e) Subject to the terms of Section 7.4(f), (i) the Qumu Board shall recommend that the Qumu Shareholders approve this Agreement at the Qumu Shareholder Meeting in accordance with the applicable provisions of the MBCA (the “Qumu Board Recommendation”), and (ii) the Synacor Board shall recommend that the Synacor Shareholders approve the issuance of shares of Synacor Common Stock in the Merger at the Synacor Shareholder Meeting in accordance with the applicable rules of Nasdaq (the “Synacor Board Recommendation”).
(f) Subject to the terms of this Section 7.4(f), (x) neither the Qumu Board (nor any committee thereof) shall withhold, withdraw, amend, modify, qualify or condition, or publicly propose to withhold, withdraw, amend, modify, qualify or condition, the Qumu Board Recommendation (a “Qumu Board Recommendation Change”), and (y) neither the Synacor Board (nor any committee thereof) shall withhold, withdraw, amend, modify, qualify or condition, or publicly propose to withhold, withdraw, amend, modify, qualify or condition, the Synacor Board Recommendation (a “Synacor Board Recommendation Change”); provided, however, that notwithstanding the foregoing, at any time prior to the receipt of the Requisite Qumu Shareholder Approval in the case of Qumu, or receipt of the Requisite Synacor Shareholder Approval in the case of Synacor, the Qumu Board may effect a Qumu Board Recommendation Change and the Synacor Board may effect a Synacor Board Recommendation Change, and, in either case if and only if either:
(i) (A) the party proposing to take such action has received an Acquisition Proposal relating to such party that the board of directors has determined in good faith (after consultation with its financial advisor and its outside legal counsel) constitutes a Superior Proposal, (B) such Acquisition Proposal did not result from or arise out of a breach of any provisions of Section 6.1 or Section 6.2 (as modified by Section 6.3), and the Person from whom such party received such Acquisition Proposal has not made any other Acquisition Proposals (either alone or together with one or more other Persons) that resulted from or arose out of a breach of any provisions of Section 6.1 or Section 6.2 (as modified by Section 6.3), (C) the party proposing to take such action has not breached any of the provisions of Section 6.1 or Section 6.2 (as modified by Section 6.3) in respect of such Acquisition Proposal (and any other Acquisition Proposals made by the same Person making such Acquisition Proposal, whether alone or together with one or more other Persons), (D) prior to effecting such Qumu Board Recommendation Change or a Synacor Board Recommendation Change, as the case may be, the party proposing to take such action shall have given the other party hereto at least five (5) business days’ notice thereof (which notice shall not, by itself, constitute a Qumu Board Recommendation Change or a Synacor Board Recommendation Change) and, upon written request by such other party during such five (5) business day period, the opportunity to meet and discuss in good faith during the remainder of such five (5) business day period potential amendments or other modifications to the terms and conditions of this Agreement so that the Merger and other transactions contemplated by this Agreement may be effected (it being understood and agreed that any amendment to the financial terms, or any other material amendment to the terms, of such Acquisition Proposal shall require a new written notice and an additional three (3) business day period for discussion), (E) the other party hereto shall not have made, within the foregoing notice periods after receipt of such party’s written notice of its intention to effect a Qumu Board Recommendation Change or a Synacor Board Recommendation Change, as the case may be, a counteroffer or proposal that the board of directors of the party proposing to take such action determines in good faith (after consultation with its financial advisor of nationally recognized standing and its outside legal counsel) is at least as favorable to its shareholders as such Superior Proposal, and (F) after such discussions, the board of directors of the party proposing to take such action determines in good faith (after consultation with its outside legal counsel and after considering in good faith any counteroffer or proposal made by the other party hereto pursuant to the immediately preceding clause (E)) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under, with respect to Qumu, Minnesota Law and, with respect to Synacor, Delaware Law; or
(ii) in response to an Intervening Event, if: (A) the Intervening Event does not involve the receipt of any offer, proposal or inquiry from any third party relating to a transaction of the nature described in the definition of “Acquisition Transaction” (which, for the purposes of this clause (A), shall be read without reference to the percentage thresholds set forth in the definition thereof); and (B) (1) prior to effecting the Qumu Board Recommendation Change or the Synacor Board Recommendation Change, as the case may be, the party proposing to take such action shall have given the other party hereto at least five (5) business days’ notice thereof (which notice shall not, by itself, constitute a Qumu Board Recommendation Change or a Synacor Board Recommendation Change) and, upon written request by such other party during such five (5) business day period, the opportunity to meet and discuss in good faith during the remainder of such five (5) business day period the purported basis for the proposed Qumu Board Recommendation Change or Synacor Board Recommendation Change, as the case may be, the other party’s reaction thereto and potential amendments and modifications to the terms and conditions of this Agreement in response thereto so that the Merger and other transactions contemplated by this Agreement may be effected (it being understood and agreed that any material change to the facts and circumstances of such Intervening Event shall require a new written notice and an additional three (3) business day period for discussion), and (2) after such discussions, the board of directors of the party proposing to take such action determines in good faith (after consultation with outside legal counsel) that the failure to effect such Qumu Board Recommendation Change or Synacor Board Recommendation Change, as the case may be, would reasonably be expected to be inconsistent with its fiduciary duties under, with respect to Qumu, Minnesota Law and, with respect to Synacor, Delaware Law.
Each of Qumu and Synacor acknowledge and hereby agree that any Qumu Board Recommendation Change or Synacor Board Recommendation Change effected (or proposed to be effected) in response to or in connection with an Acquisition Proposal may be made solely and exclusively pursuant to the immediately preceding paragraph (i) only, and may not be made pursuant to the immediately preceding paragraph (ii), and any Qumu Board Recommendation Change or Synacor Board Recommendation Change, as the case may be, may only be made pursuant to this Section 7.4(f) and no other provisions of this Agreement.
(g) Nothing in this Agreement shall prohibit the Qumu Board or the Synacor Board from taking and disclosing to the Qumu Shareholders or the Synacor Shareholders, respectively, a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act; provided, however, that neither Qumu (with respect to statements made by the Qumu Board) nor Synacor (with respect to statements made by the Synacor Board) pursuant to Rule 14e-2(a) under the Exchange Act or Rule 14d-9 under the Exchange Act shall make disclosures that would amount to a Qumu Board Recommendation Change or a Synacor Board Recommendation Change, other than pursuant to Section 7.4(f).
(h) Nothing set forth in this Section 7.4 shall (i) permit either party hereto to terminate this Agreement, (ii) affect any other obligation of the parties hereto under this Agreement, (iii) limit the obligation of either party hereto to duly call, give notice of, convene and hold its respective Merger Shareholder Meeting, (iv) relieve either party hereto of its obligation to submit to a vote of its shareholders the Qumu Voting Proposal or the Synacor Voting Proposal, as applicable, at its respective Merger Shareholder Meeting, or (v) permit either party hereto to submit for a vote of its respective shareholders at or prior to its respective Merger Shareholder Meeting any Acquisition Proposal other than the Qumu Voting Proposal and the Synacor Voting Proposal, as applicable.
7.5 Access; Notice and Consultation; Confidentiality.
(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, upon reasonable notice and subject to applicable Legal Requirement relating to the exchange of information, each of Synacor and Qumu shall, and shall cause their respective Subsidiaries to, afford the other party hereto and its Representatives reasonable access, during normal business hours and upon reasonable notice, to all of its personnel, properties, facilities, contracts, books, records and other information concerning its business, properties and personnel as the other may reasonably request.

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, each of Synacor and Qumu shall, and shall cause their respective Subsidiaries to, make available to the other party hereto and its Representatives a copy of each periodic report (on Form 10-K or Form 10-Q) or amendment thereto to be filed by it during such period under the Exchange Act, which requirement may be satisfied by providing to the other party the link to such filing on the SEC’s website (www.sec.gov).
(c) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, each of Synacor and Qumu shall promptly notify the other party hereto upon becoming aware (i) that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect or (ii) of any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, that unintentional failure to give notice under clauses (i) and (ii) of this Section 7.5(c) shall not be deemed to be a breach of covenant under this Section 7.5(c) and shall constitute only a breach of the underlying representation, covenant, condition or agreement, as the case may be.
(d) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, each of Synacor and Qumu shall promptly (and in any event within five (5) business days) notify the other party hereto of (i) any notice or other communication received by it from any Governmental Authority in connection with the Merger or any other transactions contemplated by this Agreement, (ii) any notice or other communication received by any of its respective officers from any Person, subsequent to the date of this Agreement and prior to the Effective Time, that could reasonably be expected to have a Material Adverse Effect, or (iii) any notice or other communication received by such party or any of their respective Subsidiaries from any Person, subsequent to the date of this Agreement and prior to the Effective Time, alleging that the consent of such Person is or may be required in connection with the Merger or any other transactions contemplated by this Agreement.
(e) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, each of Synacor and Qumu shall promptly advise the other party hereto, orally and in writing, of any Legal Proceeding commenced or threatened after the date hereof against such party or any of its Representatives by any of its current or former shareholders (on their own behalf or on behalf of the company) or by any Governmental Authority relating to this Agreement, the Merger or any other transactions contemplated by this Agreement (“Transaction Litigation”), and shall keep the other party hereto promptly informed regarding any material developments regarding any Transaction Litigation. Except as expressly set forth in this Section 7.5(e), each party shall control the defense or settlement of any Transaction Litigation against such party or any of its Representatives. Each of Synacor and Qumu shall give the other party hereto the opportunity to consult with such party regarding the defense or settlement of any such Transaction Litigation and shall consider the other party’s views with respect to such Transaction Litigation and shall not, and shall not permit any of its Representatives to, settle, compromise or come to a settlement arrangement regarding any such Transaction Litigation without the prior written consent of the other party hereto (such consent not to be unreasonably withheld, conditioned or delayed).
(f) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, each of Synacor and Qumu shall cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of the other party hereto and report the general status of the ongoing operations of such party and its Subsidiaries. Each of Synacor and Qumu shall promptly notify the other party hereto of any material Legal Proceeding commenced or threatened, or the institution or threat of significant litigation (it being acknowledged and agreed that any Transaction Litigation shall be subject to Section 7.5(e)) involving such party or any of its Subsidiaries, and will keep the other party hereto reasonably informed of any material developments regarding such Legal Proceedings or events.
(g) Notwithstanding anything to the contrary set forth in this Section 7.5 or elsewhere in this Agreement, neither Synacor nor Qumu nor any of their respective Subsidiaries shall be required to provide access to, or to disclose information, where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any Legal Requirement, fiduciary duty or Contract entered into prior to the date of this Agreement. Each of Qumu and Synacor shall use their reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure under the circumstances in which the restrictions of the preceding sentence apply. Notwithstanding anything to the contrary set forth herein, no information obtained pursuant to the access granted or notification provided pursuant to this Section 7.5 shall be deemed to (i) amend or otherwise modify in any respect any representation or warranty of the party providing such access or notice, (ii) impair or otherwise prejudice in any manner rights of the party receiving such access or notice to rely upon the conditions to the obligations of such party to consummate the transactions contemplated by this Agreement, or (iii) impair or otherwise limit the remedies available to the party receiving such access or notice.
(h) All information acquired pursuant to the access granted or notice provided pursuant to this Section 7.5 shall be subject to the provisions of that certain mutual non-disclosure letter agreement, dated April 30, 2019, between Synacor and Qumu (the “Confidentiality Agreement”), which shall continue in full force and effect from and after the execution and delivery of this Agreement in accordance with its terms.
7.6 Public Announcements. Each of Synacor and Qumu shall consult with the other party hereto before issuing any press release or making any public announcement or statement with respect to this Agreement, the Merger or any other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public announcement or statement without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that (i) a party may, without the prior consent of the other party hereto, issue any such press release or make any such public announcement or statement as may be required by Legal Requirement or the rules and regulations of Nasdaq if it first notifies and consults with the other party hereto prior to issuing any such press release or making any such public announcement or statement; (ii) each party may, without consultation or consent of the other party, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in filings by such party with the SEC, so long as such statements are consistent with previous press releases, public disclosures or public statements made by such party in compliance with this Section 7.6; and (iii) no such prior notice or consultation shall be required in connection with any action taken by a party pursuant to Section 7.4(f) (except as expressly set forth therein).
7.7 Employee Plans.
(a) Continuing Employees. Until December 31, 2020, Synacor will provide, or will cause to be provided, to each employee of Qumu or its Subsidiaries as of immediately prior to the Effective Time (including any employee on leave who has a right to reemployment) who continues to be employed by Synacor or the Surviving Corporation as of immediately after the Effective Time (individually, a “Continuing Employee” and collectively, “Continuing Employees”) with (i) a base salary or wage rate that is no less favorable than the base salary or wage rate provided to such Continuing Employee as of immediately prior to the Effective Time; (ii) target cash bonus opportunity that is no less favorable in the aggregate than the target cash bonus opportunity provided to such Continuing Employee as of immediately prior to the Effective Time (excluding for purposes of this paragraph (a) and for the avoidance of doubt, equity and equity-based incentives, sales commissions and, subject to Section 7.7(d), severance benefits) and (iii) with respect to any Qumu Terminating Plan, until December 31, 2020, with a substitute benefit if and as then provided to similarly situated employees of Synacor and their dependents (after giving effect to the provisions of Section 7.7(d)).
(b)  Qumu Group Plans; 401(k) Plan. Effective as of the day immediately preceding the Closing Date, Qumu and its ERISA Affiliates, as applicable, shall in accordance with their respective terms and applicable Legal Requirements, terminate or terminate and discontinue its participation in and obligations under any and all plans intended to include a Code Section 401(k) arrangement and any and all plans that are health and welfare plans (unless Synacor provides written notice no later than five (5) days, or if earlier, the date required under the terms of any document governing the administration of the applicable Qumu Employee Plan, prior to the Closing Date to Qumu that any of such plans shall not be terminated, whereupon Synacor may elect by written notice to delay such termination until such time as Synacor specifies therein); provided, that the effectiveness of any such terminations may be conditioned upon the occurrence of the Effective Time (collectively, the “Qumu Terminating Plans”). Unless Synacor provides such written notice to Qumu, Qumu shall provide Synacor, no later than three (3) business days prior to the Closing Date, with evidence that such Qumu Terminating Plan(s) have been terminated (effective as of the Closing Date) pursuant to resolutions of the Qumu Board. Qumu also shall take such other actions in furtherance of terminating such Qumu Terminating Plan(s) or other Qumu Employee Plan on the Closing Date as may be required by their respective terms or applicable Legal Requirements or as Synacor may reasonably require.

(c) Pre-Existing Conditions; Service Credit. From and after the Effective Time, and to the extent permitted by applicable Legal Requirements, Synacor shall, or shall cause (or, with respect to employees outside of the United States, use commercially reasonable efforts to cause) the Surviving Corporation to, recognize the prior service with Qumu or its Subsidiaries of each Continuing Employee in connection with all employee benefit plans, programs or policies (including vacation and severance, but excluding the sabbatical program) of Synacor or its Affiliates in which Continuing Employees are eligible to participate following the Effective Time for purposes of eligibility and vesting and determination of level of benefits (but not for purposes of benefit accruals or benefit amounts under any defined benefit pension plan or to the extent that such recognition would result in duplication of benefits). From and after the Effective Time, Synacor shall, or shall cause (or, with respect to employees outside of the United States or any insured benefit carrier, use commercially reasonable efforts to cause) the Surviving Corporation to, (i) to the extent not prohibited by applicable law, cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Synacor or its Affiliates to be waived with respect to Continuing Employees and their eligible dependents, and (ii) to the extent permitted by applicable Legal Requirements and the insured benefits carrier after Synacor’s commercially reasonable efforts, provide each Continuing Employee with credit for any eligible expenses incurred that were credited to deductible and maximum out-of-pocket co-insurance requirements under any Synacor or Surviving Corporation Employee Plan that provides medical, dental or vision benefits in the plan year in effect as of the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any corresponding medical, dental or vision plans of Synacor or the Surviving Corporation. Synacor or the Surviving Corporation will, as such time as Synacor reasonably determines following the Effective Time (but no later than the date the assets of the Qumu Qualified Plan are distributed in liquidation thereof) make or cause to be made an “eligible rollover distribution” (within the meaning of Section 402(c)(4) of the Code) from the Qumu Qualified Plan and will cause the Synacor Qualified Plan or that of the Surviving Corporation to accept a “direct rollover” (within the meaning of Section 401(a)(31) of the Code) of such distribution, including a participant’s promissory note evidencing any plan loan distributed from the Qumu Qualified Plan. Prior to the distribution of a participant’s account in the Qumu Qualified Plan, Synacor shall permit employees to continue to repay any participant loan in the Qumu Qualified Plan to avoid a “deemed distribution” of any such participant loan.
(d) Change in Control. Each of Synacor and Qumu hereby acknowledge that the consummation of the Merger and the other transactions contemplated hereby may be deemed to constitute a “change in control” or “change of control” (or other similar phrase) for purposes of each Synacor Employee Plan and Qumu Employee Plan, respectively, as listed on Schedule 7.7(d). From and after the Closing, Synacor shall, and shall cause the Surviving Corporation to, be bound by, honor and comply with the terms of each employment, severance and change in control plan, policy and agreement listed in Schedule 7.7(d), except as may otherwise be modified by mutual agreement with the counterparty prior to the Effective Time.
(e) Qumu Stock Plan. Provided there are no Assumed Options, Assumed Restricted Stock Awards or Assumed Stock Units at the Effective Time per operation of Section

1.4(d), effective as of the Effective Time, Qumu shall terminate the Qumu Stock Plan in accordance with its terms.
(f) No Third Party Rights. The provisions of this Section 7.7 are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, and the parties hereby expressly disclaim the creation or establishment of any third party beneficiary rights (whether express or implied) under or by right of the terms of this Section 7.7. Nothing herein shall be deemed to amend any Employee Benefit Plan to reflect the terms of this Section 7.7.
7.8 Directors’ and Officers’ Indemnification and Insurance.
(a) For a period of six (6) years following the Effective Time, the Surviving Corporation and its Subsidiaries shall, and Synacor shall cause the Surviving Corporation and its Subsidiaries to, honor and fulfill in all respects the obligations of Qumu and its Subsidiaries under any and all indemnification agreements in effect immediately prior to the Effective Time between Qumu or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of Qumu or any of its Subsidiaries prior to the Effective Time (the “Indemnified Parties”). In addition, for a period of six (6) years following the Effective Time, the Surviving Corporation and its Subsidiaries shall, and Synacor shall cause the Surviving Corporation and its Subsidiaries to, cause their respective articles of incorporation and bylaws (and other similar organizational documents) to contain provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable as the indemnification, advancement of expenses and exculpation provisions contained in the articles of incorporation and bylaws (or other similar organizational documents) of Qumu and its Subsidiaries immediately prior to the Effective Time and during such six (6) year period, such provisions shall not be amended, repealed or otherwise modified in any respect adverse to the Indemnified Parties except as and to the extent required by applicable Legal Requirements.
(b) Except as otherwise required by applicable Legal Requirements, from and after the Effective Time, the Surviving Corporation shall, and Synacor shall cause the Surviving Corporation to, indemnify and hold harmless, and provide advancement of expenses to, each Indemnified Party in respect of acts or omissions in their capacity as a director or officer of Qumu or its Subsidiaries or as an officer, director, employee, fiduciary or agent of another enterprise if the Indemnified Party was serving in such capacity at the request of Qumu or any of its Subsidiaries, in any case occurring at or prior to the Effective Time, to the fullest extent permitted by applicable Legal Requirements or provided under the articles of incorporation, bylaws, any indemnification agreements and any other governing documents of Qumu and its Subsidiaries in effect on the date hereof.
(c) For a period of six (6) years following the Effective Time, the Surviving Corporation shall, and Synacor shall cause the Surviving Corporation to, maintain in effect the existing policy of Qumu’s directors’ and officers’ liability insurance (the “D&O Policy”) covering claims arising from facts or events that occurred at or prior to the Effective Time (including for acts or omissions occurring in connection with this Agreement and the consummation of the Merger and other transactions contemplated by this Agreement to the extent that such acts or omissions are covered by the D&O Policy) and covering each Indemnified Party who is covered as of the Effective Time by the D&O Policy on terms with respect to coverage and amounts that are no less favorable than those terms in effect on the date hereof; provided, however, that in no event shall Synacor or the Surviving Corporation be required to expend in any one year an amount in excess of three hundred percent (300%) of the current annual premium paid by Qumu (which annual premium is set forth on Section 7.8(c) of the Qumu Disclosure Letter) for such insurance (such three hundred percent (300%) amount, the “Maximum Annual Premium”), provided that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary in this Agreement, in lieu of its obligations under this Section 7.8(c), Synacor or Qumu may purchase a six (6)-year “tail” prepaid policy on the D&O Policy on terms and conditions no less advantageous than the D&O Policy, and in the event that Synacor shall purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall, and Synacor shall cause the Surviving Corporation to, maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder in lieu of all other obligations of Synacor and the Surviving Corporation under this Section 7.8(c) for so long as such “tail” policy shall be maintained in full force and effect.
(d) The obligations under this Section 7.8 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under the D&O Policy or the “tail” policy referred to in Section 7.8(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Party or other person who is a beneficiary under the D&O Policy or the “tail” policy referred to in Section 7.8(c) (and their heirs and representatives). Each of the Indemnified Parties and any other persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 7.8(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 7.8, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties (and other Persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 7.8(c) (and their heirs and representatives)) under this Section 7.8 shall be in addition to, and not in substitution for, any other rights that such Persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by Qumu or any of its Subsidiaries, or applicable Legal Requirement (whether at law or in equity). Notwithstanding anything herein to the contrary, if an Indemnified Party is or has been a party to or is or has been otherwise involved (including as a witness) in any Legal Proceeding involving acts or omissions occurring prior to the Effective Time (whether such Legal Proceeding arises before, at or after the Effective Time) and makes a claim under this Section 7.8 on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 7.8 shall continue in effect until the final disposition of such Legal Proceeding.
(e) In the event that Synacor, the Surviving Corporation or any of their Subsidiaries (or any of their respective successors or assigns) shall consolidate or merge with any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or transfers at least fifty percent (50%) of its properties and assets to any other person, then in each case proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable), or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 7.8 (including by operation of law).
7.9 Listing of Synacor Shares. Synacor shall use its reasonable best efforts to have authorized for listing on Nasdaq prior to the Effective Time, upon official notice of issuance, the shares of Synacor Common Stock issuable in the Merger pursuant to this Agreement, the shares of Synacor Common Stock issuable upon the exercise of all Assumed Options (if any) and the shares of Synacor Common Stock issuable in respect of all Assumed Stock Units (if any).
7.10 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or any other transactions contemplated by this Agreement, Qumu and the Qumu Board shall promptly grant such approvals and take such lawful actions as are necessary so that the Merger and/or such other transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, and otherwise take such lawful actions to eliminate or minimize the effects of such statute, and any regulations promulgated thereunder, on the Merger and such other transactions.
7.11 Section 16 Matters. The Synacor Board, or an authorized committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(b) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by Qumu Insiders of Synacor Common Stock in exchange for shares of Qumu Common Stock, and of options to purchase Synacor Common Stock upon assumption and conversion of the Qumu Stock Awards, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act. In addition, the Qumu Board, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(b) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the disposition by Qumu Insiders of Qumu Common Stock in exchange for shares of Synacor Common Stock, and the disposition of their Qumu Stock Awards which will be deemed to occur upon the assumption of those options and their resulting conversion into options to purchase Synacor Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are also intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.
7.12 Tax Matters.
(a) Prior to or following the Effective Time, none of Synacor, Merger Sub or Qumu shall, and they shall not permit any of their respective Subsidiaries to, take (or fail to take) any action which action (or failure to act) would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.
(b) Each of Synacor and Qumu shall use its reasonable best efforts and will cooperate with one another to obtain the Tax opinions described in Section 2.2(a)(vii)

(collectively, the “Tax Opinions”). In connection therewith, (a) officers of Synacor and Merger Sub shall execute and deliver to Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, counsel to Synacor (or other counsel selected by Synacor and reasonably satisfactory to Qumu), and Ballard Spahr LLP, counsel to Qumu (or other counsel selected by Qumu and reasonably satisfactory to Synacor), certificates containing such customary facts, representations, assumptions, covenants and exclusions as shall be reasonably necessary or appropriate to enable each such counsel to render the opinion described in Section 2.2(a)(vii), as applicable, substantially in the form attached hereto as Exhibit C (the “Synacor Tax Certificate”), (b) officers of Qumu shall execute and deliver to each such counsel a certificate containing such customary facts, representations, assumptions, covenants and exclusions as shall be reasonably necessary or appropriate to enable each such counsel to render the opinion described in Section 2.2(a)(vii), as applicable, substantially in the form attached hereto as Exhibit D (the “Qumu Tax Certificate”), in each case of (a) and (b), dated as of the Closing Date (and, such other dates as reasonably requested by such counsel in connection with the Joint Proxy Statement/Prospectus), and (c) Synacor and Qumu shall provide such other information as reasonably requested by each such counsel for purposes of rendering the opinion described in Section 2.2(a)(vii), as applicable. Each of Synacor and Qumu shall use its reasonable best efforts not to, and not permit any Affiliate or any Subsidiary to, take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations and covenants made to counsel in the Synacor Tax Certificate and/or Qumu Tax Certificate, as applicable, as described in this Section 7.12(b).
(c) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations section 1.368-2(g). The parties will take the position for all Tax purposes that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, unless a contrary position is required by a final determination within the meaning of Section 1313 of the Code.
7.13 Delisting. Synacor and Qumu shall cooperate in taking, or causing to be taken, all actions necessary to delist the Qumu Common Stock from Nasdaq and to terminate Qumu’s registration under the Exchange Act, effective as of the Effective Time.
7.14 Obligations of Merger Sub. Synacor shall take all actions necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.
ARTICLE VIII   GOVERNANCE MATTERS
8.1 Synacor Board of Directors. Immediately following the Effective Time, Synacor shall take such action as to cause the authorized number of directors of the Synacor Board to be set at seven (7). Immediately following the Effective Time, the Synacor Board shall be constituted as follows: (i) four (4) members who shall be designated by Synacor and shall be members of the Synacor Board immediately prior to the Effective Time (each, a “Synacor Designee”), and one (1) of whom shall be Synacor’s Chief Executive Officer, Himesh Bhise, and (ii) two (2)

members who shall be designated by Qumu and shall be members of the Qumu Board immediately prior to the Effective Time (each, a “Qumu Designee”). Synacor and Qumu shall reasonably cooperate to determine in which class each such Synacor Designee and each such Qumu Designee shall serve, the year in which such class is up for reelection, and the committees on which each such Synacor Designee and each such Qumu Designee shall serve; provided that, promptly following the Closing, Synacor shall use its reasonable best efforts to designate one (1) additional designee with software experience relevant to the operations of Synacor, which such designee shall be subject to the majority approval of the Synacor Board (which such majority approval shall include the approval of at least one of the Qumu designees). For a period of two (2) years following the Closing Date, Synacor shall use its commercially reasonable efforts to nominate, recommend, support and solicit proxies for the election of the Qumu Designees, subject to the Qumu Designees complying with all independence standards and any similar requirements for directors of Synacor and for service on any committee of the Synacor Board to which they are appointed, as are established by Synacor and its Corporate Governance and Nominating Committee, Nasdaq, and applicable provisions of the Exchange Act.
8.2  Synacor Executive Officers. Immediately following the Effective Time, the officers of Synacor shall be the persons identified on Schedule 8.2 with respect to such positions, if such persons are employees of Synacor or Qumu as of immediately prior to the Effective Time.
8.3 Effectuation. Prior to the Effective Time, the Synacor Board shall take all actions necessary to effectuate the provisions of Section 8.1 and Section 8.2.
ARTICLE IX   TERMINATION OF AGREEMENT
9.1 Termination. Notwithstanding the prior receipt of the Requisite Qumu Shareholder Approval and/or the Requisite Synacor Shareholder Approval, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 9.1 shall give prompt written notice of such termination, specifying the provision of this Agreement pursuant to which such termination is effected and the basis for such termination to the other party hereto):
(a) by mutual written consent duly authorized by each of the Qumu Board and the Synacor Board;
(b) by either Synacor or Qumu, if any Governmental Authority of competent jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any Legal Requirement that is in effect and has the permanent effect of making the consummation of the Merger illegal, or which has the effect of permanently prohibiting, preventing or otherwise restraining the consummation of the Merger, or (ii) issued or granted any Order that is in effect and has the effect of making the Merger illegal or which has the permanent effect of prohibiting, preventing or otherwise restraining the Merger, and such Order has become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 9.1(b) shall have complied with its obligations under Section 7.1(a)(iv) to have any such Order vacated or lifted or removed and shall not otherwise be in breach of any representation, warranty, covenant, or agreement set forth in this Agreement that has been the proximate cause of, or proximately resulted in, the enactment, issuance, promulgation, entering, enforcement or deemed applicability of such Legal Requirement or Order;
(c) by either Synacor or Qumu, if the Merger shall have not been consummated by September 30, 2020 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this proviso shall not be available to any party hereto whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the proximate cause of, or resulted in, any of the conditions to the consummation of the Merger set forth in Section 2.2 having failed to be satisfied or fulfilled on or prior to the Termination Date and such breach constitutes a material breach of this Agreement;
(d) by either Synacor or Qumu if:
(i) the Requisite Synacor Shareholder Approval shall not have been obtained at the Synacor Shareholder Meeting (or any adjournment or postponement thereof at which a vote was taken on the Synacor Voting Proposal), or
(ii) the Requisite Qumu Shareholder Approval shall not have been obtained at the Qumu Shareholder Meeting (or any adjournment or postponement thereof at which a vote was taken on the Qumu Voting Proposal);
(e) by either Synacor or Qumu (provided it is not then in material breach of any representation, warranty, covenant or obligation under this Agreement, which breach is incapable of being cured prior to the Termination Date or otherwise has not been cured prior to the earlier to occur of thirty (30) calendar days following delivery of written notice of such breach and the Termination Date, such that the conditions to consummation of the Merger set forth in Section 2.2(b)(i), Section 2.2(b)(ii) or Section 2.2(b)(iii) in the case of Synacor, or Section 2.2(c)(i), Section 2.2(c)(ii) or Section 2.2(c)(iii) in the case of Qumu, would not be satisfied) in the event of (i) a breach of any covenant or obligation set forth in this Agreement by the other party hereto, or (ii) any inaccuracy in any of the representations and warranties of the other party hereto set forth in this Agreement when made or at any time prior to the Effective Time, in either case such that the conditions to the consummation of the Merger set forth in Section 2.2(b)(i), Section 2.2(b)(ii) or Section 2.2(b)(iii) in the case of Synacor, or Section 2.2(c)(i), Section 2.2(c)(ii) or Section 2.2(c)(iii) in the case of Qumu, would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that notwithstanding the foregoing, in the event that any such breach or inaccuracy is curable through the exercise of commercially reasonable efforts by the party committing such breach or inaccuracy, then the party seeking to terminate this Agreement pursuant to this Section 9.1(e) shall not be permitted to terminate this Agreement pursuant to this Section 9.1(e) until the expiration of a thirty (30) calendar day period (or if shorter, the period ending on the Termination Date) after delivery of written notice of such breach or inaccuracy to the party committing such breach or inaccuracy (it being understood that the party seeking to terminate this Agreement pursuant to this Section 9.1(e) may not terminate this Agreement pursuant to this Section 9.1(e)

if such breach or inaccuracy is cured by the other party hereto within such thirty (30) calendar day period (or such shorter period)); or
(f)
(i) by Synacor, if a Qumu Triggering Event shall have occurred, whether promptly after the Qumu Triggering Event giving rise to Synacor’s right to terminate this Agreement pursuant to this Section 9.1(f)(i) or at any time thereafter; or
(ii) by Qumu, if a Synacor Triggering Event shall have occurred, whether promptly after the Synacor Triggering Event giving rise to Qumu’s right to terminate this Agreement pursuant to this Section 9.1(f)(ii) or at any time thereafter.
9.2 Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its directors, officers, Affiliates or shareholders except (a) that the provisions of this Section 9.2, Section 9.3 and Article X shall survive any termination of this Agreement and (b) nothing herein shall relieve any party from liability for any Willful Breach of this Agreement or for fraud. The Confidentiality Agreement shall survive termination of this Agreement as provided therein.
9.3 Fees and Expenses.
(a) General. Except as set forth in this Section 9.3, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the transactions contemplated hereby are consummated; provided, however, that notwithstanding the foregoing or anything to the contrary set forth herein, all fees and expenses, other than attorneys’ fees and expenses, incurred in connection with the preparation, printing and filing, as applicable, of the Registration Statement (including any preliminary materials related thereto and all amendments and supplements thereto, as well as any financial statements and schedules thereto), the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto and all amendments and supplements thereto), and all filings by Synacor and Qumu under applicable Antitrust Laws or any similar filing requirement of any Governmental Authority applicable to this Agreement and the transactions contemplated hereby, shall be shared sixty-five percent (65%) by Synacor and thirty-five percent (35%) by Qumu at the time any such fees, costs and expenses become due and payable.
(b) Qumu Payments.
(i) Qumu shall pay to Synacor a fee equal to $2,000,000 (the “Qumu Termination Fee Amount”), by wire transfer of immediately available funds to an account or accounts designated in writing by Synacor, within one business day after demand by Synacor, in the event that (A) following the execution and delivery of this Agreement and prior to the Qumu Shareholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Qumu Voting Proposal, an Acquisition Proposal in respect of Qumu shall have been publicly announced or shall have become publicly known, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal in respect of Qumu, in each case, which has not been publicly withdrawn at least five (5) business days prior to the Termination Date (in the case of a termination pursuant to Section 9.1(c)), or at least five (5) business days prior to the date of the Qumu Shareholder Meeting (in the case of a termination pursuant to Section 9.1(d)(ii)), (B) this Agreement is terminated pursuant to Section 9.1(c) or Section 9.1(d)(ii), and (C) within twelve (12) months following the termination of this Agreement, either an Acquisition Transaction in respect of Qumu (whether or not the Acquisition Transaction referenced in the preceding clause (A)) is consummated or Qumu enters into a binding Contract (other than a preliminary agreement, such as a confidentiality agreement, letter of intent or memorandum of understanding) providing for an Acquisition Transaction in respect of Qumu (whether or not the Acquisition Transaction referenced in the preceding clause (A)) and such Acquisition Transaction is ultimately consummated (whether or not during the foregoing twelve (12)-month period); provided, however, that for the purposes of this Section 9.3(b)(i), all references to fifteen percent (15%) or eighty-five percent (85%) in the definition of “Acquisition Transaction” shall be replaced by fifty percent (50%).
(ii) Qumu shall pay to Synacor a fee equal to the Qumu Termination Fee Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by Synacor, within one business day after demand by Synacor, in the event that (A) following the execution and delivery of this Agreement and prior to the breach forming the basis of such termination contemplated by the following clause (B), an Acquisition Proposal in respect of Qumu shall have been publicly announced or shall have become publicly known, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal in respect of Qumu, in each case, which has not been publicly withdrawn prior to the date that this Agreement is terminated, (B) Synacor terminates this Agreement pursuant to Section 9.1(e), and (C) within twelve (12) months following the termination of this Agreement, either an Acquisition Transaction in respect of Qumu (whether or not the Acquisition Transaction referenced in the preceding clause (A)) is consummated or Qumu enters into a binding Contract (other than a preliminary agreement, such as a confidentiality agreement, letter of intent or memorandum of understanding) providing for an Acquisition Transaction in respect of Qumu (whether or not the Acquisition Transaction referenced in the preceding clause (A)) and such Acquisition Transaction is ultimately consummated (whether or not during the foregoing twelve (12)-month period); provided, however, that for the purposes of this Section 9.3(b)(ii), all references to fifteen percent (15%) or eighty-five percent (85%) in the definition of “Acquisition Transaction” shall be replaced by fifty percent (50%).
(iii) Qumu shall pay to Synacor a fee equal to the Qumu Termination Fee Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by Synacor within one business day after demand by Synacor, in the event that Synacor terminates this Agreement pursuant to Section 9.1(f)(i).
(iv) In no event shall Qumu be required to pay the Qumu Termination Fee Amount pursuant to this Section 9.3(b) on more than one occasion.

(c) Synacor Payments.
(i) Synacor shall pay to Qumu a fee equal to $2,000,000 (the “Synacor Termination Fee Amount”), by wire transfer of immediately available funds to an account or accounts designated in writing by Qumu, within one business day after demand by Qumu, in the event that (A) following the execution and delivery of this Agreement and prior to the Synacor Shareholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Synacor Voting Proposal, an Acquisition Proposal in respect of Synacor shall have been publicly announced or shall have become publicly known, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal in respect of Synacor, in each case, which has not been publicly withdrawn at least five (5) business days prior to the Termination Date (in the case of a termination pursuant to Section 9.1(c)), or at least five (5) business days prior to the date of the Synacor Shareholder Meeting (in the case of a termination pursuant to Section 9.1(d)(i)), (B) this Agreement is terminated pursuant to Section 9.1(c) or Section 9.1(d)(i), and (C) within twelve (12) months following the termination of this Agreement, either an Acquisition Transaction in respect of Synacor (whether or not the Acquisition Transaction referenced in the preceding clause (A)) is consummated or Synacor enters into a binding Contract (other than a preliminary agreement, such as a confidentiality agreement, letter of intent or memorandum of understanding) providing for an Acquisition Transaction in respect of Synacor (whether or not the Acquisition Transaction referenced in the preceding clause (A)) and such Acquisition Transaction is ultimately consummated (whether or not during the foregoing twelve (12)-month period); provided, however, that for the purposes of this Section 9.3(c)(i), all references to fifteen percent (15%) or eighty-five percent (85%) in the definition of “Acquisition Transaction” shall be replaced by fifty percent (50%).
(ii) Synacor shall pay to Qumu a fee equal to the Synacor Termination Fee Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by Qumu, within one business day after demand by Qumu, in the event that (A) following the execution and delivery of this Agreement and prior to the breach forming the basis of such termination contemplated by the following clause (B), an Acquisition Proposal in respect of Synacor shall have been publicly announced or shall have become publicly known, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal in respect of Synacor, in each case, which has not been publicly withdrawn prior to the date that this Agreement is terminated, (B) Qumu terminates this Agreement pursuant to Section 9.1(e), and (C) within twelve (12) months following the termination of this Agreement, either an Acquisition Transaction in respect of Synacor (whether or not the Acquisition Transaction referenced in the preceding clause (A)) is consummated or Synacor enters into a binding Contract (other than a preliminary agreement, such as a confidentiality agreement, letter of intent or memorandum of understanding) providing for an Acquisition Transaction in respect of Synacor (whether or not the Acquisition Transaction referenced in the preceding clause (A)) and such Acquisition Transaction is ultimately consummated (whether or not during the foregoing twelve (12)-month period); provided, however, that for the purposes of this Section 9.3(c)(ii), all references to fifteen percent (15%) or eighty-five percent (85%) in the definition of “Acquisition Transaction” shall be replaced by fifty percent (50%).

(iii) Synacor shall pay to Qumu a fee equal to the Synacor Termination Fee Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by Qumu within one business day after demand by Qumu, in the event that Qumu terminates this Agreement pursuant to Section 9.1(f)(ii).
(iv) In no event shall Synacor be required to pay the Synacor Termination Fee Amount pursuant to this Section 9.3(c) on more than one occasion.
(d) Enforcement. Each of Synacor and Qumu hereby acknowledge and agree that the covenants and agreements set forth in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and, without these covenants and agreements, the parties hereto would not have entered into this Agreement. Accordingly, if either Synacor or Qumu shall fail to pay in a timely manner the amounts due pursuant to Section 9.3(b) or Section 9.3(c), as the case may be, and, in order to obtain such payment, the other party hereto shall make a claim that results in a judgment against the non-paying party to make payment of such amounts, the non-paying party shall pay to the claimant its reasonable costs and expenses (including its reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amounts set forth in Section 9.3(b) or Section 9.3(c), as the case may be, at the prime rate quoted by The Wall Street Journal in effect on the date such payment was required to be made. Notwithstanding anything to the contrary in this Agreement, in the event that the Qumu Termination Fee Amount or the Synacor Termination Fee Amount is payable and actually paid to Synacor or Qumu, respectively in accordance with this Section 9.3, payment of such Qumu Termination Fee Amount or Synacor Termination Fee Amount, as applicable, shall be the sole and exclusive remedy of the non-terminating party and its Affiliates against any other party or such other party’s shareholders, directors, officers, Affiliates and other Representatives, for any loss or damage based upon, arising out of or relating to this Agreement (including as a result of the failure of the Merger to be consummated and any breach, termination or failure of or under this Agreement) or the negotiation, execution or performance hereof or the transactions contemplated hereby; provided that nothing in this Section 9.3(d) shall relieve any party from liability for any Willful Breach of Section 6.1 or Section 6.2 (as modified by Section 6.3), of such party’s obligation to convene any applicable Merger Shareholder Meeting in accordance with Section 7.4(a), or of Section 7.4(f). In the event of the valid termination of this Agreement under circumstances in which the Qumu Termination Fee Amount or the Synacor Termination Fee Amount is payable pursuant to this Section 9.3, it is agreed that each of the Qumu Termination Fee Amount and the Synacor Termination Fee Amount is liquidated damages, and not a penalty, and the payment thereof in such circumstances is supported by due and sufficient consideration and neither Synacor nor Qumu shall have any further liability, whether pursuant to a claim in contract or tort, at law or in equity or otherwise with respect to this Agreement (and the termination thereof), the transactions contemplated hereby (and the abandonment thereof), or any matter forming the basis for such termination (or for any breach or failure to perform hereunder or otherwise (in each case, whether willfully, intentionally, unintentionally or otherwise)).
ARTICLE X   GENERAL PROVISIONS

10.1 Certain Interpretations.
(a) Unless otherwise indicated all references herein to Articles, Sections, Exhibits or Letters shall be deemed to refer to Articles, Sections, Exhibits or Letters of or to this Agreement, as applicable.
(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”
(c) The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.”
(d) Any reference to a Legal Requirement shall include any rules and regulations promulgated thereunder, and shall mean such Legal Requirement as from time to time amended, modified or supplemented.
(e) References herein to any contract (including this Agreement) mean such contract as amended, supplemented or modified from time to time in accordance with the terms thereof.
(f) When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.
(g) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.
(h) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Legal Requirement, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
(i) All references in this Agreement to “dollars” or “$” shall mean United States Dollars.
10.2 Non-Survival of Representations and Warranties. None of the representations and warranties set forth in this Agreement or in any certificate or instrument delivered pursuant hereto shall survive the Effective Time. The Confidentiality Agreement shall survive the execution and delivery of this Agreement or the termination of this Agreement in accordance with the provisions of this Agreement, as the case may be, pursuant to its terms and conditions.
10.3 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers or e-mail specified below (or at such other address, telecopy number or e-mail for a party as shall be specified by like notice):
(a) If to Synacor or Merger Sub, to:
Synacor, Inc.
40 La Riviere Drive, Suite 300
Buffalo, New York 14202
Attention: Legal Department
E-mail: legaldept@synacor.com
With a copy (which shall not constitute notice) to:
Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
220 West 42nd Street
17th Floor
New York, NY 10036
Attention: Brian Hutchings and Andrew Luh
Facsimile No.: (877) 881-3007
E-mail: bhutchings@gunder.com
aluh@gunder.com

(b) If to Qumu, to:
Qumu Corporation
510 1st Ave. N., Suite 305
Minneapolis, MN 55403
Attention: Chief Executive Officer
Email: vern.hanzlik@qumu.com

With a copy (which shall not constitute notice) to:
Ballard Spahr LLP
2000 IDS Center
80 South 8th Street
Minneapolis, MN 55402
Attention: April Hamlin and Michael Kuhn
Facsimile No.: (612) 371-3207
E-mail: hamlina@ballardspahr.com and kuhnm@ballardspahr.com
Any such notice or communication shall be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of facsimile, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (iii) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next business day delivery, on the next business day after the date when sent, (iv) in the case of mailing, on the third (3rd) business day following that on which the piece of mail containing such communication is posted, and (v) in the case of e-mail, upon confirmation of successful transmission.
10.4 Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect, except that Synacor and Merger Sub may assign all or any of their rights hereunder to any wholly owned subsidiary thereof; provided, however, that no such assignment pursuant to this Section 10.4 shall relieve Synacor or Merger Sub of its obligations hereunder.
10.5 Amendment. Subject to applicable Legal Requirements and the other provisions of this Agreement, this Agreement may be amended by the parties hereto by action taken by their respective boards of directors at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of Synacor, Merger Sub and Qumu; provided, however, that, after the approval of this Agreement by the Qumu Shareholders or the issuance of Synacor Common Stock by the Synacor Shareholders, no amendment may be made to this Agreement that requires further approval by such shareholders under applicable Legal Requirements.
10.6 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.
10.7 Specific Performance.
(a) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, prior to the termination of this Agreement, the parties shall be entitled to an injunction or injunctions in any court referred to in Section 10.13 to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity; provided, that Synacor shall only be entitled to enforce or seek to enforce specifically Qumu’s obligation to consummate the Merger if: (i) the conditions set forth in Section 2.2(a) and Section 2.2(b) have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing but which are then capable of being satisfied at the Closing), (ii) the Closing has not occurred by the date the Closing is required to have occurred pursuant to Section 2.1, (iii) Synacor has irrevocably confirmed to Qumu in writing that it is ready, willing and able to consummate the Merger and that if specific performance is granted the Closing will occur, and (iv) Qumu has failed to consummate the Merger within three (3) business days of receipt of such written confirmation; provided, further, that Qumu shall only be entitled to enforce or seek to enforce specifically Synacor’s obligation to consummate the Merger if: (A) the conditions set forth in Section 2.2(a) and Section 2.2(c) have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing but which are then capable of being satisfied at the Closing), (B) the Closing has not occurred by the date the Closing is required to have occurred pursuant to Section 2.1, (C) Qumu has irrevocably confirmed to Synacor in writing that it is ready, willing and able to consummate the Merger and that if specific performance is granted the Closing will occur, and (D) Synacor has failed to consummate the Merger within three (3) business days of receipt of such written confirmation.
(b) Notwithstanding anything in this Agreement to the contrary, while either party may seek (i) specific performance, subject in all respects to this Section 10.7, and (ii) payment of the Qumu Termination Fee Amount or the Synacor Termination Fee Amount, as applicable, if, as and when payable pursuant to Section 9.3, under no circumstances shall either Synacor or Qumu, directly or indirectly, be permitted or entitled to receive (A) both a grant of specific performance to cause the other parties hereto to consummate the Merger, on the one hand, and payment of monetary damages for liability hereunder or the payment of the Qumu Termination Fee Amount or the Synacor Termination Fee Amount, on the other hand, or (B) both payment of monetary damages for liability hereunder, on the one hand, and payment of the Qumu Termination Fee Amount or the Synacor Termination Fee Amount, on the other hand.
10.8 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.
10.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Legal Requirement, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
10.10 Entire Agreement. This Agreement (including the documents and instruments referred to herein, including the Confidentiality Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

10.11 No Third Party Beneficiaries. Nothing in this Agreement is intended to confer upon any person other than the parties hereto any rights or remedies hereunder, other than the Indemnified Parties intended to be third party beneficiaries of the provisions of Section 7.8, who shall have the right to enforce such provisions directly.
10.12 Governing Law. Except to the extent the laws of the State of Minnesota are mandatorily applicable to the Merger (including with respect to matters relating to (a) the filing of the Articles of Merger and the effects of the Merger and (b) the exercise of the fiduciary duties of the Qumu Board and the Committee of Disinterested Directors), in which case Minnesota Law shall govern, this Agreement and any litigation (whether at law, in contract or in tort) that may be directly or indirectly based upon, relating to arising out of this Agreement or any transaction contemplated hereby, or the negotiation, execution or performance hereof, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflict of law provisions thereof.
10.13 Consent to Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state court located within the State of Delaware (or any federal court within the State of Delaware if such state court declines to accept or does not have jurisdiction) in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the Legal Requirements of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.
10.14 Waiver of Jury Trial. EACH OF SYNACOR, MERGER SUB AND QUMU HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HERBY OR THE ACTIONS OF Synacor, MERGER SUB OR QUMU IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.
10.15 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Synacor, Merger Sub and Qumu have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
SYNACOR, INC.
By:  /s/ Himesh Bhise   Name:  Himesh Bhise  Title:  Chief Executive Officer
QUANTUM MERGER SUB I, INC.
By:  /s/ Himesh Bhise   Name: Himesh Bhise  Title:  Chief Executive Officer
QUMU CORPORATION
By: /s/ Vern Hanzlik   Name: Vern Hanzlik  Title:  Chief Executive Officer

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

ANNEX A
DEFINITIONS AND INTERPRETATIONS
For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:
(a) “Acquisition Proposal” shall mean any agreement, inquiry, offer, indication of interest or proposal (other than this Agreement, the Merger, or any other inquiry, offer, indication of interest or proposal by the other party hereto) relating to an Acquisition Transaction.
(b) “Acquisition Transaction” shall mean, with respect to Qumu or Synacor, any transaction or series of related transactions (other than the transactions contemplated by this Agreement and other than any transaction by Qumu or Synacor or a Subsidiary thereof with another Subsidiary thereof) involving: (i) any acquisition or purchase from a party hereto by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of a fifteen percent (15%) or greater interest in the total outstanding equity interests or voting securities of such party, or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning fifteen percent (15%) or more of the total outstanding equity interests or voting securities of a party hereto; (ii) any acquisition or purchase of fifty percent (50%) or more of any class of equity or other voting securities of one or more Subsidiaries of a party hereto the business(es) of which, individually or in the aggregate, generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the applicable party’s most recently completed fiscal year) of such party and its Subsidiaries, taken as a whole; (iii) any merger, consolidation, business combination or other similar transaction involving a party hereto or one or more of its Subsidiaries the business(es) of which, individually or in the aggregate, generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the applicable party’s most recently completed fiscal year) of such party and its Subsidiaries, taken as a whole, pursuant to which the shareholders of such party or such Subsidiary or Subsidiaries, as applicable, immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction; (iv) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of assets of a party hereto that generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the applicable party’s most recently completed fiscal year) of such party and its Subsidiaries, taken as a whole; (v) any liquidation, dissolution, recapitalization or other significant corporate reorganization of a party hereto or one or more of its Subsidiaries the business(es) of which, individually or in the aggregate, generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the applicable party’s most recently completed fiscal year) of

Annex-1

such party and its Subsidiaries, taken as a whole; or (vi) any combination of the foregoing clauses (i) through (v).
(c) “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
(d) “Agreed Jurisdiction” shall mean the U.S.
(e) “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable foreign antitrust laws and other applicable Legal Requirements issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
(f) “business day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in New York are authorized or required by Legal Requirements or other governmental action to close.
(g) “Closing Average” shall mean the average of the closing sale prices for one share of Synacor Common Stock as quoted on Nasdaq for the fifteen (15) consecutive trading days ending on the second (2nd) trading day immediately preceding the Closing Date.
(h) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.
(i) “Continuing Employees” shall mean the employees of Qumu and its Subsidiaries as of the Effective Time.
(j) “Contract” shall mean any legally binding oral or written contract, subcontract, agreement or commitment, note, bond, mortgage, indenture, lease, license, sublicense or other legally binding obligation, arrangement or understanding.
(k) “Delaware Law” shall mean the DGCL and any other applicable Legal Requirements of the State of Delaware.
(l) “DOL” shall mean the United States Department of Labor or any successor thereto.
(m) “Employee Benefit Plan” shall mean any “employee pension benefit plan” covered under Section 3(2) of ERISA, any material “employee welfare benefit plan” covered

Annex-2

under Section 3(1) of ERISA, and any other material plan, agreement or arrangement involving compensation (other than wage offers or notices) or benefits, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of fringe benefits, perquisites, profit sharing, incentive compensation or post-retirement compensation or post-employment compensation written or otherwise.
(n) “Environmental Laws” are all laws (including common laws), directives, guidance, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Authority which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity.
(o) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.
(p) “ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included Qumu or Synacor, as applicable, or a Subsidiary of Qumu or Synacor, as applicable.
(q) “ESW Warrant” means that certain Amended and Restated Warrant to purchase 925,000 shares of Qumu Common Stock issued by Qumu to ESW Holding, Inc. on January 12, 2018, as amended, restated or otherwise modified from time to time.
(r) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.
(s) “GAAP” shall mean generally accepted accounting principles, as applied in the United States.
(t) “Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.
(u) “Hale Warrant” means that certain Warrant to purchase 314,286 shares of Qumu Common Stock issued by Qumu to HCP-FVD, LLC on October 21, 2016, as amended, restated or otherwise modified from time to time.
(v) “Hazardous Material” is any material, chemical, emission, substance or waste that has been designated by any Governmental Authority to be radioactive, toxic, hazardous,

Annex-3

corrosive, reactive, explosive, flammable, a medical or biological waste, a pollutant or otherwise a danger to health, reproduction or the environment.
(w) “Hazardous Materials Activity” is the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required labeling, payment of waste fees or charges (including so‑called e‑waste fees) and compliance with any product take-back, collection, recycling, or product content requirements.
(x) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.
(y) “Intellectual Property Rights” shall mean common law and statutory rights anywhere in the world arising under or associated with (i) patents and patent applications and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patent”); (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights (“Copyrights”); (iii) rights in trade and industrial secrets and in confidential information and know-how; (iv) trademarks, trade names, logos and service marks, and any applications or registration of the same, and all related goodwill therefor throughout the world (“Trademarks”); (v) domain names, uniform resource locators, other names and locators associated with the Internet, and all registrations therefor; (vi) all rights in databases and data collections; (vii) other proprietary rights relating or with respect to the protection of Technology; (viii) analogous rights to those set forth above; and (ix) all past, present and future claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing.
(z) “Intervening Event” shall mean, with respect to Synacor or Qumu, as applicable, any material event, circumstance, change, effect, development or condition occurring or arising after the date hereof that was not known to or reasonably foreseeable by the Synacor Board or the Qumu Board, as applicable, as of or prior to the date hereof, not relating to an Acquisition Proposal and that becomes known by the Synacor Board or Qumu Board prior to the Effective Time; provided that none of the following, either alone or in combination, shall be considered an Intervening Event: (i) events, circumstances, changes, effects, developments or conditions affecting general business, economic or political conditions, the industries or segments thereof in which Synacor or Qumu, as applicable, operates, or the financial, credit or securities markets of the United States or in any other country in the world; (ii) events, circumstances, changes, effects, developments or conditions arising out of, or attributable to, changes (or proposed changes) or modifications in GAAP, other applicable accounting standards or applicable Legal Requirements or the interpretation or enforcement thereof; (iii) events, circumstances, changes, effects, developments or conditions arising out of, or attributable to, the announcement of the execution of this Agreement, or the identity of the other parties hereto; (iv) any change in the trading price or trading volume of Synacor or Qumu in and of itself; or (v) meeting or exceeding any internal or other estimates, expectations, forecasts, plans, projections

Annex-4

or budgets for any period in and of itself (it being understood, in each case, that the underlying cause of such changes may be taken into account in determining whether there has been or there exists an Intervening Event unless such underlying cause would otherwise be excepted by this definition).
(aa) “IRS” shall mean the United States Internal Revenue Service or any successor thereto.
(bb) “iStudy Warrant” means that certain Warrant to purchase 100,000 shares of Qumu Common Stock issued by Qumu to iStudy Co., Ltd. on August 31, 2018, as amended, restated or otherwise modified from time to time.
(cc) “Knowledge” shall mean, with respect to any matter in question, (i) with respect to Qumu, (A) the knowledge of any of those persons set forth in Section 1.1 of the Qumu Disclosure Letter after reasonable inquiry under the circumstances or (B) the knowledge of any of the members of the Qumu Board and (ii) with respect to the Synacor, (A) the knowledge of any of those persons set forth in Section 1.1 of the Synacor Disclosure Letter after reasonable inquiry under the circumstances or (B) the knowledge of any of the members of the Synacor Board.
(dd) “Legal Proceeding” shall mean any action, claim, suit, litigation, proceeding (public or private), criminal prosecution, audit or investigation by or before any Governmental Authority or any arbitration.
(ee) “Legal Requirements” shall mean applicable domestic or foreign federal, state, provincial, local, municipal or other law, statute, treaty, constitution, principle of common law, binding resolution, ordinance, code, binding edict, decree, directive, order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
(ff) “Liabilities” shall mean any liability, obligation or commitment of any kind, whether absolute, accrued, fixed or contingent, matured or unmatured, determined or determinable or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP.
(gg) “Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature.
(hh) “Minnesota Law” shall mean the MBCA and any other applicable Legal Requirements of the State of Minnesota.
(ii) “Nasdaq” shall mean The Nasdaq Stock Market LLC or any successor thereto (and, more specifically, where applicable to Synacor, The Nasdaq Global Market, and where applicable to Qumu, The Nasdaq Global Capital Market).

Annex-5

(jj) “Non-U.S. Benefit Plans” means benefit plans that are comparable to Employee Benefit Plans that are maintained for the benefit of any current or former employee, officer or director of Qumu or any of its Subsidiaries or Synacor or any of its Subsidiaries, as applicable, who is located primarily in a country other than the United States and/or their dependents or that are subject to the laws of any jurisdictions other than the United States, excluding any benefit plan mandated or pursuant to which Qumu or any of its Subsidiaries or Synacor or any of its Subsidiaries, as applicable, is required to contribute, in either case, under applicable Legal Requirements.
(kk) “Open Source Software” shall mean any software (in source or object code form) that is subject to (a) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement), or (b) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (i) disclosed, distributed, made available, offered, licensed or delivered in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (iv) redistributable at no charge, including any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.
(ll) “Order” shall mean any judgment, decision, decree, injunction, ruling, writ, assessment or order, whether temporary, preliminary or permanent, of any Governmental Authority that is binding on any Person or its property under applicable Legal Requirements.
(mm) “Pension Plan” shall mean an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.
(nn) “Person” shall mean any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, joint venture, estate, trust, firm or other enterprise, association, organization, entity or any Governmental Authority.
(oo) “Personal Information” means, in addition to any definition provided by Qumu or Synacor or any of its Subsidiaries, as applicable, for any similar term (e.g., “personally identifiable information” or “PII”) in any privacy notice or other public-facing statement by such company and its Subsidiaries, all information regarding or capable of being associated with an individual consumer or device, including: (a) information that identifies, could be used to identify or is otherwise identifiable with an individual, including name, physical address, telephone number, email address, financial account number, government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, photograph, face geometry, or biometric information, geo-location, and any other data used or intended to be used to identify, contact or

Annex-6

precisely locate an individual; (b) any data regarding an individual’s activities online or on a mobile or other application (e.g., searches conducted, web pages or content visited or viewed); and (c) Internet Protocol addresses or other persistent identifiers, including persistent device identifiers, MAC addresses, IP addresses, mobile advertising identifiers and cookies. Personal Information may relate to any individual, including a current, prospective or former customer, employee or vendor of any Person. Personal Information includes such information in any form, including paper, electronic and other forms.
(pp) “Process” (or “Processing”) means to perform any operation or set of operations upon data, whether manually or by automatic means, including, but not limited to, blocking, erasing, destroying, collecting, compiling, combining, analyzing, enhancing, enriching, recording, sorting, organizing, structuring, accessing, storing, processing, adapting, retaining, retrieving, consulting, using, transferring, aligning, transmitting, disclosing, altering, distributing, disseminating or otherwise making available such data.
(qq) “Qualifying Amendment” shall mean an amendment or supplement to the Joint Proxy Statement/Prospectus relating to Synacor, the Joint Proxy Statement/Prospectus relating to Qumu or the Registration Statement (including by incorporation by reference) to the extent it contains (i) a Synacor Board Recommendation Change or a Qumu Board Recommendation Change (as the case may be); (ii) a statement of the reasons of the board of directors of Synacor or Qumu (as the case may be) for making such Synacor Board Recommendation Change or Qumu Board Recommendation Change (as the case may be); and (iii) additional information reasonably related to the foregoing.
(rr) “Qumu Articles of Incorporation” shall mean the Amended and Restated Articles of Incorporation of Qumu, as amended and in effect on the date hereof.
(ss) “Qumu Balance Sheet” shall mean the unaudited balance sheet of Qumu contained in the Qumu Quarterly Report on Form 10‑Q for the quarterly period ended September 30, 2019.
(tt) “Qumu Bylaws” shall mean the Amended and Restated Bylaws of Qumu, as amended and in effect on the date hereof.
(uu) “Qumu Capital Stock” shall mean Qumu Common Stock and Qumu Preferred Stock.
(vv) “Qumu Common Stock” shall mean the Common Stock, par value $0.01 per share, of Qumu.
(ww) “Qumu Employee Plans” shall mean all Employee Benefit Plans, other than Qumu Non-U.S. Employee Plans which is or has been maintained, contributed to or required to be contributed to for the benefit of, or relating to, any current or former employee, officer, director or consultant of Qumu or any of its Subsidiaries, or with respect to which Qumu or any of its Subsidiaries has or may have any Liability.

Annex-7

(xx) “Qumu Insiders” shall mean those officers and directors of Qumu who are subject to the reporting requirements of Section 16(a) of the Exchange Act set forth in the Section 16 Information.
(yy) “Qumu Intellectual Property” shall mean Technology and Intellectual Property Rights owned or purported to be owned by or exclusively licensed to Qumu or any of its Subsidiaries.
(zz) “Qumu Material Adverse Effect” shall mean any fact, circumstance, change or effect that, individually or when taken together with all other such facts, circumstances, changes or effects that exist at the date of determination of the occurrence of the Qumu Material Adverse Effect, has or is reasonably likely to have a material adverse effect on (1) the business, operations, financial condition or results of operations of Qumu and its Subsidiaries, taken as a whole, or (2) the ability of Qumu to perform its obligations pursuant to this Agreement and to consummate the Merger and the transactions contemplated hereby in a timely manner; provided, however, that with respect to the foregoing clause (1) no facts, circumstances, changes or effects (by themselves or when aggregated with any other facts, circumstances, changes or effects) resulting from, relating to or arising out of the following shall be deemed to be or constitute a Qumu Material Adverse Effect, and no facts, circumstances, changes or effects resulting from, relating to or arising out of the following (by themselves or when aggregated with any other facts, circumstances, changes or effects) shall be taken into account when determining whether a Qumu Material Adverse Effect has occurred or may, would or could occur:
(i) economic, financial or political conditions in the United States or any other jurisdiction in which Qumu or any of its Subsidiaries has substantial business or operations, and any changes therein, but solely to the extent that such conditions and changes do not have a disproportionate impact on Qumu and its Subsidiaries, taken as a whole, relative to other companies of comparable size operating in the industry or industries in which Qumu operates;
(ii) conditions in the industry or industries in which Qumu operates, and any changes therein, but solely to the extent that such conditions and changes do not have a disproportionate impact on Qumu and its Subsidiaries, taken as a whole, relative to other companies of comparable size operating in the industry or industries in which Qumu operates;
(iii) conditions in the financial markets, and any changes therein, but solely to the extent that such conditions and changes do not have a disproportionate impact on Qumu and its Subsidiaries, taken as a whole, relative to other companies of comparable size operating in the industry or industries in which Qumu operates;
(iv) acts of terrorism or war, weather conditions (including, without limitation, earthquakes, hurricanes, tornadoes or similar natural disasters), power outages, and other force majeure events, but solely to the extent that such conditions and changes do not have a disproportionate impact on Qumu and its Subsidiaries, taken as a whole, relative to other companies of comparable size operating in the industry or industries in which Qumu operates that are located in the same geographical areas as Qumu and its Subsidiaries;

Annex-8

(v) the announcement or pendency of this Agreement, the Merger and the other transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of Qumu or any of its Subsidiaries with employees, customers or other business counterparties;
(vi) changes in Legal Requirements or GAAP (or any interpretations of GAAP), but solely to the extent that such conditions and changes do not have a disproportionate impact on Qumu and its Subsidiaries, taken as a whole, relative to other companies of comparable size operating in the industry or industries in which Qumu operates;
(vii) changes in Qumu’s stock price or the trading volume of Qumu stock, in and of itself;
(viii) the failure to meet public estimates or forecasts of revenues, earnings or other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself; or
(ix) any Transaction Litigation.
([[) “Qumu Non-U.S. Employee Plans” shall mean all Non-U.S. Benefit Plans maintained, or contributed to by Qumu, any of Qumu’s Subsidiaries or to which Qumu, any of Qumu’s Subsidiaries is obligated to contribute, or under which any of them has or may reasonably be likely to have any liability for premiums or benefits or other obligations.
(aaa) “Qumu Performance Stock Unit” shall mean any Qumu Stock Award that is an award representing the right to receive in the future shares of Qumu Common Stock from Qumu in accordance with a performance-based vesting schedule or issuance schedule, whether granted under the Qumu Stock Plan or otherwise.
(bbb) “Qumu Preferred Stock” shall mean the Preferred Stock, par value $0.01 per share, of Qumu.
(ccc) “Qumu Product” shall mean all products, technologies and services developed (including products, technologies and services under development), owned, made, provided, distributed, imported, sold or licensed by or on behalf of Qumu and/or any of its Subsidiaries.
(ddd) “Qumu Restricted Stock” shall mean any Qumu Stock Award that is an award of Qumu Common Stock from Qumu subject to a risk of forfeiture or other service-based condition under the applicable Qumu Stock Award agreement, whether granted under the Qumu Stock Plan or otherwise.
(eee) “Qumu Restricted Stock Unit” shall mean any Qumu Stock Award that is an award representing the right to receive in the future shares of Qumu Common Stock from Qumu in accordance with a vesting schedule or issuance schedule, and that is not a Qumu Performance Stock Unit, whether granted under the Qumu Stock Plan or otherwise.

Annex-9

(fff) “Qumu Shareholders” shall mean holders of shares of Qumu Capital Stock.
(ggg) “Qumu Stock Option” shall mean any Qumu Stock Award that is an option to purchase Qumu Common Stock from Qumu, whether granted under the Qumu Stock Plan or otherwise (but for the avoidance of doubt specifically excludes the Qumu Warrants).
(hhh) “Qumu Stock Plan” shall mean the Qumu Second Amended and Restated 2007 Stock Incentive Plan.
(iii) “Qumu Triggering Event” shall mean, and shall be deemed to have occurred if, prior to the Effective Time, any of the following shall have occurred:
(i) Qumu shall have committed a material breach with regard to the terms of Section 6.1, Section 6.2 (as modified by Section 6.3), or a Willful Breach with regard to Qumu’s obligations to convene any Qumu Shareholder Meeting in accordance with Section 7.4(a), or Section 7.4(f) (whether or not resulting in the receipt of an Acquisition Proposal);
(ii) Qumu shall have failed to include the Qumu Board Recommendation in the Joint Proxy Statement/Prospectus;
(iii) the Qumu Board or any authorized committee thereof shall have for any reason effected a Qumu Board Recommendation Change;
(iv) the Qumu Board or any authorized committee thereof shall have for any reason approved, or recommended that the Qumu Shareholders approve, any Acquisition Proposal or Acquisition Transaction other than the transactions contemplated by this Agreement (whether or not a Superior Proposal);
(v) an Acquisition Proposal (whether or not a Superior Proposal) shall have been made in respect of Qumu by a Person unaffiliated with Synacor and, within ten (10) business days after notice of such Acquisition Proposal is first published, sent or given to Qumu’s shareholders, and, if requested by Synacor, Qumu shall not have sent to its shareholders, pursuant to Rule 14e-2 under the Exchange Act, a statement unconditionally reaffirming the Qumu Board Recommendation, and unconditionally recommending that its shareholders reject such Acquisition Proposal and not tender any shares of its capital stock into such Acquisition Proposal if made in the form of a tender or exchange offer; or
(vi) except for the confidentiality agreement required by Section 6.3 as a pre-condition to taking any actions described therein, Qumu shall have entered into a letter of intent, memorandum of understanding or other Contract accepting, providing for or contemplating any Acquisition Proposal or Acquisition Transaction (whether or not a Superior Proposal).
(jjj) “Qumu Warrants” shall mean collectively the ESW Warrant, the Hale Warrant and the iStudy Warrant.

Annex-10

(kkk) “Registered Intellectual Property” shall mean any Intellectual Property Right that is the subject of a formal application or registration with any Governmental Authority (or with respect to domain names, any domain name registrar) including (i) issued Patents; (ii) registered Copyrights (including maskwork registrations); (iii) registered Trademarks; (iv) domain name registrations; and (v) any applications, including provisional applications, for such registrations (as applicable).
(lll) “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.
(mmm) “SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.
(nnn) “Section 16 Information” shall mean information regarding Qumu Insiders and the number of shares of Qumu Common Stock or other Qumu equity securities deemed to be beneficially owned by each such Qumu Insider and expected to be exchanged for Synacor Common Stock, which shall be provided by Qumu to Synacor within ten (10) business days after the date of this Agreement.
(ooo) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.
(ppp) “Synacor Balance Sheet” shall mean the unaudited balance sheet of Synacor contained in the Synacor Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2019.
(qqq) “Synacor Bylaws” shall mean the Amended and Restated Bylaws of Synacor, as amended and in effect on the date hereof.
(rrr) “Synacor Certificate of Incorporation” shall mean the Synacor Fifth Amended and Restated Certificate of Incorporation, as amended and in effect on the date hereof.
(sss) “Synacor Common Stock” shall mean the Common Stock, par value $0.01 per share, of Synacor.
(ttt) “Synacor Employee Plans” shall mean all Employee Benefit Plans, other than Synacor Non-U.S. Employee Plans which is or has been maintained, contributed to or required to be contributed to for the benefit of, or relating to, any current or former employee, officer, director or consultant of Synacor or any of its Subsidiaries, or with respect to which Synacor or any of its Subsidiaries has or may have any Liability, and shall include any Employee Benefit Plans of Synacor and the Surviving Corporation after the Effective Time.

Annex-11

(uuu) “Synacor Intellectual Property” shall mean Technology and Intellectual Property Rights owned or purported to be owned by or exclusively licensed to Synacor or any of its Subsidiaries.
(vvv) “Synacor Material Adverse Effect” shall mean any fact, circumstance, change or effect that, individually or when taken together with all other such facts, circumstances, changes or effects that exist at the date of determination of the occurrence of the Synacor Material Adverse Effect, has or is reasonably likely to have a material adverse effect on (1) the business, operations, financial condition or results of operations of Synacor and its Subsidiaries, taken as a whole, or (2) the ability of Qumu to perform its obligations pursuant to this Agreement and to consummate the Merger and the transactions contemplated hereby in a timely manner; provided, however, that with respect to the foregoing clause (1) no facts, circumstances, changes or effects (by themselves or when aggregated with any other facts, circumstances, changes or effects) resulting from, relating to or arising out of the following shall be deemed to be or constitute a Synacor Material Adverse Effect, and no facts, circumstances, changes or effects resulting from, relating to or arising out of the following (by themselves or when aggregated with any other facts, circumstances, changes or effects) shall be taken into account when determining whether a Synacor Material Adverse Effect has occurred or may, would or could occur:
(i) economic, financial or political conditions in the United States or any other jurisdiction in which Synacor or any of its Subsidiaries has substantial business or operations, and any changes therein, but solely to the extent that such conditions and changes do not have a disproportionate impact on Synacor and its Subsidiaries, taken as a whole, relative to other companies of comparable size operating in the industry or industries in which Synacor operates;
(ii) conditions in the industry or industries in which Synacor operates, and any changes therein, but solely to the extent that such conditions and changes do not have a disproportionate impact on Synacor and its Subsidiaries, taken as a whole, relative to other companies of comparable size operating in the industry or industries in which Synacor operates;
(iii) conditions in the financial markets, and any changes therein, but solely to the extent that such conditions and changes do not have a disproportionate impact on Synacor and its Subsidiaries, taken as a whole, relative to other companies of comparable size operating in the industry or industries in which Synacor operates;
(iv) acts of terrorism or war, weather conditions (including, without limitation, earthquakes, hurricanes, tornadoes or similar natural disasters), power outages, and other force majeure events, but solely to the extent that such conditions and changes do not have a disproportionate impact on Synacor and its Subsidiaries, taken as a whole, relative to other companies of comparable size operating in the industry or industries in which Synacor operates that are located in the same geographical areas as Synacor and its Subsidiaries;
(v) the announcement or pendency of this Agreement, the Merger and the other transactions contemplated by this Agreement, including the impact thereof on the

Annex-12

relationships, contractual or otherwise, of Synacor or any of its Subsidiaries with employees, customers or other business counterparties;
(vi) changes in Legal Requirements or GAAP (or any interpretations of GAAP), but solely to the extent that such conditions and changes do not have a disproportionate impact on Synacor and its Subsidiaries, taken as a whole, relative to other companies of comparable size operating in the industry or industries in which Synacor operates;
(vii) changes in Synacor’s stock price or the trading volume of Synacor stock, in and of itself;
(viii) the failure to meet public estimates or forecasts of revenues, earnings or other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself; or
(ix) any Transaction Litigation.
(www) “Synacor Non-U.S. Employee Plans” shall mean all Non-U.S. Benefit Plans. maintained, or contributed to by Synacor, any of Synacor’s Subsidiaries or to which Synacor, any of Synacor’s Subsidiaries is obligated to contribute, or under which any of them has or may reasonably be likely to have any liability for premiums or benefits or other obligations.
(xxx) “Synacor Preferred Stock” shall mean the Preferred Stock, par value $0.01 per share, of Synacor.
(yyy) “Synacor Product” shall mean all products, technologies and services developed (including products, technologies and services under development), owned, made, provided, distributed, imported, sold or licensed by or on behalf of Synacor and/or any of its Subsidiaries.
(zzz) “Synacor Shareholders” shall mean holders of shares of Synacor Capital Stock.
([[[) “Synacor Triggering Event” shall mean, and shall be deemed to have occurred if, prior to the Effective Time, any of the following shall have occurred:
(i) Synacor shall have committed a material breach with regard to the terms of Section 6.1, Section 6.2 (as modified by Section 6.3), or a Willful Breach with regard to Synacor’s obligations to convene any Synacor Shareholder Meeting in accordance with Section 7.4(a), or Section 7.4(f) (whether or not resulting in the receipt of an Acquisition Proposal);
(ii) Synacor shall have failed to include the Synacor Board Recommendation in the Joint Proxy Statement/Prospectus;
(iii) the Synacor Board or any authorized committee thereof shall have for any reason effected a Synacor Board Recommendation Change;

Annex-13

(iv) the Synacor Board or any authorized committee thereof shall have for any reason approved, or recommended that the Synacor Shareholders approve, any Acquisition Proposal or Acquisition Transaction other than the transactions contemplated by this Agreement (whether or not a Superior Proposal);
(v) an Acquisition Proposal (whether or not a Superior Proposal) shall have been made in respect of Synacor by a Person unaffiliated with Qumu and, within ten (10) business days after notice of such Acquisition Proposal is first published, sent or given to Synacor’s shareholders, and, if requested by Qumu, Synacor shall not have sent to its shareholders, pursuant to Rule 14e-2 under the Exchange Act, a statement unconditionally reaffirming the Synacor Board Recommendation, and unconditionally recommending that its shareholders reject such Acquisition Proposal and not tender any shares of its capital stock into such Acquisition Proposal if made in the form of a tender or exchange offer; or
(vi) except for the confidentiality agreement required by Section 6.3 as a pre-condition to taking any actions described therein, Synacor shall have entered into a letter of intent, memorandum of understanding or other Contract accepting, providing for or contemplating any Acquisition Proposal or Acquisition Transaction (whether or not a Superior Proposal).
(aaaa) “Subsidiary” of any Person shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner, manager or managing member; (ii) such party or any Subsidiary of such party owns at least a majority of the outstanding equity or voting securities or interests; or (iii) such party or any Subsidiary of such party has the right to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization.
(bbbb) “Superior Proposal” shall mean any unsolicited bona fide written Acquisition Proposal involving the acquisition pursuant to a tender offer, exchange offer, merger, consolidation or other business combination (including by means of a tender offer followed by a back-end merger) of at least fifty percent (50%) of the outstanding voting securities of a party hereto (i) which, if any cash consideration is involved, is not subject to any financing contingencies (and if financing is required, such financing is then fully committed with no contingencies to the third party making such Acquisition Proposal), (ii) which, if any stock consideration is involved, provides for such stock to be registered with the SEC and listed on a national securities exchange as of closing, and (iii) with respect to which the board of directors of the applicable party hereto shall have determined in good faith (after consultation with its financial advisor of nationally recognized standing and its outside legal counsel, and after taking into account, among other things, the financial, legal, regulatory and timing aspects of such Acquisition Transaction, as well as any bona fide counter-offer or proposal made by the other party hereto) that the proposed Acquisition Transaction would be (x) if consummated, more favorable from a financial point of view to the shareholders of the applicable party hereto (in their capacity as such), than the transactions contemplated by this Agreement (taking into account any bona fide counter-offer or proposal made by the other party hereto in accordance

Annex-14

with this Agreement), (y) reasonably likely to receive all required governmental approvals on a timely basis and (z) reasonably capable of being completed on the terms proposed without unreasonable delay.
(cccc) “Tax Return” shall mean any return, report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or similar filing (including the attached schedules) filed or required to be filed with respect to Taxes, including any information return, supplemental information, claim for refund, amended return or declaration of estimated Taxes.
(dddd) “Taxes” shall mean (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, share capital, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, escheat, unclaimed property, governmental fee or other like assessment or charge (direct or reverse) of any kind whatsoever in the nature of a tax, together with any interest or any penalty, addition to tax or additional amount in relation to such tax (whether disputed or not) imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or group (including any arrangement for group or consortium relief or similar arrangement) for any taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person or otherwise by operation of law.
(eeee) “Technology” shall mean tangible embodiments of any or all of the following (i) works of authorship including computer programs, source code, executable code, RTL and GDS II files, whether embodied in software, firmware or otherwise, user interfaces, architecture, network configurations, algorithms, routines, methods, processes, formulae, routines, protocols, schematics, specifications, documentation, designs, files, records, and data related to the foregoing, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections, and technical data, (v) tools, methods and processes, and (vi) any and all instantiations of the foregoing in any form and embodied in any media.
(ffff) “Willful Breach” shall mean any intentional and material breach of this Agreement by a party hereto having knowledge that the action taken or not taken constitutes or would reasonably be expected to constitute a breach of this Agreement.
Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Annex-15

Term	Section
Agreement	Preamble
Anti-Corruption Laws	Section 3.19(b)
Articles of Merger	Section 1.1
Bhise Option	Section 4.5(a)(iv)
Book-Entry Shares	Section 2.3(c)
Canaccord	Section 4.2(b)
Certificates	Section 2.3(c)
Closing Date	Section 2.1
Code	Recitals
Common Stock Consideration	Section 1.4(b)(i)
Confidentiality Agreement	Section 7.5(h)
Continuing Employee	Section 7.7(a)
Continuing Employees	Section 7.7(a)
D&O Policy	Section 7.8(c)
DGCL	Section 3.23
EAR	Section 3.19(c)(i)
ECCNs	Section 3.19(c)(ii)
Effective Time	Section 1.1
Employment Agreements	Recitals
Exchange Agent	Section 2.3(a)
Exchange Fund	Section 2.3(b)(i)
Exchange Ratio	Section 1.4(b)(i)
Export Controls	Section 3.19(c)(i)
FCPA	Section 3.19(b)
Import Restrictions	Section 3.19(c)(i)
Indemnified Parties	Section 7.8(a)
ITAR	Section 3.19(c)(i)
Joint Proxy Statement/Prospectus	Section 7.3(a)
Malicious Code	Section 3.13(m)
Maximum Annual Premium	Section 7.8(c)
MBCA	Recitals
Merger	Recitals
Merger Shareholder Meetings	Section 7.4(a)
Merger Sub	Preamble
OFAC	Section 3.19(c)(i)
Qumu	Preamble
Qumu Board	Section 3.2(b)
Qumu Board Recommendation	Section 7.4(e)
Qumu Board Recommendation Change	Section 7.4(f)
Qumu Capitalization Representations	Section 2.2(b)(ii)(B)
Qumu Designee	Section 8.1(a)
Qumu Disclosure Letter	Article III
Qumu Fundamental Representations	Section 2.2(b)(ii)(A)

Annex-16

Term	Section
Qumu In Licenses	Section 3.13(e)
Qumu IP Contracts	Section 5.2(n)
Qumu IP Licenses	Section 3.13(e)
Qumu Material Contract	Section 3.14(a)
Qumu Material Real Property Lease	Section 3.11
Qumu Out Licenses	Section 3.13(e)
Qumu Permits	Section 3.20
Qumu Qualified Plan	Section 3.16(d)
Qumu Real Property Leases	Section 3.11
Qumu Registered Intellectual Property	Section 3.13(a)
Qumu SEC Reports	Section 3.7
Qumu Shareholder Meeting	Section 7.4(a)
Qumu Stock Awards	Section 3.5(d)
Qumu Subsidiary Documents	Section 3.4
Qumu Support Agreement	Recitals
Qumu Tax Certificate	Section 7.12(b)
Qumu Terminating Plans	Section 7.7(b)
Qumu Voting Proposal	Section 3.2(b)
Registration Statement	Section 7.3(a)
Regulation M-A Filing	Section 7.3(c)
Representatives	Section 6.1
Requisite Qumu Shareholder Approval	Section 3.2(c)
Requisite Synacor Shareholder Approval	Section 4.2(c)
Special Plan	Section 4.5(a)
Surviving Corporation	Section 1.1
Synacor	Preamble
Synacor 2006 Stock Plan	Section 4.5(a)
Synacor 2012 Stock Plan	Section 4.5(a)
Synacor Board	Section 4.2(b)
Synacor Board Recommendation	Section 7.4(e)
Synacor Board Recommendation Change	Section 7.4(f)
Synacor Capitalization Representations	Section 2.2(c)(ii)(B)
Synacor Designee	Section 8.1(a)
Synacor Disclosure Letter	Article IV
Synacor Fundamental Representations	Section 2.2(c)(ii)(A)
Synacor In Licenses	Section 4.13(e)
Synacor IP Contracts	Section 5.2(n)
Synacor IP Licenses	Section 4.13(e)
Synacor Material Contract	Section 4.14(a)
Synacor Material Real Property Lease	Section 4.11
Synacor Out Licenses	Section 4.13(e)
Synacor Permits	Section 4.20
Synacor Preferred Stock	Section 4.5(a)

Annex-17

Term	Section
Synacor Qualified Plan	Section 4.16(d)
Synacor Real Property Leases	Section 4.11
Synacor Registered Intellectual Property	Section 4.13(a)
Synacor SEC Reports	Section 4.7
Synacor Shareholder Meeting	Section 7.4(a)
Synacor Stock Awards	Section 4.5(c)
Synacor Stock Plans	Section 4.5(c)
Synacor Subsidiary Documents	Section 4.4
Synacor Support Agreement	Recitals
Synacor Support Agreements	Recitals
Synacor Tax Certificate	Section 7.12(b)
Synacor Voting Proposal	Section 4.2(b)
Stifel	Section 3.2(b)
Takeover Statute	Section 3.24
Tax Opinions	Section 7.12(b)
Termination Date	Section 9.1(c)
Transaction Litigation	Section 7.5(e)
USML	Section 3.19(c)(ii)
WARN Act	Section 3.17(c)

Annex-18